UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AQUANTIA CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.00001 par value per share, of Aquantia Corp.
(2)

Aggregate number of securities to which transaction applies:

As of the close of business on May 16, 2019, 35,873,575 shares of Common Stock; 1,984,035 shares of Common Stock issuable upon exercise of stock options with exercise prices at or below $13.25 per share; 3,174,583 shares of Common Stock underlying restricted stock units; and 1,466,486 shares of Common Stock issuable through the end of the current offering period under the Registrant’s 2017 Employee Stock Purchase Plan.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (i) 35,873,575 shares of Common Stock multiplied by $13.25 per share; (ii) stock options to purchase 1,984,035 shares of Common Stock multiplied by $8.66 (the difference between $13.25 and the weighted average exercise price of $4.59 per share); and (iii) 3,174,583 shares of Common Stock underlying restricted stock units multiplied by $13.25 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $554,000,776.10 by $0.0001212.

	(4)	Proposed maximum aggregate value of transaction: $554,000,776.10
	(5)	Total fee paid: $67,144.90

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED [●], 2019

AQUANTIA CORP.

91 East Tasman Drive, Suite 100

San Jose, California 95134

(408) 228-8300

Dear Stockholder:

We invite you to attend a Special Meeting of the stockholders of Aquantia Corp., a Delaware corporation (“Aquantia” or the “Company”) to be held at the [●], at [●], local time, on [●], 2019 (the “Special Meeting”). Only holders of record of common stock, $0.00001 par value per share, of Aquantia (the “Aquantia Common Stock”) at the close of business on May 28, 2019, the Record Date for the Special Meeting, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to vote on: (i) a proposal to adopt the Agreement and Plan of Merger, dated as of May 6, 2019 (the “Merger Agreement”), by and among Marvell Technology Group Ltd., a Bermuda exempted company (“Parent”), Antigua Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Aquantia (the “Merger Agreement Proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Aquantia’s named executive officers in connection with the completion of the merger contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into Aquantia (the “Merger”), with Aquantia continuing as the surviving corporation in the Merger. If the Merger is completed, Aquantia will become a wholly owned subsidiary of Parent and you will be entitled to receive $13.25 in cash, without interest (the “Price Per Share”), for each share of Aquantia Common Stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately: (i) 38.6% to the closing price of Aquantia’s Common Stock on May 3, 2019, the last full trading day prior to public announcement of Aquantia’s entry into the Merger Agreement, and (ii) 39.6% to the 30-day volume weighted average price, ending on May 3, 2019. We cannot complete the Merger unless all of the conditions to the completion of the Merger, including the approval of the Merger Agreement Proposal by holders of a majority of the outstanding shares of Aquantia Common Stock, are satisfied or waived.

Our Board of Directors, after considering the factors described more fully in the enclosed Proxy Statement, has unanimously determined that the Merger is advisable and fair to, and in the best interests of, Aquantia and its stockholders, unanimously approved the execution, delivery and performance of the Merger Agreement by Aquantia and the consummation of the transactions contemplated thereby, including the Merger, and unanimously recommended the adoption of the Merger Agreement by the holders of Aquantia Common Stock and directed that Merger Agreement be submitted for adoption by the Aquantia stockholders at the Special Meeting. The Board of Directors recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card.

The Proxy Statement includes other important information about the Merger Agreement and the Merger. We encourage you to read the entire Proxy Statement and its annexes carefully. A copy of the Merger Agreement is attached as Annex A to the attached Proxy Statement.

Your vote is very important, regardless of how many shares you own. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope as promptly as possible or submit your proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you are a stockholder of record, you may vote in person at the Special Meeting as you wish, even if you have previously returned your proxy card or appointed a proxy over the Internet or by telephone. If your shares are held in the name of your bank, brokerage firm or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

If your shares of Aquantia Common Stock are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Aquantia Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of Aquantia Common Stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Aquantia Common Stock “FOR” the Merger Agreement Proposal will have the same effect as voting against the Merger Agreement Proposal, and will have no effect with respect to the Compensation Proposal or the Adjournment Proposal.

If you have any questions or need assistance voting your shares of Aquantia Common Stock, please contact our proxy solicitor:

Georgeson, LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Call Toll-free: (800) 509-0976

On behalf of our Board of Directors, I thank you for your support and urge you to vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Sincerely,

/s/ Faraj Aalaei
Faraj Aalaei
Chairman, President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Merger described in the Proxy Statement or determined if the Proxy Statement is adequate or accurate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2019, and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about [●], 2019.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED [●], 2019

AQUANTIA CORP.

91 East Tasman Drive, Suite 100

San Jose, California 95134

(408) 228-8300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2019

The Proxy Statement is dated [●], 2019, and the Proxy Statement and form of proxy are first being mailed to stockholders of Aquantia Corp. (“Aquantia” or the “Company”) on or about [●], 2019.

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Aquantia, that will be held at the [●], at [●], local time, on [●], 2019 (the “Special Meeting”), for the following purposes:

1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 6, 2019 (the “Merger Agreement”), by and among Marvell Technology Group Ltd., a Bermuda exempted company (“Parent”), Antigua Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Aquantia (the “Merger Agreement Proposal”);

2.

To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Aquantia’s named executive officers in connection with the completion of the merger contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.

To vote to adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

Our Board of Directors, after considering the factors more fully described in the enclosed Proxy Statement, has: (i) unanimously determined that the merger contemplated by the Merger Agreement (the “Merger”) is advisable and fair to, and in the best interests of, Aquantia and its stockholders; (ii) unanimously approved the execution, delivery and performance of the Merger Agreement by Aquantia and the consummation of the transactions contemplated thereby, including the Merger; and (iii) unanimously recommended the adoption of the Merger Agreement by the holders of Aquantia Common Stock and directed that the Merger Agreement be submitted for adoption by Aquantia’s stockholders at the Special Meeting. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached Proxy Statement, which we urge you to read carefully. Our Board of Directors also unanimously recommends that you (a) vote to approve, on an advisory (non-binding) basis, the Compensation Proposal and (b) vote to approve the Adjournment Proposal. No other business will be conducted at the Special Meeting.

Stockholders of record at the close of business on May 28, 2019, the record date for the Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Approval of the Merger Agreement Proposal will require the affirmative vote of the holders of a majority of the outstanding Aquantia Common Stock at the close of business on the Record Date entitled to vote on the matter.

Appraisal rights are available under Delaware law in connection with the Merger. A copy of the applicable statutory provisions is included as Annex C to the accompanying Proxy Statement, and a summary of these provisions can be found under “The Merger—Rights of Appraisal for Aquantia Stockholders” in the accompanying Proxy Statement.

You should not send any certificates representing shares of Aquantia Common Stock with your proxy card. As soon as reasonably practicable after the completion of the Merger, you will be sent instructions regarding the procedure to exchange your uncertificated shares in book-entry form for the cash consideration you are entitled to receive for the shares of Aquantia Common Stock that you own (such cash consideration is referred to as the “Merger Consideration”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE MERGER AGREEMENT PROPOSAL, “FOR” THE COMPENSATION PROPOSAL, AND “FOR” THE ADJOURNMENT PROPOSAL. YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented and voted at the Special Meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote ”FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal”.

If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Merger Agreement Proposal, but will have no effect on the vote on the Compensation Proposal or the Adjournment Proposal. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Aquantia or any other person.

Sincerely,

/s/ Faraj Aalaei
Faraj Aalaei
Chairman, President and Chief Executive Officer

[●], 2019

San Jose, California

IN ADDITION TO DELIVERING THE PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON [●], 2019, TO STOCKHOLDERS BY MAIL, THE PROXY STATEMENT FOR THE SPECIAL MEETING IS ALSO AVAILABLE AT [●].

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SUMMARY

This summary highlights selected information from this Proxy Statement (the “Proxy Statement”) and may not contain all of the information that is important to you. To fully understand the Merger (as defined below), and for a more complete description of the terms of the Merger Agreement (as defined below), you should read carefully this entire Proxy Statement and the documents to which we refer. See the section of this Proxy Statement titled “Other Matters—Where You Can Find More Information” (page 95) to obtain additional information on Aquantia. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The Merger Agreement is attached as Annex A to this Proxy Statement. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

Except as otherwise specifically noted in this Proxy Statement, “Aquantia,” “we,” “our,” “us,” the “Company” and similar words refer to Aquantia Corp. Throughout this Proxy Statement, we refer to Marvell Technology Group Ltd. as “Parent” or “Marvell” and Antigua Acquisition Corp. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated May 6, 2019, by and among Aquantia, Parent and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.00001 per share as “Aquantia Common Stock” and the holders of our common stock, as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Aquantia Corp. (page 14). We are a leader in the design, development and marketing of advanced high-speed communications integrated circuits for Ethernet connectivity in the data center, enterprise infrastructure, access and automotive markets. Our Ethernet solutions provide a critical interface between the high-speed analog signals transported over wired infrastructure and the digital information used in computing and networking equipment. Our products are designed to cost-effectively deliver leading-edge data speeds for use in the latest generation of communications infrastructure to alleviate network bandwidth bottlenecks caused by the exponential growth of global Internet Protocol traffic. Many of our semiconductor solutions have established benchmarks in the industry in terms of performance, power consumption and density. Our innovative solutions enable our customers to differentiate their product offerings, position themselves to gain market share and drive the ongoing equipment infrastructure upgrade cycles in the data center, enterprise infrastructure, access and automotive markets. We are headquartered in San Jose, California, USA.

Marvell Technology Group Ltd. and Antigua Acquisition Corp. (page 14). Parent is a fabless semiconductor provider of application-specific semiconductor products. As a fabless semiconductor company, Parent focuses on the design, development and marketing of semiconductor products and forms relationships with foundries, assembly and test facilities for the manufacture of these products. Parent’s semiconductors perform analog, mixed-signal and digital signal processing, and Parent designs both stand-alone and embedded semiconductors. Parent’s core strength lies in the development of complex integrated circuits that incorporate all components of an electronic system in one chip—so-called SoC devices. Parent’s broad product portfolio includes devices for storage, networking and connectivity, and Parent’s market segments include the enterprise, cloud, automotive, industrial and consumer markets.

Merger Sub, a wholly owned subsidiary of Parent, is a Delaware corporation that was formed for the purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into Aquantia, with Aquantia surviving as a wholly owned subsidiary of Parent.

The Merger (page 19). Under the Merger Agreement, Merger Sub will merge with and into Aquantia (the “Merger”), and Aquantia will be the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Aquantia stockholders will receive cash in the Merger in exchange for their shares of Aquantia Common Stock.

Price Per Share (page 61). If the Merger is completed, each share of Aquantia Common Stock that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by Aquantia, Parent, Merger Sub or any of their respective subsidiaries and shares as to which appraisal rights have been properly perfected pursuant to Delaware law (and have not been withdrawn or lost), as described in the section of this Proxy Statement titled “The Merger—Rights of Appraisal for Aquantia Stockholders” (page 50)) will be converted into the right to receive $13.25 in cash, without interest (the “Price Per Share”).

Treatment of Company Equity Awards (page 63). The Merger Agreement provides that, at the Effective Time, each unexpired, outstanding and unexercised stock option granted under Aquantia’s 2004 Equity Incentive Plan, 2015 Equity Incentive Plan or 2017 Equity Incentive Plan (the “Company Options”) that has a per share exercise price that is less than the Price Per Share (an “In the Money Option”), is vested (after giving effect to any applicable terms of vesting acceleration) and is held by a person who is not an employee of Aquantia continuing employment with Parent, the Surviving Corporation or any subsidiary or affiliate of the Surviving Corporation after the Effective Time, will be canceled and extinguished, and the holder thereof will be entitled to receive for each share of Aquantia Common Stock subject to such In the Money Option (subject to any applicable tax withholding or other amounts required by applicable legal requirements to be withheld) cash equal to the excess, if any, of the Price Per Share over the per share exercise price for such Company Option. The Merger Agreement also provides that, at the Effective Time, each outstanding restricted stock unit of Aquantia (each a “Company RSU”) that is vested (after giving effect to any applicable terms of vesting acceleration) will be canceled and extinguished, and the holder thereof shall receive (subject to any required tax withholding or other amounts required by applicable legal requirements to be withheld) cash equal to the product of the Price Per Share multiplied by the total number of shares of Aquantia Common Stock subject to such Company RSU. The Merger Agreement further provides that, at the Effective Time, each (1) In the Money Option (whether vested or unvested) held by a person who is an employee of Aquantia continuing employment with Parent, the Surviving Corporation or any subsidiary or affiliate of the Surviving Corporation after the Effective Time (each a “Continuing Employee”) will be assumed by Parent and converted into an option to purchase Parent common shares using a conversion ratio designed to preserve the intrinsic value of such Company Option, (2) Company RSU that is unvested (after giving effect to any applicable terms of vesting acceleration) and held by a Continuing Employee will be assumed and converted into restricted stock units to acquire Parent common shares using a conversion ratio designed to preserve the intrinsic value of such Company RSU, (3) In the Money Option that is unvested and each Company RSU that is unvested (in each case, after giving effect to any applicable terms of vesting acceleration) and held by a person who is not a Continuing Employee will be canceled and extinguished for no consideration, and (4) each Company Option that is not an In the Money Option will be canceled and extinguished for no consideration. Effective immediately prior to the Effective Time, each In the Money Option and Company RSU held by a non-employee member of our Board of Directors will be vested in full. For more information, please see the section of this Proxy Statement titled “The Merger Agreement—Treatment of Aquantia Equity Awards” (page 63).

Treatment of Company Employee Stock Purchase Plan (page 64). The Merger Agreement provides that no new offering periods will begin under Aquantia’s 2017 Employee Stock Purchase Plan (the “ESPP”) following the commencement of the May 15, 2019 offering period and that Aquantia will cause such offering period to be terminated no later than three (3) business days prior to the anticipated completion date of the Merger. In addition, the Merger Agreement provides that, following the commencement of the May 15, 2019 offering period, no new participants will be permitted in the ESPP and existing participants will not be allowed to increase payroll contribution rates. For more information, please see the section of this Proxy Statement titled “The Merger Agreement—Treatment of Aquantia Equity Awards—Company ESPP” (page 64).

Reasons for the Recommendation of our Board of Directors (page 27). In the course of reaching its decision to approve the Merger and the Merger Agreement, our Board of Directors considered possible change in control transactions involving Aquantia, including the Merger described in this Proxy Statement, and considered a number of factors in its deliberations. Those factors are described below in this Proxy Statement.

Opinion of Aquantia’s Financial Advisor (page 31). In connection with the Merger, on May 5, 2019, Aquantia’s financial advisor, Barclays Capital Inc. (“Barclays”), rendered its oral opinion (which was subsequently confirmed in writing) to our Board of Directors that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth in its opinion, from a financial point of view, the Price Per Share to be offered to holders of shares of Aquantia Common Stock in the proposed transaction is fair to such stockholders. The full text of Barclays’ written opinion, dated as of May 6, 2019, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in rendering its opinion, is attached as Annex B to this Proxy Statement and is incorporated by reference herein in its entirety, and the summary of Barclays’ opinion provided in the section of this Proxy Statement titled “The Merger—Opinion of Aquantia’s Financial Advisor” (page 31) is qualified in its entirety by reference to the full opinion. You are encouraged to read the opinion carefully in its entirety. Barclays provided its opinion to our Board of Directors for the benefit and use of our Board of Directors in connection with and for purposes of its evaluation of the Price Per Share to be offered to holders of Aquantia Common Stock from a financial point of view. Barclays’ opinion does not address any other aspect of the Merger, and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Aquantia or in which Aquantia might engage or as to the underlying business decision of Aquantia to proceed with or effect the Merger or as to the likelihood of the completion of the Merger. Neither Barclays’ opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be, and they do not constitute, a recommendation to any holders of Aquantia Common Stock as to how such holders should vote or act with respect to the Merger or any other matter.

Barclays’ opinion was provided to our Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Price Per Share to be offered to holders of Aquantia Common Stock. Barclays’ opinion and any materials provided in connection therewith did not constitute a recommendation to our Board of Directors with respect to the Merger, nor does Barclays’ opinion constitute advice or a recommendation to any holder of Aquantia Common Stock as to how to vote or act in connection with the Merger or otherwise. Barclays’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Price Per Share to be offered to holders of Aquantia Common Stock in the proposed transaction and does not address any other term, aspect or implication of the Merger.

For a description of the opinion that our Board of Directors received from Barclays, see the section of this Proxy Statement titled “The Merger—Opinion of Aquantia’s Financial Advisor” (page 31).

Vote Required and Recommendation of the Board of Directors (page 43).

Merger Agreement Proposal. The proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”) requires the affirmative vote of stockholders of record at the close of business on May 28, 2019, the record date for the Special Meeting (the “Record Date”) holding a majority of the outstanding shares of Aquantia Common Stock and entitled to vote on the matter. As of the Record Date, there are [●] shares of Aquantia Common Stock entitled to be voted at the Special Meeting of the Aquantia stockholders to be held at the [●], at [●], local time, on [●], 2019 (the “Special Meeting”).

Compensation Proposal. The proposal to approve, on an advisory (non-binding) basis, the Merger-related compensation for Aquantia’s named executive officers (the “Compensation Proposal”) requires the affirmative vote of the holders of a majority of the shares of Aquantia Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the matter.

Adjournment Proposal. The proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the Merger Agreement Proposal (the “Adjournment Proposal”) requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the matter.

Our Board of Directors carefully reviewed and considered the terms and conditions of the proposed Merger. Based on its review, our Board of Directors has unanimously determined that the Merger is advisable and fair to, and in the best interests of, Aquantia and its stockholders, unanimously approved the execution, delivery and performance of the Merger Agreement by Aquantia and the consummation of the transactions contemplated thereby (the “Contemplated Transactions”), including the Merger, and unanimously recommended the adoption of the Merger Agreement by the holders of Aquantia Common Stock and directed that the Merger Agreement be submitted for adoption by the Aquantia stockholders at the Special Meeting.

Our Board of Directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal. In addition, our Board of Directors unanimously recommends that you vote “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Voting Agreements (page 49). Concurrently with the execution and delivery of the Merger Agreement, WRV II, L.P., Walden Riverwood Venture, L.P., Joint Stock Company “RUSNANO”, Faraj Aalaei, Lip-Bu Tan and certain of their trusts and affiliated investment vehicles (the “Supporting Stockholders”) entered into voting and support agreements (the “Voting Agreements”) with Parent pursuant to which such Supporting Stockholders agreed, among other things and subject to certain exceptions and limitations, to vote the shares of Aquantia Common Stock beneficially owned by such Supporting Stockholders and any additional Aquantia Common Stock and any other equity securities of Aquantia of which such Supporting Stockholders acquire record and/or beneficial ownership after the date of the Voting Agreement in favor of the Merger and the adoption of the Merger Agreement. As of the date of the Voting Agreements, the Supporting Stockholders beneficially owned approximately 13.4% of the outstanding shares of Aquantia Common Stock.

Interests of Our Directors and Executive Officers in the Merger (page 43). In considering the recommendation of our Board of Directors to vote in favor of the Merger Agreement Proposal, stockholders should be aware that our directors and executive officers have interests in the completion of the Merger that are different from, or in addition to, the interests of our stockholders generally. The members of the Board of Directors were aware of such different or additional interests and considered those interests, among other matters, in negotiating, evaluating, and approving the Merger Agreement, and in recommending to Aquantia’s stockholders that the Merger Agreement Proposal be approved.

Rights of Appraisal for Aquantia Stockholders (page 50). Under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), holders of Aquantia Common Stock may have the right to obtain an appraisal of the value of their shares of Aquantia Common Stock in connection with the Merger. Shares of Aquantia Common Stock held by stockholders of Aquantia who have properly exercised appraisal rights under Section 262 of the DGCL (and have not withdrawn such exercise or lost such rights) will not be converted into the right to receive the Price Per Share, but will instead be converted into the right to receive payment in cash for the fair value of their shares of Aquantia Common Stock as determined in accordance with Section 262 of the DGCL. The fair value of shares of Aquantia Common Stock as determined in accordance with Section 262 of the DGCL may be more or less than (or the same as) the Price Per Share. Aquantia stockholders who wish to exercise appraisal rights must comply fully with all applicable requirements of Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. Because of the complexity of Section 262 of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. A summary of the requirements under Delaware law to exercise appraisal rights is included in the section of this Proxy

Statement titled “The Merger—Rights of Appraisal for Aquantia Stockholders” (page 50) and the text of Section 262 of the DGCL as in effect with respect to this transaction is included as Annex C to this Proxy Statement.

Certain Material U.S. Federal Income Tax Consequences of the Merger (page 56). In general, the receipt of cash by you in exchange for your shares of Aquantia Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, subject to the more complete summary referenced in the next sentence, if you are a “U.S. Holder” (as defined in the section of this Proxy Statement titled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” (page 56)), this means that for U.S. federal income tax purposes you will recognize gain or loss equal to the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of Aquantia Common Stock. You should read the section of this Proxy Statement titled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” (page 56) for a more complete summary of certain material U.S. federal income tax consequences of the Merger. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger (page 58). The completion of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the Merger Agreement, each of Aquantia and Parent has agreed to use reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary to complete the Merger and make effective the other transactions contemplated by the Merger Agreement, including obtaining any clearance required by the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity (“CFIUS”). See the sections of this Proxy Statement titled “The Merger Agreement—Efforts to Complete the Merger” (page 79) and “The Merger Agreement—Conditions to Completion of the Merger” (page 82).

The Special Meeting (page 15).

Time, Date and Place. The Special Meeting will be held to consider and vote upon (a) the Merger Agreement Proposal, (b) the Compensation Proposal, and (c) the Adjournment Proposal. The Special Meeting will be held at the [●], at [●], local time, on [●], 2019.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of Aquantia Common Stock at the close of business on May 28, 2019, the Record Date for the Special Meeting. You will have one vote at the Special Meeting for each share of Aquantia Common Stock you owned at the close of business on the Record Date. As of the Record Date, there were [●] shares of Aquantia Common Stock outstanding and entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” the Merger Agreement Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Required Vote. The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Aquantia Common Stock at the close of business on the Record Date entitled to vote on the matter. The approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Aquantia Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter. The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Aquantia Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter. Abstentions will have the same effect as “against” votes with respect to (1) the Merger Agreement Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal. Broker non-votes (as defined in the section of this Proxy Statement titled “Questions and Answers About the Merger and the Special Meeting” (page 8)) will have the same effect as “against” votes with respect to the Merger Agreement Proposal, and will have no effect with respect to the Compensation Proposal or the Adjournment Proposal. Broker non-votes are shares held in “street name” by the beneficial owner of the shares and for which no instruction has been given to the broker on how to vote the shares, and the broker then does not vote the shares because the broker does not have the discretionary authority to do so.

The Merger Agreement (page 60).

No Solicitation of Competing Transactions by Aquantia. Under the Merger Agreement, Aquantia has agreed that, subject to certain exceptions, it will not, directly or indirectly, and will ensure that each of its subsidiaries does not, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly: (1) solicit, initiate, knowingly encourage, assist, knowingly induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal (as defined in the section of this Proxy Statement titled “The Merger Agreement—No Solicitation or Discussions by Aquantia” (page 72)) or Acquisition Inquiry (as defined in the section of this Proxy Statement titled “The Merger Agreement—No Solicitation or Discussions by Aquantia” (page 72)), or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (2) furnish or otherwise provide access to any information regarding Aquantia or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (3) engage in discussions or negotiations with any person or entity with respect to any Acquisition Proposal or Acquisition Inquiry; (4) approve, endorse or recommend any Acquisition Proposal; or (5) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any contract relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction (as defined in the section of this Proxy Statement titled “The Merger Agreement—No Solicitation or Discussions by Aquantia” (page 72)).

Conditions to the Merger. The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, (1) adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Aquantia Common Stock, (2) the absence of any “material adverse effect” on Aquantia occurring after the date of the Merger Agreement that is continuing, (3) the expiration or termination of the waiting period under the HSR Act, without the imposition of a Burdensome Condition (as defined in the section of this Proxy Statement titled “The Merger Agreement—Efforts to Complete the Merger” (page 79)), (4) the absence of certain legal restraints prohibiting the Merger, (5) the absence of certain legal proceedings brought by a governmental entity relating to the Merger, (6) the clearance of the Merger by CFIUS without the imposition of a Burdensome Condition, and (7) subject to certain materiality qualifications, the continued accuracy of Aquantia’s representations and warranties, and continued compliance by Aquantia with covenants and obligations (to be performed at or prior to the consummation of the Merger). See the section of this Proxy Statement titled “The Merger Agreement—Conditions to Completion of the Merger” (page 82).

Expenses. The Merger Agreement provides that, other than with respect to certain termination fees, all fees and expenses incurred in connection with the Merger Agreement and the Contemplated Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated, but Parent and Aquantia will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by Parent and Aquantia of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under the Defense Production Act of 1950, as amended (the “DPA”), or any applicable foreign antitrust or competition-related law or regulation or other law.

Termination and Termination Fees. The Merger Agreement provides that, in certain circumstances, our Board of Directors has the right to terminate the Merger Agreement in order to enter into a definitive agreement relating to a Superior Offer (as defined in the section of this Proxy Statement titled “The Merger Agreement—No Solicitation or Discussions by Aquantia” (page 72)), as further described in the section of this Proxy Statement titled “The Merger Agreement—Stockholders Meetings; No Change in Board Recommendation” (page 74). In that event, the Merger Agreement provides that Aquantia pay Parent a termination fee of $16.45 million. See the section of this Proxy Statement titled “The Merger Agreement—Transaction Expenses and Termination Fees” (page 87). In addition, the Merger Agreement provides that Parent will be required to pay Aquantia a termination fee of $25.7 million if, under certain specified circumstances, antitrust approval in the U.S. has not been obtained and the Merger Agreement is terminated. See the section of this Proxy Statement titled “The Merger Agreement—Transaction Expenses and Termination Fees” (page 87). The Merger Agreement also provides that Parent will be required to pay Aquantia a termination fee of $25.7 million if, under certain specified circumstances, the CFIUS Condition (as defined in the section of this Proxy Statement titled “The Merger—Regulatory Approvals Required for the Merger” (page 58)) has not been satisfied and the Merger Agreement is terminated. See the section of this Proxy Statement titled “The Merger Agreement—Transaction Expenses and Termination Fees” (page 87).

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and the Special Meeting. These questions and answers may not address all questions that may be important to you as an Aquantia stockholder. To better understand these matters, and for a description of the legal terms governing the Merger, you should carefully read this entire Proxy Statement, including the annexes, as well as the documents that have been incorporated by reference into this Proxy Statement. See the section of this Proxy Statement titled “Other Matters—Where You Can Find More Information” (page 95) to obtain additional information on Aquantia.

Q:	Why am I receiving this Proxy Statement?

A:

Parent, Merger Sub and Aquantia entered into the Merger Agreement on May 6, 2019. Subject to the terms and conditions of the Merger Agreement, and as a result of the Merger contemplated by the Merger Agreement, Merger Sub will merge with and into Aquantia, and Aquantia will be the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

Aquantia is holding the Special Meeting in order to obtain the approval of Aquantia stockholders necessary to adopt the Merger Agreement. We are also asking you to approve, on an advisory (non-binding) basis, the Merger-related compensation that may be paid or become payable to Aquantia’s named executive officers and to approve the adjournment of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal. We will be unable to complete the Merger unless the approval of the Merger Agreement Proposal by Aquantia stockholders is obtained at the Special Meeting (or adjournment thereof).

We have included in this Proxy Statement important information about the Merger, the Merger Agreement (a copy of which is attached as Annex A) and the Special Meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares of Aquantia Common Stock without attending the Special Meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen to Aquantia as a result of the Merger?

A:	If the Merger is completed, Merger Sub will merge with and into Aquantia, and Aquantia will be the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

Q:	What will happen to my shares of Aquantia Common Stock after the Merger?

A:

Upon completion of the Merger, each outstanding share of Aquantia Common Stock, except for shares of Aquantia Common Stock held by Aquantia, Parent, Merger Sub or any of their respective subsidiaries, will automatically be canceled and will be converted into the right to receive $13.25 in cash, without interest. This does not apply to shares of Aquantia Common Stock held by any Aquantia stockholders who have properly perfected their appraisal rights under Delaware law (and have not withdrawn such exercise or lost such rights) (as more fully described in the section of this Proxy Statement titled “The Merger—Rights of Appraisal for Aquantia Stockholders” (page 50)).

Q:	Will I own any shares of Aquantia Common Stock after the Merger?

A:

No. Upon completion of the Merger, your shares of Aquantia Common Stock will be deemed to represent only the right to receive the cash consideration you are entitled to receive under the terms of the Merger Agreement for the shares of Aquantia Common Stock that you own (the “Merger Consideration”). See the section of this Proxy Statement “The Merger Agreement—Exchange of Certificates” (page 62)).

Q:	Will I own any Parent common shares after the Merger?

A:

Only if you own Parent common shares before the Merger. The Parent common shares that you own, if any, prior to the Merger will be unaffected as a result of the Merger. You will not be issued any Parent common shares as a result of the Merger.

Q:	What happens to Aquantia options and restricted stock units in the Merger?

A:

The Merger Agreement provides, at the Effective Time: (i) each vested (after giving effect to any applicable terms of vesting acceleration) In the Money Option that is held by a person who is not a Continuing Employee will be canceled and extinguished, and the holder thereof will be entitled to receive for each share of Aquantia Common Stock subject to such Company Option (subject to any applicable tax withholding or other amounts required by applicable legal requirements to be withheld) cash equal to the excess, if any, of the Price Per Share over the per share exercise price for such Company Option, (ii) each vested (after giving effect to any applicable terms of vesting acceleration) Company RSU will be canceled and extinguished, and the holder thereof shall receive (subject to any required tax withholding or other amounts required by applicable legal requirements to be withheld) cash equal to the product of the Price Per Share multiplied by the total number of shares of Aquantia Common Stock subject to such Company RSU, (iii) each (1) In the Money Option (whether vested or unvested) held by Continuing Employee will be assumed by Parent and converted into an option to purchase Parent common shares using a conversion ratio designed to preserve the intrinsic value of such Company Option, (2) unvested (after giving effect to any applicable terms of vesting acceleration) Company RSU that is held by a Continuing Employee will be assumed and converted into restricted stock units to acquire Parent common shares using a conversion ratio designed to preserve the intrinsic value of such Company RSU, (3) In the Money Option that is unvested and each Company RSU that is unvested (in each case, after giving effect to any applicable terms of vesting acceleration) and held by a person who is not a Continuing Employee will be canceled and extinguished for no consideration, and (4) each Company Option that is not an In the Money Option will be canceled and extinguished for no consideration. Effective immediately prior to the Effective Time, each outstanding Company Option and Company RSU held by a non-employee member of our Board of Directors will be vested in full. For more information, please see the section of this Proxy Statement titled “The Merger Agreement—Treatment of Aquantia Equity Awards” (page 63).

Q:	Will the Merger be taxable to me?

A:

Generally, yes. In general, the receipt of cash by you in exchange for your shares of Aquantia Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, subject to the more complete summary referenced in the next sentence, if you are a “U.S. Holder” (as defined in the section of this Proxy Statement titled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” (page 56)) this means that for U.S. federal income tax purposes you will recognize a gain or loss equal to the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of Aquantia Common Stock. You should read the section of this Proxy Statement titled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” (page 56) for a more complete summary of certain material U.S. federal income tax consequences of the Merger and consult your own tax advisors with respect to the particular tax consequences of the Merger applicable to you.

Q:	Does our Board of Directors recommend approval of the Merger Agreement Proposal?

A:

Yes. Our Board of Directors unanimously recommends that our stockholders vote “FOR” the Merger Agreement Proposal. Our Board of Directors considered many factors in deciding to recommend the adoption of the Merger Agreement Proposal and thereby approve the Merger. These factors are described in the section of this Proxy Statement titled “The Merger—Vote Required and Recommendation of the Board of Directors” (page 43).

Q:	What constitutes a quorum for the Special Meeting?

A:

The holders of a majority of the shares of Aquantia Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy at the Special Meeting, will constitute a quorum for the transaction of business at the Special Meeting. As of the Record Date for the Special Meeting, [●] shares of Aquantia Common Stock would be required to achieve a quorum.

Q:	What vote of the stockholders is required to approve each proposal?

A:

Merger Agreement Proposal. Approval of the Merger Agreement Proposal requires the affirmative vote of stockholders of record as of the Record Date for the Special Meeting holding a majority of the outstanding shares of Aquantia Common Stock and entitled to vote on the matter. There are [●] shares of Aquantia Common Stock entitled to be voted at the Special Meeting. If you fail to submit a proxy card or to vote in person at the Special Meeting, or abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give voting instructions to such broker or other nominee (a “Broker non-vote”), this will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Compensation Proposal. Approval of the Compensation Proposal requires the affirmative vote of stockholders of record as of the Record Date for the Special Meeting holding a majority of the shares of Aquantia Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter. If you abstain from voting, this will have the same effect as a vote “AGAINST” the Compensation Proposal, while Broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of the Compensation Proposal.

Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of stockholders of record as of the Record Date for the Special Meeting holding a majority of the shares of Aquantia Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter. If you abstain from voting, this will have the same effect as a vote “AGAINST” the Adjournment Proposal, while Broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of the Adjournment Proposal.

Q:

What happens if the Compensation Proposal to approve, by a non-binding, advisory vote, certain compensation arrangements that may be paid or become payable to Aquantia’s named executive officers in connection with the completion of the Merger is not approved?

A:

Approval of the Compensation Proposal is not a condition to the obligation of Parent or Aquantia to complete the Merger. The vote is an advisory vote and is not binding. The underlying compensation plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, Aquantia will pay the applicable compensation in connection with the Merger to its named executive officers in accordance with the terms and conditions applicable to those payments.

Q:	Am I entitled to appraisal rights?

A:

Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares of Aquantia Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if you submit a written demand for an appraisal before the vote on the Merger Agreement, do not vote in favor of adopting the Merger Agreement and comply with the Delaware law procedures explained in this Proxy Statement. See the section of this Proxy Statement titled “The Merger—Rights of Appraisal for Aquantia Stockholders” (page 50) for a detailed discussion. Annex C to this Proxy Statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights. We encourage you to read these provisions carefully and in their entirety.

Q:	What do I need to do now?

A:

We urge you to read this Proxy Statement carefully, including its annexes, and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card or otherwise appoint a proxy?

A:

The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against the Merger Agreement Proposal, but will have no effect on the approval of the Compensation Proposal or the Adjournment Proposal.

Q:	May I vote in person?

A:

Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card or appointing a proxy over the Internet or by telephone, if you own shares in your own name. However, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are voted even if you plan to attend the Special Meeting in person. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I vote over the Internet or by telephone?

A:	Yes. You may vote by appointing a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:

Yes. You may change your vote at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Your broker will not vote your shares with respect to the Merger Agreement Proposal without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted with respect to the Merger Agreement Proposal, which will have the same effect as a vote “against” the Merger Agreement Proposal. In addition, your broker will not vote your shares with respect to the Compensation Proposal or the Adjournment Proposal.

Q:	How do I obtain the voting results from the Special Meeting?

A:

Final voting results for the Special Meeting are expected to be published in a Current Report on Form 8-K filed by Aquantia with the U.S. Securities and Exchange Commission (the “SEC”) within four (4) business days after the Special Meeting.

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible; however, the Merger is subject to the satisfaction or waiver of the conditions described in the section of this Proxy Statement titled “The Merger Agreement—Conditions to Completion of the Merger” (page 82). We cannot assure you that all conditions to the Merger will be satisfied or waived or, if satisfied or waived, as to the date by which they will be satisfied or waived, as applicable.

Q:	When will I receive the Merger Consideration for my shares of Aquantia Common Stock?

A:

You will be paid the Merger Consideration as promptly as reasonably practicable after the completion of the Merger and after receipt by the Paying Agent (as defined below) of evidence of the transfer of uncertificated shares in book-entry form, a duly executed letter of transmittal and any additional documents required by the procedures set forth in the letter of transmittal. See the Section of this Proxy Statement titled “The Merger Agreement—Exchange of Certificates” (page 62)).

Q:	How can I get additional copies of the Proxy Statement and who can help answer my additional questions?

A:

If you would like additional copies, without charge, of this Proxy Statement or if you have additional questions about the Merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

AQUANTIA CORP.

91 East Tasman Drive, Suite 100

San Jose, California 95134

(408) 228-8300

You may also contact our proxy solicitor:

Georgeson, LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Call Toll-free: (800) 509-0976

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, including the information and other documents incorporated by reference into this Proxy Statement, contains or incorporates by reference or may contain or may incorporate by reference “forward-looking statements” that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995, including without limitation statements relating to the completion of the Merger and other future events. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically preceded by, followed by or otherwise include the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions or variations on these expressions. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As a result, we caution readers not to place undue reliance on these forward-looking statements.

Such risks and uncertainties include, among others, the following possibilities:

•	the risk that the Merger may not be completed in a timely manner or at all;

•

the failure to satisfy the conditions to the completion of the Merger, including the adoption of the Merger Agreement by the stockholders of Aquantia and the receipt of certain governmental and regulatory approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the Merger on Aquantia’s business relationships, operating results, and business generally;

•	risks that the announcement or pendency of the proposed Merger disrupts current plans and operations of Aquantia or creates difficulties in Aquantia employee retention;

•	risks related to diverting management’s attention from Aquantia’s ongoing business operations;

•	the outcome of any legal proceedings that may be instituted against Parent or against Aquantia related to the Merger Agreement or the transaction;

•	the risk of downturns in the highly cyclical semiconductor industry; and

•	failure to achieve expected revenues and forecasted demand from customers.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the business of Aquantia described in the “Risk Factors” section of Aquantia’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Aquantia from time to time with the SEC. See the section of this Proxy Statement titled “Other Matters—Where You Can Find More Information” (page 95). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You are cautioned not to put undue reliance on forward-looking statements, and Aquantia assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. There is no assurance that Aquantia will achieve its expectations.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement attributable to Aquantia or any person acting on our behalf are expressly qualified in their entirety by the cautionary notes contained or referred to in this section.

THE COMPANIES

Aquantia Corp.

We are a leader in the design, development and marketing of advanced high-speed communications integrated circuits for Ethernet connectivity in the data center, enterprise infrastructure, access and automotive markets. Our Ethernet solutions provide a critical interface between the high-speed analog signals transported over wired infrastructure and the digital information used in computing and networking equipment. Our products are designed to cost-effectively deliver leading-edge data speeds for use in the latest generation of communications infrastructure to alleviate network bandwidth bottlenecks caused by the exponential growth of global Internet Protocol traffic. Many of our semiconductor solutions have established benchmarks in the industry in terms of performance, power consumption and density. Our innovative solutions enable our customers to differentiate their product offerings, position themselves to gain market share and drive the ongoing equipment infrastructure upgrade cycles in the data center, enterprise infrastructure, access and automotive markets.

We are incorporated under the laws of the state of Delaware. Our executive offices are located at 91 E. Tasman Drive, Suite 100, San Jose, California 95134. Our telephone number is (408) 228-8300 and our website is located at https://www.aquantia.com/. Information contained on our website does not constitute a part of this Proxy Statement.

Marvell Technology Group Ltd.

Parent is a fabless semiconductor provider of application-specific semiconductor products. As a fabless semiconductor company, Parent focuses on the design, development and marketing of semiconductor products and forms relationships with foundries, assembly and test facilities for the manufacture of these products. Parent’s semiconductors perform analog, mixed-signal and digital signal processing, and Parent designs both stand-alone and embedded semiconductors. Parent’s core strength lies in the development of complex integrated circuits that incorporate all components of an electronic system in one chip—so-called SoC devices. Parent’s broad product portfolio includes devices for storage, networking and connectivity, and Parent’s market segments include the enterprise, cloud, automotive, industrial and consumer markets. Parent was incorporated in Bermuda in January 1995. Parent’s registered and mailing address is Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and its telephone number there is (441) 296-6395. The address of Parent’s U.S. operating subsidiary is Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054, and its telephone number there is (408) 222-2500. Parent also has subsidiaries and operations in many countries, including China, India, Israel, Japan, Singapore, South Korea, Taiwan and Vietnam. Parent’s fiscal year ends on the Saturday nearest January 31. As of February 2, 2019, Parent had a total of approximately 5,275 employees, and held approximately 10,000 U.S. and foreign patents issued and approximately 1,600 U.S. and foreign patent applications pending on various aspects of Parent technology.

Antigua Acquisition Corp.

Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business activity other than in connection with the Merger. Merger Sub is incorporated under the laws of the state of Delaware. Merger Sub’s executive offices are located at 5488 Marvell Lane, Santa Clara, California 95054, and its telephone number there is (408) 222-2500.

THE SPECIAL MEETING

We are furnishing this Proxy Statement to you as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at [●], at [●], local time, on [●], 2019.

Purpose of the Special Meeting

You will be asked at the Special Meeting to vote on the Merger Agreement Proposal to adopt the Merger Agreement. Based on its review, our Board of Directors has unanimously determined that the Merger is advisable and fair to, and in the best interests of, Aquantia and its stockholders, unanimously approved the execution, delivery and performance of the Merger Agreement by Aquantia and the consummation of the Contemplated Transactions, including the Merger, and unanimously recommended the adoption of the Merger Agreement by the holders of Aquantia Common Stock and directed that Merger Agreement be submitted for adoption by Aquantia’s stockholders at the Special Meeting. You will also be asked to vote on (i) the Compensation Proposal, to approve, on an advisory (non-binding) basis, the Merger-related compensation for Aquantia’s named executive officers and (ii) the Adjournment Proposal, to approve the adjournment the Special Meeting, if necessary or appropriate, for the purpose of soliciting proxies to vote in favor of the Merger Agreement Proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Aquantia Common Stock at the close of business on May 28, 2019, the Record Date, are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, [●] shares of Aquantia Common Stock were issued and outstanding and such shares were held by approximately [●] holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Aquantia Common Stock entitled to vote are represented in person or by proxy at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Aquantia Common Stock at the close of business on the Record Date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Aquantia Common Stock at the close of business on the Record Date entitled to vote on the matter. If you abstain from voting or do not vote, either in person or represented by proxy, it will have the same effect as a vote “against” the Merger Agreement Proposal. Broker non-votes will have the same effect as a vote “against” the Merger Agreement Proposal.

The approval of the advisory (non-binding) Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Aquantia Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote “against” the Compensation Proposal. Broker non-votes will have no effect with respect to the Compensation Proposal.

The approval of the Adjournment Proposal requires the approval of the holders of a majority of the shares of Aquantia Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote “against” the Compensation Proposal. Broker non-votes will have no effect with respect to the Compensation Proposal.

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, the Supporting Stockholders entered into Voting Agreements with Parent pursuant to which such Supporting Stockholders agreed, among other things and subject to certain exceptions and limitations, to vote the shares of Aquantia Common Stock beneficially owned by such Supporting Stockholders and any additional Aquantia Common Stock and any other equity securities of Aquantia of which such Supporting Stockholders acquire record and/or beneficial ownership after the date of the Voting Agreement in favor of the Merger and the adoption of the Merger Agreement. As of the date of the Voting Agreements, the Supporting Stockholders beneficially owned approximately 13.4% of the outstanding shares of Aquantia Common Stock.

Voting of Proxies

All shares of Aquantia Common Stock represented by properly executed proxies received by Aquantia in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.

To vote by proxy, please complete, sign, date and return the enclosed proxy card or, to vote by appointing a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may revoke your proxy by voting in person. If your shares of Aquantia Common Stock are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from your broker, bank or other nominee to be able to vote in person at the Special Meeting.

Shares of Aquantia Common Stock represented at the Special Meeting but not voted, including shares of Aquantia Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

However, only shares of Aquantia Common Stock that are affirmatively voted for the Merger Agreement Proposal will be counted in favor of that proposal. Accordingly, if you properly execute and return a proxy card, appoint a proxy over the Internet or by telephone or attend the Special Meeting in person, but abstain from voting on any of the proposals at the Special Meeting, it will have the same effect as (i) a vote “against” the Merger Agreement Proposal, (ii) a vote “against” the Compensation Proposal, and (iii) a vote “against” the Adjournment Proposal.

If you do not vote, it will have the same effect as a vote “against” the Merger Agreement Proposal, and will have no effect on each of the Compensation Proposal and the Adjournment Proposal. Brokers who hold shares in street name for customers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, which shares are referred to generally as “Broker non-votes.” Broker non-votes, if any, will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the Merger Agreement Proposal, but will have no effect on the Compensation Proposal and the Adjournment Proposal.

At the Special Meeting, you will be asked to consider and vote upon the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal. No other business will be conducted at the Special Meeting.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then such broker or other nominee is considered to be the stockholder of record with respect to your shares. However, you are still considered to be the beneficial owner of those shares, with your shares being held in “street name.” Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by the broker or other nominee.

If your shares are held in street name, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank, brokerage firm or other nominee allows for this, the voting form provided by your broker or other nominee will provide instructions for such alternative method of voting.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [●], 2019. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not, in and of itself, constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person.

We also may reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also retained the services of a paid solicitor, Georgeson, LLC, to solicit proxies. We anticipate that the cost will be approximately $12,000 plus expenses and will be paid by us. We have agreed to indemnify Georgeson, LLC for certain losses arising out of its proxy solicitation services.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Proxy Statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family, by delivering a single Proxy Statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single Proxy Statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Aquantia Corp., Attention: Investor Relations, 91 East Tasman Drive, Suite 100, San Jose, California 95134, or contact our Investor Relations Department by mail at Aquantia Corp., 91 E. Tasman Dr. Suite 100, San Jose, CA 95134, Attn: Investor Relations Department, or by telephone at (408) 228-8300 . If you would like to receive your own set of our proxy materials in the future, please contact your broker and Aquantia Corp., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing your same address are receiving multiple copies of annual reports or Proxy Statements and you would like to request that you only receive one copy, please contact your broker and Aquantia Corp., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Stockholder List

A list of Aquantia stockholders will be available for inspection at our principal executive offices located at 91 East Tasman Drive, Suite 100, San Jose, California 95134 to any stockholder or holder of a voting trust certificate, at any time during usual business hours upon written demand on Aquantia, for a purpose reasonably related to such holder’s interest as a stockholder or holder of a voting trust certificate. Such inspection may be made in person or by an agent or attorney, and will include the right to copy and make extracts of the list of Aquantia stockholders.

PROPOSAL 1—MERGER AGREEMENT PROPOSAL

THE MERGER

The discussion under the sections of this Proxy Statement titled “The Merger” and “The Merger Agreement” summarizes the material terms of the Merger. Although we believe that the description covers the material terms of the Merger, this summary may not contain all of the information that is important to you. We urge you to read this Proxy Statement, the Merger Agreement and the other documents referred to herein carefully for a more complete understanding of the Merger. The discussion of the Merger in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement and incorporated by reference into this Proxy Statement.

Background of the Merger

The Board of Directors frequently reviews, with Aquantia’s management and with the assistance of its outside financial and legal advisors, Aquantia’s strategic and financial alternatives in light of developments in Aquantia’s business prospects, the sectors in which it competes, the economy generally and the financial markets. Since completing a successful initial public offering of its shares on the New York Stock Exchange at a public offering price of $9.00 per share in November 2017, members of Aquantia’s senior management have, from time to time, engaged in business development and strategic partnership discussions with other participants in the semiconductor industry, including Company A, Company B, Company C, Parent and other third parties.

On January 28, 2019, Raghib Hussain, Executive Vice President and Chief Strategy Officer of Parent, contacted Mr. Aalaei to set up a meeting to discuss, among other things, market dynamics in the semiconductor industry.

On January 29, 2019, Matt Murphy, President and Chief Executive Officer of Parent, met with Mr. Lip-Bu Tan, a stockholder of Aquantia and a member of the Board of Directors, during which meeting, Mr. Murphy indicated that Parent was interested in discussing a possible strategic transaction with Aquantia.

On February 2, 2019, Mr. Hussain met with Mr. Aalaei and discussed generally Aquantia’s and Parent’s industry and their respective businesses. During the meeting, Mr. Hussain indicated that Parent was interested in discussing a possible strategic transaction with Aquantia and suggested that they schedule a meeting to facilitate those discussions.

On February 12, 2019, Mr. Hussain contacted Mr. Aalaei to schedule a meeting with Mr. Murphy and Mr. Hussain.

On February 19, 2019, Mr. Aalaei met with Mr. Hussain and Mr. Murphy to discuss Parent’s interest in a strategic transaction with Aquantia. Mr. Murphy indicated that he would like Mr. Aalaei to give a presentation to representatives of Parent.

On February 20, 2019, Mr. Hussain met with Mr. Tan and discussed several business-related topics, including Parent’s interest in potentially pursuing a strategic transaction with Aquantia.

On February 21, 2019, Mr. Aalaei presented an overview of Aquantia’s business – under a confidentiality agreement previously entered into between Aquantia and an affiliate of Parent on October 6, 2016 – to Mr. Murphy Mr. Hussain and David Matukaitis, Senior Director of Corporate Development of Parent, at Parent’s offices.

On March 21, 2019, Mr. Hussain met with Mr. Aalaei to discuss Parent’s interest in a potential strategic transaction with Aquantia. Mr. Hussain indicated that Parent was considering making a proposal to acquire Aquantia with a price range of between $11.00 and $12.00 per share. Later that day, Mr. Aalaei met with Mr. Hussain to provide feedback on their earlier discussion.

On March 22, 2019, Mr. Murphy called Mr. Aalaei to continue discussing Parent’s interest in a potential strategic transaction with Aquantia. Mr. Murphy indicated that Parent would be sending Aquantia a preliminary non-binding proposal to acquire all of Aquantia’s outstanding common stock at a price of $11.75 per share in cash.

On March 24, 2019, Parent delivered a preliminary non-binding proposal to acquire all of Aquantia’s outstanding common stock at a price of $11.75 per share in cash. The proposal also requested that Aquantia enter into a 30-day exclusivity agreement with Parent. Later that day, Mr. Aalaei called Mr. Hussain. During this call, Mr. Aalaei indicated that the acquisition price in Parent’s proposal undervalued Aquantia. Mr. Hussain indicated that he would like to have further discussions with Mr. Aalaei to better understand Aquantia’s recent financial performance.

On March 25, 2019, the Board of Directors held a telephonic meeting, together with representatives of Cooley and Aquantia management, to discuss the non-binding proposal from Parent. The Board of Directors then unanimously approved the engagement of Barclays to act as Aquantia’s financial advisor with respect to a process to evaluate potential strategic transactions. The Board of Directors authorized senior management to work with Barclays to contact a select number of additional potential strategic acquirers to assess their interest in a transaction with Aquantia.

On March 26, 2019, Mr. Aalaei met with Mr. Hussain at Parent’s offices. During this meeting, Mr. Hussain requested that Mr. Aalaei schedule a meeting with members of Parent’s and Aquantia’s senior management to discuss Aquantia’s business and recent financial performance.

On March 27, 2019, representatives of Parent and Aquantia had in-person meetings at Barclays’ offices in Menlo Park to discuss the merits of a potential transaction between the parties, and Aquantia provided Parent with high level information related to its business and recent financial performance. At this meeting, Mr. Aalaei reiterated to Mr. Hussain that Parent’s proposed acquisition price of $11.75 per share was too low and that Aquantia would not entertain a potential transaction unless the price per share were increased meaningfully. In addition, during these meetings, Mr. Aalaei noted that Aquantia’s earnings announcement was scheduled for May 6, 2019 and he believed that if a transaction were to be entered into, Parent would need to be in a position to sign and announce a definitive acquisition agreement by that date.

On March 29, 2019, Mr. Hussain called Mr. Aalaei and said that Parent would submit a revised proposal to acquire Aquantia with a higher price per share. Mr. Hussain also explained that Parent was interested in signing a definitive acquisition agreement with Aquantia prior to May 6, 2019.

On March 30, 2019, senior management of Aquantia discussed with Barclays which potential strategic acquirers might be interested in a strategic transaction with Aquantia.

On April 3, 2019, Mr. Murphy called Mr. Aalaei to convey Parent’s continued interest in a potential strategic transaction with Aquantia. Mr. Murphy indicated that Parent would be sending Aquantia a revised preliminary non-binding proposal to acquire Aquantia the next day.

On April 4, 2019, Parent delivered a revised non-binding proposal to acquire all of Aquantia’s outstanding common stock at a price of $12.50 per share in cash (the “April 4 Proposal”). The April 4 Proposal also requested that Aquantia enter into a 30-day exclusivity agreement with Parent.

Also on April 4, 2019, Mr. Aalaei met with the chief executive officer of Company B (the “Company B CEO”) to discuss terms of a possible acquisition of Aquantia by Company B. The Company B CEO explained that Company B would be interested in participating in a potential sale process.

On April 5, 2019, Aquantia entered into an engagement letter with Barclays to act as Aquantia’s exclusive financial advisor with respect to a process to evaluate potential strategic transactions.

On April 6, 2019, the Board of Directors held a telephonic meeting, together with representatives of Barclays and Cooley and Aquantia management, to review the potential sale process, discuss the April 4 Proposal and decide on a response to Parent regarding the April 4 Proposal. The Board of Directors also directed Mr. Aalaei and Barclays to finalize a list of other potential strategic acquirers and begin the outreach process to each of them regarding a potential strategic transaction. The Board of Directors discussed with Barclays the merits of and considerations associated with reaching out to 12 specified potential acquirers who had been identified. It was noted that two of the potential acquirers were customers of Aquantia and could raise significant commercial issues for Aquantia and one might raise significant antitrust issues, and the Board of Directors decided not to approach these three potential acquirers at that time. The Board of Directors also discussed approaching financial sponsors but determined that it was unlikely any would be interested in a potential transaction with Aquantia.

Also on April 6, 2019, Aquantia sent a letter to Mr. Murphy (a) indicating that Aquantia was willing to continue discussions regarding a potential transaction with Parent, (b) proposing an acquisition of all of Aquantia’s outstanding common stock at a price of $14.50 per share in cash, and providing a financial presentation to support Aquantia’s proposal for this higher price, and (c) indicating that Aquantia was not willing to grant exclusivity to Parent.

On April 8, 2019, Mr. Murphy emailed Mr. Aalaei regarding Aquantia’s April 6, 2019 letter. Mr. Murphy indicated that Parent would be unable to increase the price per share in its proposal above $12.50 and conveyed that Parent would be interested in conducting further diligence on Aquantia’s business.

On April 9, 2019, the Board of Directors held a telephonic meeting, together with representatives of Barclays and Cooley and Aquantia management, and was updated by Barclays and Aquantia management on the outreach process to other potential strategic acquirers, reviewed the status of negotiations with Parent and Parent’s ongoing diligence efforts and engaged in a lengthy further deliberation attendant to the merits of a potential transaction at an acceptable price. Mr. Aalaei explained to the Board of Directors that Mr. Murphy had told him that Parent would not raise the price per share in its proposal above $12.50, but Mr. Aalaei expressed his belief that engaging in further diligence discussions with Parent would likely persuade Parent that a higher price was justified. The Board of Directors then authorized Mr. Aalaei to continue to respond to Parent’s due diligence requests and to further negotiate an increase in the price per share with Parent. Later that day, Mr. Aalaei had a telephone call with Mr. Murphy. During this call, Mr. Aalaei indicated that Aquantia would be willing to meet with members of Parent’s senior management later that week to provide additional information about Aquantia’s market, technology, products, customers and financial position.

On April 10, 2019, Parent provided an initial diligence request list and a draft merger agreement to Aquantia. The draft merger agreement included a termination fee equal to 3.5% of Aquantia’s equity value which would be payable by Aquantia in the event that, among other situations, Aquantia were to terminate the merger agreement to enter into an alternative transaction. The draft merger agreement did not include the concept of a reverse termination fee payable by Parent to Aquantia and did not include any requirement for Parent to divest assets if the transaction was challenged by a regulatory body, including the FTC, DOJ or CFIUS. The draft merger agreement also indicated that certain unnamed persons would be expected to enter into noncompetition agreements concurrently with the execution of the merger agreement.

On April 11, 2019, Aquantia entered into a confidentiality agreement with Parent, which did not impose a standstill limitation on Parent (the “Parent NDA”).

Between April 11, 2019 and April 12, 2019, Barclays, at the direction of Aquantia, contacted eight potential strategic acquirers, and Aquantia management contacted one additional potential strategic acquirer, to see if they would be interested in a possible negotiated transaction with Aquantia. Over the following ten days, six of these parties indicated that they were not interested in pursuing a transaction with Aquantia. Of the remaining three parties, Company A and Company B executed confidentiality agreements with Aquantia as described below. Company C was provided with a confidentiality agreement but did not execute it.

On April 12, 2019, members of senior management of Parent and Aquantia met at Barclays’ offices in Menlo Park so that Aquantia could give a presentation to Parent about Aquantia’s market, technology, products, customers and financial position.

Also on April 12, 2019, Barclays, at the direction of Aquantia, indicated to each of Company A and Company B that the date of Aquantia’s earnings release was the deadline for entering into a definitive acquisition agreement with Aquantia.

On April 15, 2019, Messrs. Aalaei and Murphy met to discuss the potential transaction between Aquantia and Parent. Mr. Aalaei again reiterated that $12.50 was not a high enough price per share for Aquantia to enter into a transaction. Mr. Murphy then told Mr. Aalaei that Parent’s board of directors had approved an acquisition proposal of up to $13.00 per share in cash. In response, Mr. Aalaei indicated that Aquantia was interested in a price in the range of $14.00-$16.00 per share, but asked if Mr. Murphy believed Parent’s board of directors would approve a price of $13.50 per share. Mr. Murphy reiterated that the highest price Parent’s board of directors had authorized was $13.00 per share. After discussing each other’s views further, Mr. Murphy and Mr. Aalaei agreed to ask their respective boards of directors to consider whether a proposal to acquire all of Aquantia’s outstanding common stock at a price of $13.25 per share in cash would be acceptable. Mr. Murphy also conveyed that Parent would be interested in continuing Mr. Aalaei’s involvement with Aquantia after the completion of the proposed transaction. Mr. Murphy outlined two proposals — one that would involve Mr. Aalaei continuing in a full time role and another that would involve Mr. Aalaei assisting with transition and integration. Mr. Murphy did not discuss a proposed salary, title or any other terms of employment or engagement for Mr. Aalaei. Mr. Aalaei indicated that he might be willing to help with integrating the two companies, but could not commit to anything at that time.

Following this meeting, on April 15, 2019, Mr. Aalaei informed the Board of Directors by email that $13.25 was the best price Parent would be willing to propose.

On April 15, 2019, Company B sent Aquantia a list of topics that Company B wanted to be covered at an in person meeting to be held on April 16, 2019.

On April 16, 2019, Parent delivered a further revised non-binding proposal to acquire all of Aquantia’s outstanding common stock at a price of $13.25 per share in cash (the “April 16 Proposal”). The April 16 Proposal indicated that Parent would seek to identify and retain certain employees of Aquantia, but did not specify which employees or the terms of such retention, and did not condition its proposal on the continued employment of any of Aquantia’s employees.

Also on April 16, 2019, Aquantia entered into a confidentiality agreement with Company B, which included a customary standstill provision, which is still in effect, that allowed Company B to privately and confidentially approach the chief executive officer of Aquantia to make acquisition proposals during the standstill period. That same day representatives of Barclays, Aquantia, and Company B and its financial advisors had an in person meeting at the offices of Barclays. Later in the day, Company B sent Aquantia a follow up due diligence request list. Aquantia provided responses on April 17, 2019. Subsequently on April 17, 2019, Company B sent Aquantia an updated due diligence request list. Aquantia responded to these requests on April 23, 2019.

Also on April 17, 2019, Messrs. Aalaei and Murphy discussed the potential transaction between Parent and Aquantia by telephone. During the call, Mr. Aalaei stressed the importance of deal certainty and related provisions in the draft merger agreement, including the need to include substantive changes to the regulatory covenants. Mr. Aalaei also indicated that Aquantia would require Parent to amend the Parent NDA to add a customary standstill provision. Later that same day, a senior member of Aquantia’s management team reiterated to Parent the need for deal certainty in the draft merger agreement.

On April 18, 2019, Aquantia entered into a confidentiality agreement with Company A, which included a customary standstill provision, which is still in effect, that allowed Company A to privately and confidentially approach the chief executive officer of Aquantia to make acquisition proposals during the standstill period.

Also on April 18, 2019, Mr. Hussain met Mr. Aalaei at Aquantia’s office to discuss various business-related diligence matters.

On April 19, 2019, Aquantia and Parent amended the Parent NDA to include a customary standstill provision.

Also on April 19, 2019, Aquantia sent a revised draft of the merger agreement back to Parent. The revised draft left the termination fee blank, included an absolute, “hell or high water” standard for Parent’s obligation to obtain regulatory approvals for the proposed transaction, removed the requirement that certain individuals enter into a noncompetition agreement concurrently with the execution of the merger agreement, and modified certain provisions, including the definition of “Material Adverse Effect”, to make it more difficult for Parent to refuse to complete the proposed transaction. The revised draft of the merger agreement also requested a 40-day “go-shop” provision with a reduced termination fee if a transaction with a third party were entered into during the go-shop period.

On April 21, 2019, Aquantia opened a virtual data room on Donnelley Financial Solutions’ Venue (the “Data Room”). That same day, Parent was granted access to the Data Room.

On April 21, 2019, Aquantia delivered a confidentiality agreement to Company C, which included a customary standstill provision that would allow Company C to privately and confidentially approach the chief executive officer of Aquantia to make acquisition proposals during the standstill period. Although the form of confidentiality agreement had been agreed to between Aquantia and Company C, such confidentiality agreement was not counter-signed by Company C.

On April 22, 2019, representatives of Aquantia management and Barclays met with and gave a presentation to members of management of Company A.

Also on April 22, 2019, representatives of Parent’s legal counsel, Hogan Lovells US LLP (“Hogan Lovells”), had a telephone call with representatives of Cooley to negotiate the merger agreement.

On April 23, 2019, Company A indicated that it was not interested in pursuing a transaction with Aquantia in view of Aquantia’s financial earnings in the first fiscal quarter of 2019 and Aquantia’s forecast for the second fiscal quarter of 2019.

Also on April 23, 2019, Hogan Lovells sent to Cooley a draft voting and support agreement to be entered into by certain Aquantia stockholders. The draft contained an irrevocable proxy and non-solicitation provisions. Parent did not indicate which Aquantia stockholders it would require to execute voting and support agreements.

On April 23, 2019, at an informal dinner attended by the Board of Directors, senior management of Aquantia and representatives of Cooley and Barclays, the Board of Directors discussed the April 16 Proposal and concluded that $13.25 per share could be an acceptable acquisition price, subject to the market check being performed by Barclays, favorable terms in the merger agreement, and the time it could take to sign and close the transaction, including regulatory concerns.

At a regular meeting on April 24, 2019, the Board of Directors, together with representatives of Cooley and Aquantia management, discussed the ongoing negotiations with Parent and potential strategic alternatives with potential strategic acquirers. In order to best facilitate this strategic review process, the Board of Directors unanimously resolved at this meeting to establish a transaction committee (the “Transaction Committee”), comprised of directors Messrs. Aalaei, Sam Srinivasan and Geoffrey G. Ribar, each of whom had expertise and experience in acquiring and selling companies, to assist the Board of Directors in fulfilling its responsibility relating to the review, evaluation and negotiation of potential strategic alternatives that could maximize value for Aquantia’s stockholders.

Also on April 24, 2019, Company C indicated that it was not interested in pursuing a transaction with Aquantia and canceled the previously scheduled management presentation. Company C indicated that it did not wish to proceed because it did not have the infrastructure or technology platform to achieve the necessary synergies to make a transaction with Aquantia attractive.

On April 25, 2019, Hogan Lovells sent a revised draft of the merger agreement to Cooley. The revised draft of the merger agreement removed the request for a “go-shop” provision, removed the “hell or high water” provision and reinserted both the 3.5% termination fee to be paid by Aquantia to Parent and the requirement that certain unnamed persons would be required to enter into noncompetition agreements concurrently with the execution of the merger agreement. The draft also revised the definition of “Material Adverse Effect” in a manner that was less favorable to Aquantia.

Also on April 25, 2019, the Company B CEO contacted Mr. Aalaei and said that Company B’s board of directors had authorized the Company B CEO to participate in Aquantia’s sale process and that a formal letter of interest would be forthcoming.

On April 26, 2019, Cooley sent a revised draft voting and support agreement to Hogan Lovells, which removed the irrevocable proxy and modified the non-solicitation provisions.

Also on April 26, 2019, Company B delivered a non-binding letter of interest to Aquantia with a proposal to acquire all of the outstanding shares of Aquantia for $14.00 per share in cash (the “Company B Proposal”). The letter indicated that Company B would need to obtain a debt financing commitment prior to signing a definitive acquisition agreement, but that no financing contingency would be needed as part of the definitive acquisition agreement. That same day, Cooley sent a draft merger agreement to Company B’s counsel and Company B, and Company B and its advisors were granted access to the Data Room.

Also on April 27, 2019, Mr. Aalaei and the Company B CEO discussed a potential transaction between Aquantia and Company B and Aquantia’s continued need to have a definitive acquisition agreement executed before May 6, 2019 in advance of its earnings release. The Company B CEO said that Company B would commit the necessary legal and financial resources to signing a definitive acquisition agreement by that date.

Also on April 27, 2019, representatives of Aquantia, Barclays, Company B and its financial advisors had a due diligence call to discuss the contents of the Data Room and the plan for due diligence in order to announce a transaction by May 6, 2019.

Also on April 27, 2019, representatives of Cooley sent an issues list to representatives of Hogan Lovells outlining Aquantia’s position on several open issues in the draft merger agreement, including Aquantia’s proposal that the termination fee to be paid by Aquantia to Parent would be 3.0% of Aquantia’s equity value.

On April 28, 2019, Company B scheduled a due diligence call with Aquantia and Cooley to occur on the morning of April 29, 2019.

On the morning of April 29, 2019, the Company B CEO emailed Mr. Aalaei to withdraw the Company B Proposal and withdraw from Aquantia’s sale process. Mr. Aalaei then called the Company B CEO. The Company B CEO stated that given the large volume of materials provided in the Data Room, Company B had concluded it did not have the necessary resources to conduct a proper due diligence review and sign a definitive acquisition agreement prior to Aquantia’s earnings release.

Throughout the day of April 29, 2019, members of Parent’s and Aquantia’s respective management teams met in person for due diligence meetings at the offices of Cooley. Later that same day, representatives of Hogan Lovells and Parent negotiated the draft merger agreement and draft voting and support agreement at the offices of Cooley with representatives of Cooley and Aquantia. During the negotiation, Mr. Aalaei made clear to Parent the importance to the Board of Directors of deal certainty provisions, including an appropriate definition of “Material Adverse Effect” and appropriate covenants related to actions Parent would be required to take to obtain regulatory approvals. The parties also negotiated the deal protection provisions and related definitions. During the meeting, Parent made a proposal to reduce the termination fee payable by Aquantia to Parent to 3.3% of Aquantia’s equity value. The parties then paused negotiations so that Mr. Aalaei could attend a previously scheduled Transaction Committee meeting.

At 7:00 p.m. Pacific Time, on April 29, 2019, the Transaction Committee held a telephonic meeting with representatives of Cooley and Aquantia management to discuss Company B’s withdrawal from Aquantia’s sale process and the ongoing negotiations with Parent. The Transaction Committee discussed certain potential regulatory issues and the terms of the draft merger agreement provided by Parent, including the definition of “Material Adverse Effect” and the termination fee payable under certain circumstances by Aquantia to Parent. The Transaction Committee approved a termination fee of $16.45 million, an amount equal to approximately 3.2% of the equity value of Aquantia based on an acquisition price of $13.25 per share.

Upon completion of the Transaction Committee meeting, representatives of Hogan Lovells, Parent, Cooley and Mr. Aalaei reconvened negotiations on the draft merger agreement and draft voting and support agreement. Mr. Aalaei made a counter-proposal regarding the size of the termination fee, indicating that Aquantia would be willing to pay $16.45 million, an amount equal to approximately 3.2% of the equity value of Aquantia based on an acquisition price of $13.25 per share, and representatives of Parent accepted that counter-proposal. Parent’s representatives also stated that they were still on track to announce a transaction by May 6, 2019. The parties also discussed the draft voting and support agreement and agreed to include an irrevocable proxy in the voting and support agreements.

On April 29, 2019, Mr. Aalaei and Mr. Hussain met at Cooley’s offices to discuss certain diligence issues. During the conversation, Mr. Aalaei requested an increase to the proposed acquisition price in the April 16 Proposal and Mr. Hussain responded that Parent would not increase its proposed price per share above $13.25.

Between April 30, 2019 and May 5, 2019, representatives of Cooley and Hogan Lovells continued to negotiate the draft voting and support agreement.

Also on April 30, 2019, representatives of Cooley delivered a revised draft merger agreement to representatives of Hogan Lovells.

On May 1, 2019, representatives of Hogan Lovells had a telephone call with representatives of Cooley to continue to negotiate the draft merger agreement. Later that day, representatives of Hogan Lovells sent an issues list to representatives of Cooley outlining Parent’s position on several open issues in the draft merger agreement.

On May 2, 2019, representatives of Hogan Lovells and Parent returned to the offices of Cooley to continue negotiating the draft merger agreement with representatives of Aquantia and Cooley. At the beginning of the meeting, Mr. Aalaei proposed a $75 million reverse termination fee which would be payable by Parent to Aquantia under certain circumstances relating to a regulatory challenge to the proposed transaction. In response to this offer, Parent proposed a reverse termination fee of $16.45 million.

Throughout the day, the parties negotiated several provisions of the draft merger agreement, including, among others, the definition of “Material Adverse Effect”, the amount of the reverse termination fee and covenants related to actions Parent would be required to take to obtain regulatory approvals. At the end of the negotiation, Aquantia again reiterated its proposal of a reverse termination fee of $75 million. During this negotiation, Parent proposed that the Supporting Stockholders be required to sign the Support Agreements concurrently with the execution of the merger agreement.

Also on May 2, 2019, Cooley sent a draft of the disclosure schedule to Hogan Lovells. Between May 3, 2019 and May 6, 2019, representatives of Cooley and Hogan Lovells exchanged several drafts of the disclosure schedule.

On May 3, 2019, the Board of Directors held a telephonic meeting together with representatives of Barclays and Cooley and Aquantia management. Mr. Aalaei, and representatives of Cooley updated the Board of Directors on the status of the draft merger agreement and draft voting and support agreement, as well as due diligence and regulatory concerns. Mr. Aalaei also indicated that Parent had requested that he remain employed with Aquantia after the completion of the potential transaction, but that he had not discussed compensation, title or terms of employment with Parent. The Board of Directors then authorized Mr. Aalaei to continue to negotiate and finalize the draft merger agreement and draft disclosure schedule.

Later that day, on May 3, 2019, Hogan Lovells sent a revised draft merger agreement and draft disclosure schedule to Cooley, which included a reverse termination fee of $16.45 million, revisions to the definition of “Material Adverse Effect” and additional revisions to the covenants related to actions Parent would be required to take to obtain regulatory approvals, but did not include any requirement for Parent to divest assets under certain circumstances.

On May 4, 2019, Cooley LLP sent a revised draft merger agreement to Hogan Lovells, which included further revisions to the definition of “Material Adverse Effect” and additional revisions to the covenants related to actions Parent would be required to take to obtain regulatory approvals, including a requirement for Parent to divest assets.

On May 5, 2019, representatives of Hogan Lovells, Parent and Aquantia met at the offices of Hogan Lovells (with Cooley joining by phone) to negotiate and finalize the draft merger agreement, including the definition of “Material Adverse Effect”, the covenants related to actions Parent would be required to take to obtain regulatory approvals (including the requirement that Parent divest assets under certain circumstances) and a reverse termination fee of $25.7 million which would be payable by Parent to Aquantia under certain circumstances.

Later that day, on May 5, 2019, at 9:00 p.m., Pacific Time, the Board of Directors met with representatives of Aquantia’ s management and Aquantia’s legal and financial advisors to consider the final proposal from Parent and corresponding draft merger agreement. Representatives of Barclays then reviewed their financial analysis of the $13.25 per share in cash to be paid by Parent pursuant to the proposed draft merger agreement. Members of the Board of Directors asked questions throughout the presentation. Barclays then orally rendered its opinion to the Board of Directors, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the $13.25 price per share to be offered to the stockholders of Aquantia in the proposed transaction was fair to the Aquantia stockholders. Representatives of Cooley provided a review for the Board of Directors of their fiduciary duties in the context of the potential transaction. Representatives from Cooley then reviewed certain principal terms of the draft merger agreement that had been negotiated with Parent, including (a) the fiduciary duty exceptions that would permit Aquantia, in certain limited circumstances, to negotiate and accept an unsolicited superior proposal from a third party, (b) the $16.45 million termination fee to be paid by Aquantia to Parent in the event Aquantia were to terminate the transaction in order to accept an alternative transaction with another party, (c) the $25.7 million reverse termination fee that may be paid by Parent to Aquantia and the circumstances under which such amount would become payable, (d) the conditions precedent to the completion of the proposed merger, and (e) certain employee-related retention and compensation matters. Representatives of Cooley also answered questions from members of the Board of Directors regarding the terms of the draft merger agreement. Further discussion ensued. After the presentation by Cooley, the Board of Directors continued to discuss the potential transaction with Parent and the reasons that members of the Board of Directors believed that the proposed merger with Parent was advisable, fair to and in the best interests of Aquantia and its stockholders (for additional information pertaining to the recommendation of the Board of Directors, see “The Merger Agreement—Reasons for Recommendation of our Board of Directors” beginning on page 27). Following such discussion, the Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of the Aquantia stockholders, and authorized management to execute the Merger Agreement with Parent.

Early in the morning of May 6, 2019, following the approval of Aquantia’s board of directors, Parent and Aquantia executed and delivered the Merger Agreement and related transaction documents. Concurrently with the execution of the Merger Agreement, the Supporting Stockholders executed and delivered the Voting Agreements and Mr. Aalaei executed and delivered a non-competition agreement in favor of Parent.

On May 6, 2019, the parties issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Recommendation of our Board of Directors

On May 5, 2019, our Board of Directors unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, Aquantia and its stockholders, (ii) approved the execution, delivery and performance of the Merger Agreement by Aquantia and the Voting Agreements, and the consummation of the Contemplated Transactions, including the Merger, and (iii) recommended the adoption of the Merger Agreement by the holders of Aquantia Common Stock and directed that the Merger Agreement be submitted for adoption by Aquantia stockholders at the Special Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE (1) “FOR” THE MERGER AGREEMENT PROPOSAL; (2) “FOR” THE COMPENSATION PROPOSAL; AND (3) “FOR” THE ADJOURNMENT PROPOSAL.

In the course of reaching its determination and recommendation, our Board of Directors consulted with our management, our outside legal advisor, Cooley LLP (“Cooley”), regarding its obligations, legal due diligence matters and the legal terms of the Merger Agreement, and our financial advisor, Barclays, regarding the financial terms of the Merger Agreement. Our Board of Directors considered a number of factors, including the following factors (which are not listed in any relative order of importance), in reaching its conclusion to approve the Merger Agreement and the Contemplated Transactions, including the Merger, and to recommend that our stockholders vote to adopt the Merger Agreement, which it viewed as supporting its decision to approve the business combination with Parent:

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the growing challenges faced by the semiconductor industry, including macroeconomic trends, such as the near-term market outlook within the industry and the deterioration of demand for high-speed communications integrated circuits for Ethernet connectivity in the data center, enterprise infrastructure and access markets, and the fact that the industry is highly competitive, cyclical and subject to constant and rapid technological change and wide fluctuations in product supply and demand;

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the fact that, as of the completion of the first quarter of fiscal year 2019, Aquantia’s revenue was below both management’s forecasted revenue and consensus analyst estimates and the belief that Aquantia’s failure to achieve forecasted revenue and earnings per share in the first fiscal quarter of 2019 and the expectation that Aquantia would not meet forecasts for the second fiscal quarter of 2019 had and would continue to undermine investors’ and analysts’ confidence in Aquantia, to the detriment of its ability to execute long-term strategic plans;

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the fact that the consideration Parent proposed reflected extensive negotiations between the parties and their respective advisors, and our Board of Directors’ belief that the agreed Price Per Share represented the best proposal and economic value available to Aquantia stockholders, based upon an overall assessment, among other things, of the net present value of the risk-adjusted returns that are likely to accrue to stockholders over the long term;

•	the current and historical market price of Aquantia Common Stock, including the fact that the Merger Consideration of $13.25 per share represents (i) a 38.6% premium to the closing price of $9.56 per share on May 3, 2019, the last trading day before the Merger was approved by our Board of Directors, (ii) a 39.6% premium to the 30-day trailing average closing price of $9.49 per share for the 30-day period ending May 3, 2019, and (iii) a 47.3% premium to the implied enterprise value of $318.3 million for Aquantia as of May 3, 2019;

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the fact that, according to Aquantia’s management, executing its overall market strategy, including revenue growth from its automotive business, would require at least two more years to reach fruition and that the required investment in research and development would have weakened earnings during the transition period and increased downward pressure on Aquantia’s stock price;

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the robustness of the strategic transaction process conducted by Aquantia and Barclays, at the direction of Aquantia, including the fact that Barclays and Aquantia contacted or solicited nine (9) strategic counterparties, not including Parent, in an effort to obtain the best value reasonably available to stockholders and that of those nine (9) parties, only two (2) entered into a confidentiality agreement, and only one (1) party made a proposal to enter into acquisition discussions with Aquantia (which was subsequently withdrawn);

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the all-cash Price Per Share to be paid by Parent provides our stockholders with certainty of value and liquidity for their shares upon the completion of the Merger and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which Aquantia stockholders receive shares or other securities, or as compared to Aquantia remaining independent (especially when viewed against the potential rewards, risks and uncertainties inherent in Aquantia’s business, including risks associated with management’s standalone plan, Aquantia’s financial performance, market conditions and changing competitive dynamics);

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the fact that, during the course of negotiations with Parent (as described under the section of this Proxy Statement titled “The Merger—Background of the Merger” (page 19)), Parent increased the price per share to be paid to Aquantia’s stockholders from $11.75 per share on March 24, 2019 to $13.25 per share by April 16, 2019;

•	the belief that the Price Per Share represented the highest price that Parent was willing to pay and the highest price per share reasonably obtainable as of the date of the Merger Agreement;

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our Board of Directors’ familiarity with, and understanding of, Aquantia’s business, assets, financial condition, results of operations, current business strategy, prospects and the risks facing the semiconductor industry, in general, and Aquantia, in particular, including the fact that:

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for the last several quarters leading up to the execution of the Merger Agreement, there has been a decline in customer demand with several Aquantia customers citing weakened market conditions in China as the United States has imposed certain tariffs affecting trade with China;

•	certain of our key customers indicated that their demand for Aquantia’s products and services used by such key customers would be reduced in 2019 as compared to 2018;

•	that our results of operations for the most recently completed fiscal quarter were below our forecasted revenue as well as analysts’ estimates; and

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that we had a customer order backlog for the second quarter of fiscal year 2019 of $6.7 million, representing 33% of our forecasted revenue for the quarter compared to a customer backlog of $24.6 million representing 81% of the actual revenue for the same quarter one year ago;

•	information and discussions with Aquantia’s management and advisors regarding Parent’s business, assets, financial condition, results of operations, current business strategy and prospects;

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the oral opinion of Barclays delivered to our Board of Directors on May 5, 2019, which was confirmed by delivery of a written opinion from Barclays dated May 6, 2019, that, as of such date and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the Price Per Share to be offered to Aquantia stockholders in the Merger was fair to such stockholders, as more fully described in the section of this Proxy Statement titled “The Merger—Opinion of Aquantia’s Financial Advisor” (page 31). The full text of Barclays’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Barclays in rendering its opinion, is attached as Annex B to this Proxy Statement, and Aquantia stockholders are urged to read this written opinion in its entirety;

•	the nature of the conditions to completion of the Merger included in the Merger Agreement, as well as the likelihood of satisfaction or waiver of all of the conditions to the completion of the Merger;

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the obligation of the parties to use reasonable best efforts to obtain approvals or clearances from CFIUS and applicable antitrust and competition authorities, including by agreeing to certain divestitures, hold separate and other conduct remedies (provided that such actions are necessary to satisfy certain conditions in the Merger Agreement and would not, individually or in the aggregate, reasonably be expected to result in a material and negative impact on the benefits of the Merger to Parent) and Parent’s obligation to pay a termination fee of $25.7 million to Aquantia in the event that the Merger Agreement is terminated based on the failure to receive any required regulatory clearance by CFIUS, the DOJ or FTC (each as defined below) (as more fully described in the section of this Proxy Statement titled “The Merger Agreement—Transaction Expenses and Termination Fees” (page 87));

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the fact that Parent’s obligations pursuant to the Merger Agreement are not subject to any financing condition or similar contingency based on Parent’s ability to obtain financing, and that Aquantia would be entitled to specifically enforce the Merger Agreement, including the obligations of Parent to complete the Merger, regardless of the availability or terms of Parent’s financing;

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Aquantia’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal that is received prior to the approval of the Merger Agreement Proposal by Aquantia stockholders and relates to an alternative transaction, if our Board of Directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cooley, that (a) such proposal constitutes, or could reasonably be expected to result in, a superior offer and (b) failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations under applicable Delaware law, subject to certain conditions (as more fully described in the sections of this Proxy Statement titled “The Merger Agreement—No Solicitation or Discussions by Aquantia” (page 72) and “The Merger Agreement—Stockholders’ Meeting; No Change in Board Recommendation” (page 74));

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the right of our Board of Directors to change its recommendation regarding the approval of the Merger Agreement, including to recommend a superior offer, if our Board of Directors has determined in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cooley, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations under applicable Delaware law, subject to certain conditions (including in connection with a termination of the Merger Agreement by Parent as a result of such change of recommendation by our Board of Directors, the payment by Aquantia to Parent of a $16.45 million termination fee) (as more fully described in the sections of this Proxy Statement titled “The Merger Agreement—No Solicitation or Discussions by Aquantia” (page 72) and “The Merger Agreement—Stockholders’ Meeting; No Change in Board Recommendation” (page 74));

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the fact that the Supporting Stockholders have signed the Voting Agreements obligating them to vote their shares of Aquantia Common Stock in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement until termination of the voting and support agreement, which occurs upon the earliest of certain conditions, including the valid termination of the Merger Agreement and the completion of the Merger (as more fully described in the section of this Proxy Statement titled “The Merger—Voting Agreements” (page 49));

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the right of Aquantia and Parent to specific performance to prevent breaches and to enforce the Merger Agreement (as more fully described in the section of this Proxy Statement titled “The Merger Agreement—Enforcement; Remedies” (page 88));

•	the availability of appraisal rights under Delaware law for the Aquantia stockholders who oppose adoption of the Merger Agreement;

•	the nature of the other representations, warranties and covenants of Aquantia in the Merger Agreement; and

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the requirement that Aquantia or Parent pay a termination fee to the other party under certain circumstances specified in the Merger Agreement (as more fully described in the section of this Proxy Statement titled “The Merger Agreement—Transaction Expenses and Termination Fees” (page 87)).

In the course of its deliberations, our Board of Directors also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

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the possibility that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Aquantia and/or Parent, including the potential length of the regulatory review process and the risk that CFIUS and/or applicable antitrust and competition authorities may prohibit or enjoin the proposed Merger or otherwise impose conditions on Aquantia and/or Parent to obtain clearance for the Merger, which injunction or conditions might give Parent the right not to consummate the Merger;

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the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Merger, and the potential effect of the Merger on Aquantia’s business and relations with customers, suppliers and strategic partners;

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the restrictions on the conduct of Aquantia’s business prior to completion of the Merger, requiring Aquantia to conduct its business and operations in the ordinary course and in accordance with past practice, subject to specific limitations, which could delay or prevent Aquantia from undertaking business opportunities that may arise pending completion of the Merger and could negatively impact Aquantia’s ability to attract and retain employees and decisions of customers, suppliers and strategic partners;

•	the transaction costs and retention costs to be incurred in connection with the proposed Merger, regardless of whether the proposed Merger is completed;

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the fact that the Merger Agreement includes restrictions on the ability of Aquantia to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to certain exceptions (as more fully described in the sections of this Proxy Statement titled “The Merger Agreement—No Solicitation or Discussions by Aquantia” (page 72); and “The Merger Agreement—Stockholders’ Meeting; No Change in Board Recommendation” (page 74));

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the fact that Aquantia’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Aquantia’s stockholders (see below under the section of this Proxy Statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger” (page 43)); and

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the fact that if the Merger is not completed, Aquantia will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee of $16.45 million under various circumstances (as more fully described in the section of this Proxy Statement titled “The Merger Agreement—Transaction Expenses and Termination Fees” (page 87)); and

•	various other risks associated with the Merger and the business of Aquantia described in the section of this Proxy Statement titled “Caution Regarding Forward-Looking Statements” (page 13).

Our Board of Directors considered all of these factors as a whole, and, on balance, concluded that they supported a determination to approve the Merger Agreement and the transactions contemplated by the Merger

Agreement, including the Merger. The foregoing discussion of the information and factors considered by our Board of Directors is not exhaustive. In view of the wide variety of factors considered by our Board of Directors in connection with its evaluation of the proposed Merger and the complexity of these matters, our Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Our Board of Directors evaluated the factors described above, among others, and concluded that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interests of Aquantia and its stockholders. In considering the factors described above and any other factors, individual members of our Board of Directors may have viewed factors differently or given different weight or merit to different factors. Our Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this Proxy Statement titled “Caution Regarding Forward-Looking Statements” (page 13).

In considering the recommendation of our Board of Directors to approve the Merger Agreement Proposal, Aquantia stockholders should be aware that our executive officers and directors may have interests in the Merger that are different from, or in addition to, those of Aquantia stockholders generally. Our Board of Directors was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that our stockholders vote “FOR” the Merger Agreement Proposal. See the section of this Proxy Statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger” (page 43) for more information.

Opinion of Aquantia’s Financial Advisor

On April 5, 2019, Aquantia engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for Aquantia, including a possible sale of Aquantia. On May 5, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to our Board of Directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of Aquantia in the proposed transaction is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of May 6, 2019, is attached as Annex B to this Proxy Statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of Aquantia, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of Aquantia and does not constitute a recommendation to any stockholder of Aquantia as to how such stockholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Aquantia and Parent and were unanimously approved by Aquantia’s board of directors. Barclays did not recommend any specific form of consideration to Aquantia or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, Aquantia’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which Aquantia may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Aquantia in the proposed transaction. No limitations were imposed by Aquantia’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the Merger Agreement dated as of May 6, 2019 and the specific terms of the proposed transaction;

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reviewed and analyzed publicly available information concerning Aquantia that Barclays believed to be relevant to its analysis, including Aquantia’s Annual Report on Form 10-K for the fiscal years ended December 31, 2017 and December 31, 2018, and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

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reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Aquantia furnished to Barclays by Aquantia, including updated financial projections of Aquantia prepared by Aquantia’s management and provided to Barclays on April 26, 2019, as summarized in the section of this Proxy Statement titled “The Merger—Certain Management Projections Utilized by Aquantia in Connection with the Merger” (page 40) and referred to in that section of the Proxy Statement and this section of the Proxy Statement as the “Updated Management Projections”;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance of Aquantia (“Company Research Estimates”);

•	reviewed and analyzed a trading history of Aquantia Common Stock from November 3, 2017 through May 3, 2019;

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reviewed and analyzed a comparison of the historical financial results and present financial condition of Aquantia and certain multiples of financial metrics based on financial metrics of Aquantia with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed the results of Barclays’ efforts to solicit indications of interest from third parties with respect to a sale of Aquantia;

•	reviewed and analyzed a draft of Aquantia’s press release issued on May 6, 2019, regarding financial results for the fiscal quarter ended March 31, 2019;

•	had discussions with the management of Aquantia concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Aquantia that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Updated Management Projections (as defined below), upon advice of Aquantia, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Aquantia as to Aquantia’s future financial performance and that Aquantia would perform substantially in accordance with such projections. In addition, upon advice of Aquantia, Barclays assumed that the Company Research Estimates are a reasonable basis upon which to further evaluate the future financial performance of Aquantia and that Aquantia will perform substantially in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Aquantia and did not make or obtain any evaluations or appraisals of the assets or liabilities of Aquantia. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 6, 2019. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after May 6, 2019.

Barclays assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Aquantia, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the Merger Agreement and that the proposed transaction will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Aquantia had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Aquantia Common Stock but rather made its determination as to fairness, from a financial point of view, to Aquantia’s stockholders of the consideration to be offered to such stockholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to Aquantia’s board of directors, which financial analyses were presented to the Aquantia board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

Following this summary of the material financial analyses is a summary (under the section of this Proxy Statement titled “The Merger—Other Factors” (page 38)) of certain other analyses and other information also presented by Barclays to our Board of Directors for informational purposes only, which were not considered part of Barclays’ financial analysis in connection with rendering its advice and its opinion.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Aquantia or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Aquantia or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Aquantia, Parent, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies similar to Aquantia and to provide a range of relative implied equity values per Aquantia share by reference to those companies, Barclays reviewed and compared specific financial and operating data related to Aquantia with that of selected companies that Barclays, based on its experience, deemed comparable to Aquantia.

The selected comparable companies with respect to Aquantia were:

		EV/CY 2019E Revenue	EV/CY 2020E Revenue	EV/CY 2020E EBITDAS
1.	Acacia Research Corporation	4.70x	4.00x	21.3x
2.	Inphi Corporation	7.18x	6.07x	15.9x
3.	Macom Technology Solutions Holdings, Inc.	2.48x	2.25x	11.5x
4.	Marvell Technology Group Ltd.	6.28x	5.48x	15.7x
5.	MaxLinear, Inc.	5.92x	5.30x	16.1x
6.	Semtech Corporation	6.11x	5.39x	15.5x
7.	Silicon Laboratories Inc.	5.50x	4.98x	23.8x

Barclays calculated and compared various financial multiples and ratios of Aquantia and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its enterprise value (“EV”) to its estimated calendar year 2019 and calendar year 2020 revenue, and its estimated calendar year 2020 earnings before interest, taxes, depreciation and amortization and stock based compensation (“EBITDAS”). The EV of each company was obtained by adding its short and long-term debt to the sum of the market value of its fully diluted equity value, using the treasury stock method, based on closing stock prices on May 3, 2019, the value of any preferred stock (at liquidation value), the value of any pension liabilities and the book value of any minority interest, and subtracting its cash, cash equivalents and short and long-term liquid investments. All of these calculations for the selected comparable companies were performed, and based on publicly available financial data, including consensus Wall Street analyst research estimates as to future performance and closing prices, as of May 3, 2019, the last trading date prior to the delivery of Barclays’ opinion. All of these calculations for Aquantia were performed, and based, on Aquantia’s cash balance as of March 31, 2019, the fully diluted number of shares of Aquantia Common Stock, calculated using the treasury stock method, and using the number of Aquantia shares, options to purchase Aquantia shares,

Aquantia restricted stock units and warrants outstanding as of the close of business on May 3, 2019, and the Updated Management Projections.

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Aquantia. However, because no selected comparable company is exactly the same as Aquantia, Barclays believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Aquantia and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Aquantia and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of multiples for Aquantia and applied such range to the Updated Management Projections to calculate a range of implied values per share of Aquantia Common Stock. The following summarizes the result of these calculations:

	Selected Multiple Range	Implied Value per share of Aquantia Common Stock
EV/CY 2019E Revenue	4.50x - 5.50x	$12.86 - $15.32
EV/CY 2020E Revenue	3.75x - 4.50x	$16.46 - $19.39
EV/CY 2020E EBITDAS	15.0x - 20.0x	$9.57 - $12.18

Barclays noted that on the basis of the selected comparable company analysis, the transaction consideration of $13.25 per share was (i) within the range of implied values per Aquantia share calculated using estimated calendar year 2019 revenue, (ii) below the range of implied values per Aquantia share calculated using estimated calendar year 2020 revenue, and (iii) above the range of implied values per Aquantia share calculated using estimated calendar year 2020 EBITDAS.

Selected Comparable Company Discounted Equity Value Analysis

In order to assess how the public market values shares of publicly traded companies similar to Aquantia and to provide a range of relative implied equity values per Aquantia share by reference to those companies, Barclays reviewed and compared specific financial and operating data related to Aquantia with that of the selected companies that Barclays deemed comparable to Aquantia as set forth under the section of this Proxy Statement titled “The Merger—Summary of Material Financial Analyses—Selected Comparable Company Analysis” (page 34).

Barclays calculated and compared each company’s ratio of its current stock price to its projected calendar year 2020 earnings per share, or “EPS”, as adjusted for non-recurring items, amortization of intangibles and stock-based compensation. All of these calculations were performed based on publicly available financial data, including consensus Wall Street analyst research estimates as to future performance, and closing prices as of May 3, 2019, the last trading date prior to the delivery of Barclays’ opinion.

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Aquantia. However, because no selected comparable company is exactly the same as Aquantia, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Aquantia and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Aquantia and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of multiples for Aquantia and applied these to the EPS set forth in the Updated Management Projections for calendar years 2021 ($0.63), 2022 ($1.13) and 2023 ($1.78). In order to estimate the present value of shares of Aquantia Common Stock, Barclays discounted implied equity values per Aquantia share by applying Aquantia’s cost of equity of 16.0% that was based on the capital asset pricing model. The following summarizes the result of these calculations:

	Selected Multiple Range	Implied Value per share of Aquantia Common Stock
P/ CY2021 EPS	15.0x - 20.0x	$8.14 - $10.85
P/ CY2022 EPS	15.0x - 20.0x	$12.63 - $16.84
P/ CY2023 EPS	15.0x - 20.0x	$17.12 - $22.83

Barclays noted that on the basis of the selected comparable company discounted equity value analysis, the transaction consideration of $13.25 per share was (i) above the range of implied values per Aquantia share calculated using estimated calendar year 2021 EPS, (ii) within the range of implied values per Aquantia share calculated using estimated calendar year 2022 EPS, and (iii) below the range of implied values per Aquantia share calculated using estimated calendar year 2023 EPS.

Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Aquantia with respect to the size, mix, margins and other characteristics of their businesses.

As part of its precedent transaction analysis, for each of the selected transactions, based on information Barclays obtained from publicly available sources, Barclays analyzed the ratio of EV to both the last twelve-months period (“LTM”) and the forward twelve-months period (“NTM”) revenue multiples at the time of announcement of the respective transactions. The results of this precedent transaction analysis are summarized below:

Date Announced			EV / Revenue
	Acquiror	Target	LTM	NTM
3/27/2019	On Semiconductor	Quantenna	4.25x	3.70x
3/11/2019	NVIDIA Corp.	Mellanox Technologies Ltd.	6.33x	5.61x
9/10/2018	Renesas Electronics Corp.	Integrated Device Technology	7.87x	7.22x
3/1/2018	Microchip Technology, Inc.	Microsemi Corp.	5.41x	4.91x
11/20/2017	Marvell Technology Group Ltd.	Cavium, Inc.	7.03x	6.21x
3/29/2017	MaxLinear, Inc.	Exar Corp.	3.97x	3.79x
2/13/2017	Integrated Device Technology	GigPeak, Inc.	3.94x	3.28x
11/21/2016	M/A-COM Technology Solutions	Applied Micro Circuits Corp.	4.14x	3.61x
11/24/2015	Microsemi Corp.	PMC-Sierra, Inc.	4.38x	4.14x
9/30/2015	Mellanox Technologies Ltd.	EZchip Semiconductor Ltd.	5.84x	4.84x
5/28/2015	Avago Technologies Ltd.	Broadcom Corp.	3.57x	3.49x
3/18/2015	Microsemi Corp.	Vitesse Semiconductor Corp.	3.52x	3.12x
		Mean	5.02x	4.49x
		Median	4.31x	3.96x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Aquantia and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Aquantia. Based upon these judgments, Barclays selected ranges of multiples and applied such ranges to the Updated Management Projections to calculate a range of implied values per share of Aquantia. The following table sets forth the results of such analysis:

	Selected Multiple Range	Implied Value per share of Aquantia Common Stock
EV/LTM Revenue	3.75x - 4.75x	$11.82 - $14.49
EV/NTM Revenue	3.50x - 4.50x	$11.99 - $14.90

Barclays noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $13.25 per share was within the ranges of implied values per share calculated using both LTM revenue and NTM revenue.

Discounted Cash Flow Analysis

In order to estimate the present value of Aquantia Common Stock, Barclays performed a discounted cash flow analysis of Aquantia. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated EV of Aquantia using the discounted cash flow method, Barclays added the present values (as of May 3, 2019) of (i) Aquantia’s projected after-tax unlevered free cash flows (calculated as described below) for the nine-month period from April 1, 2019 to December 31, 2019 and for the full years from January 1, 2020 through December 31, 2023 based on the Updated Management Projections and (ii) the estimated “terminal value” of Aquantia as of the end of calendar year 2023, and discounted such amount using a range of selected discount rates. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures and adjusting for changes in net working capital. In deriving the after-tax unlevered free cash flows used in its discounted cash flow analysis of Aquantia, Barclays did not treat stock-based compensation as a cash expense. The residual value of Aquantia at the end of the forecast period, or “terminal value,” was estimated by selecting a range of estimated NTM EBITDAS exit multiples. Barclays assumed a range of NTM adjusted EBITDAS exit multiples of 9.0x to 11.0x, which was derived by Barclays utilizing its professional judgment and experience, taking into account the Updated Management Projections and market data and applying such ranges to the Updated Management Projections. The range of after-tax discount rates of 14.5% to 16.0% was selected based on an analysis of the weighted average cost of capital of Aquantia and the comparable companies used in the section of this Proxy Statement titled “The Merger—Summary of Material Financial Analyses—Selected Comparable Company Analysis” (page 34). Barclays then calculated a range of implied prices per share of Aquantia by subtracting net debt as of March 30, 2019 from the estimated EV using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Aquantia Common Stock, calculated using the treasury stock method, and using the number of Aquantia shares, options to purchase Aquantia shares, Aquantia restricted stock units and warrants outstanding as of the close of business on May 3, 2019. The following summarizes the result of these calculations:

	Selected Terminal Value NTM EBITDAS Multiple Range	Implied Value per share of Aquantia Common Stock
Discount Rates of 14.5% - 16.0%	9.0x - 11.0x	$13.23 - $16.16

Barclays also performed a similar analysis using the same methodologies in the immediately preceding paragraph, other than the methodology based on estimated NTM EBITDAS exit multiples, and instead Barclays assumed a range of perpetuity growth rates of 3.0% to 5.0% per annum, which was derived by Barclays utilizing its professional judgment and experience, taking into account the Updated Management Projections and market data and applying such ranges to the Updated Management Projections. The following summarizes the result of these calculations:

	Selected Terminal Value Perpetuity Growth Rates	Implied Value per share of Aquantia Common Stock
Discount Rates of 14.5% - 16.0%	3.0% - 5.0%	$10.08 - $13.25

Barclays noted that on the basis of the discounted cash flow analysis, the transaction consideration of $13.25 per share was within the range of implied values per Aquantia share calculated using Updated Management Projections, NTM adjusted EBITDAS exit multiples and perpetuity growth rates.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice and its opinion, but were references for informational purposes, including, among other things, the Historical Share Price Review, the Transaction Premium Analysis, Comparable Company Analysis (based on Equity Research Estimates (as defined below)), Precedent Transaction Analysis (based on Equity Research Estimates) and Equity Research Target Prices Review described below.

Comparable Company Analysis (Equity Research Estimates)

Barclays utilized the same methodology to compare Aquantia’s ratio of estimated EV to estimated revenues for each of 2019 ($101 million) and 2020 ($142 million) to such ratio for the selected comparable companies as described above in the section of this Proxy Statement titled “The Merger—Summary of Material Financial Analyses—Selected Comparable Company Analysis” (page 34), except using Wall Street research estimates (“Equity Research Estimates”) for Aquantia as well as for the selected comparable companies instead of using Updated Management Projections with respect to anticipated Aquantia EV and revenues. The following summarizes results of these calculations:

	Selected Multiple Range	Implied Value per share of Aquantia Common Stock
EV/CY 2019E Revenue	4.50x - 5.50x	$12.87 - $15.33
EV/CY 2020E Revenue	3.75x - 4.50x	$14.76 - $17.36

Precedent Transaction Analysis (Equity Research Estimates)

Barclays utilized the same methodology to compare Aquantia’s ratio of EV to both the LTM and the NTM revenue multiples at the time of announcement of the respective transactions as described above in the section of this Proxy Statement titled “The Merger—Summary of Material Financial Analyses—Precedent Transaction Analysis” (page 36), except using Equity Research Estimates for Aquantia instead of using Updated Management Projections with respect to LTM and NTM EV to revenue multiples (with estimated LTM revenues (at March 31, 2019) and NTM revenues (at March 31, 2020) both being $112 million). The following summarizes results of these calculations:

	Selected Multiple Range	Implied Value per share of Aquantia Common Stock
EV/LTM Revenue	3.75x - 4.75x	$12.05 - $14.79
EV/FTM Revenue	3.50x - 4.50x	$11.40 - $14.15

Equity Research Target Prices Review

Barclays reviewed publicly available one-year forward price targets for shares of Aquantia Common Stock prepared and published by equity research firms that covered Aquantia as of May 3, 2019. The price targets published by the equity research firms did not necessarily reflect current market trading prices for Aquantia Common Stock. Barclays noted that the range of low to high one-year forward share price targets as of May 3, 2019 was $8.00 to $21.00 per share of Aquantia Common Stock.

Historical Share Price Review

To illustrate the trend in the historical trading prices of Aquantia Common Stock, Barclays reviewed historical data with regard to the trading prices of Aquantia Common Stock for the period from May 3, 2018 to May 3, 2019. Barclays noted that during the period from May 3, 2018 to May 3, 2019, the closing price of Aquantia Common Stock ranged from $7.60 to $13.56.

Transaction Premium Analysis

In order to assess the premium to unaffected stock price offered to the stockholders of Aquantia in the proposed transaction relative to the premiums to unaffected stock price offered to stockholders in other transactions, Barclays reviewed the premiums paid in the 61 global electronics mergers and acquisitions transactions known to Barclays involving publicly-listed target companies in which the target equity was valued between $250 million and $1.0 billion from January 1, 2010 to May 3, 2019. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s (i) closing price on the last trading day prior to announcement of the transaction or first reference in the public news media about the transaction, and (ii) average closing price for the 30 calendar days prior to announcement of the transaction or first reference in the public news media about the transaction.

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Aquantia and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which might affect the acquisition premiums paid for the target companies and proposed to be paid for Aquantia in the Merger. Based upon these judgments, Barclays selected a range of premiums to (i) the closing price of Aquantia Common Stock on May 3, 2019 (the last unaffected trading day prior to the announcement of the sale of Aquantia in the public news media) and (ii) the 30-day average of the closing prices of the Aquantia Common Stock ended on May 3, 2019, to calculate a range of implied values per share of Aquantia Common Stock. The following summarizes the results of these calculations:

	Selected Premium Range	Implied Value per share of Aquantia Common Stock
1-Day Unaffected Price	16.0% - 43.7%	$11.09 - $13.74
30-Day Average Unaffected Price	22.9% - 47.3%	$11.67 - $13.98

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Aquantia’s board of directors selected Barclays because of its familiarity with Aquantia and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Aquantia in connection with the proposed transaction pursuant to an engagement letter dated April 5, 2019. As compensation for its services in connection with the proposed transaction, Aquantia is obligated to pay Barclays an opinion fee of $1.0 million (which is referred to as the “Opinion Fee”), payable upon the delivery of Barclays’ opinion. The Opinion Fee is not contingent upon the conclusion of Barclays’ opinion or the consummation of the proposed transaction. Additional compensation of $5.2 million will be payable on completion of the proposed transaction against which any Opinion Fee paid will be credited. In addition, Aquantia has agreed to reimburse Barclays for certain of its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Aquantia and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Aquantia and Parent in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (i) Barclays acted as an underwriter on Aquantia’s initial public offering in November 2017; and (ii) Barclays is a lender in Parent’s existing revolving credit facility, for which, in each case, Barclays received customary fees. In the past two years, the aggregate fees received by Barclays from (a) Aquantia for such services were approximately $0.8 million, and (b) Parent were approximately $0.5 million.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Aquantia and Parent for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Management Projections Utilized by Aquantia in Connection with the Merger

Aquantia does not, as a matter of course, generally prepare forecasts or projections as to our future performance, other than as necessary for preparation of our operating plan. Further, Aquantia does not generally publicly disclose such forecasts or projections as to our future performance, earnings or other results, other than in its annual and quarterly guidance, due to the inherent unpredictability of the underlying long-term assumptions, estimates and projections.

However, Aquantia is including a summary of certain previously nonpublic unaudited prospective financial information for calendar years 2019-2023 prepared by its management to provide Aquantia stockholders with access to information that was made available to our Board of Directors prior to May 6, 2019 in connection with its evaluation of the proposed Merger with Parent and the Price Per Share. The projections of prospective financial information (for calendar years 2019-2023) were initially prepared by Aquantia management on April 3, 2019 (the “Initial Management Projections”). Those projections were subsequently updated, on April 26, 2019, only to reflect a revised forecast for 2019 based on the actual results of the first fiscal quarter, which ended on March 31, 2019 (the “Updated Management Projections” and together with the Initial Management Projections, the “Management Projections”). The Updated Management Projections were provided to Barclays on April 26, 2019 in connection with the rendering of its opinion to our Board of Directors, and the performance of its related financial analyses. The Updated Management Projections were also made available to Parent, Company A and Company B. See also the section of this Proxy Statement titled “The Merger—Opinion of Aquantia’s Financial Advisor” (page 31).

The information set forth below is included solely to give Aquantia stockholders access to relevant portions of the Management Projections and is not included in this Proxy Statement to influence any Aquantia stockholder to vote in favor of the Merger Agreement Proposal or for any other purpose, including any Aquantia stockholder’s decision of whether or not to exercise appraisal rights with respect to such stockholder’s shares of Aquantia Common Stock described in the section of this Proxy Statement titled “The Merger—Rights of Appraisal for Aquantia Stockholders” (page 50).

The Management Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the Management Projections were relied upon by Barclays for purposes of its opinion and by our Board of Directors in connection with its consideration of the Merger and the Price Per Share. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Barclays or to our Board of Directors in connection with a proposed business combination like the Merger, if the disclosure is included in a document like this Proxy Statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Barclays for purposes of its opinion or by our Board of Directors in connection with its consideration of the Merger and the Price Per Share. Accordingly, Aquantia has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. In addition, the Management Projections were not prepared with a view towards complying with GAAP, nor were they prepared with the assistance of or reviewed, compiled or examined by independent accountants. The Management Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger.

While the Management Projections are presented with numerical specificity, the Management Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Aquantia management’s control. Further, given that the Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the inability to complete the Merger due to the failure to obtain stockholder approval of the Merger Agreement, or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the completion of the Merger, and risks and uncertainties pertaining to our business, including the risks and uncertainties detailed in our public periodic filings with the SEC. In addition, the ability to achieve the Management Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the Management Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which we operate, and the risks and uncertainties described in the section of this Proxy Statement titled “Caution Regarding Forward-Looking Statements” (page 13), all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Management Projections also reflect assumptions by Aquantia management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Aquantia business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.

The Management Projections were developed by Aquantia management on a standalone basis without giving effect to the Merger and the other Contemplated Transactions, or any changes to Aquantia’s operations or strategy that may be implemented after the completion of the Merger, including any costs incurred in connection with the Merger or the other Contemplated Transactions. Furthermore, the Management Projections do not take into account the effect of any failure of the Merger and the other Contemplated Transactions to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the Management Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Management Projections in this Proxy Statement should not be regarded as an indication that any of Aquantia, Barclays, Parent, Merger Sub or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the Management Projections necessarily predictive of actual future events, and the Management Projections should not be relied upon as such. None of Aquantia, Barclays, Parent, Merger Sub or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Management Projections, and Aquantia undertakes no obligation to update or otherwise revise or reconcile the Management Projections to reflect circumstances existing after the date such Management Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error. None of Aquantia, or, to the knowledge of Aquantia, Parent and Merger Sub, intends to make publicly available any update or other revisions to the Management Projections. None of Aquantia, Barclays, Parent, Merger Sub or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Aquantia compared to the information contained in the Management Projections or that forecasted results will be achieved.

The Management Projections include certain non-GAAP financial measures, including EBITDAS and unlevered free cash flow (“FCF”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Aquantia may not be comparable to similarly titled amounts used by other companies. In light of the foregoing factors and the uncertainties inherent in these projections, stockholders of Aquantia are cautioned not to place undue, if any, reliance on these projections.

Management Projections

The Initial Management Projections reflected Aquantia management’s best estimates as of April 3, 2019. The following is a summary, by quarter, of the 2019 financial information that was included in the Initial Management Projections (in millions):

	Q1’19E	Q2’19E	Q3’19E	Q4’19E	CY2019E
Revenue	$20.4	$23.1	$30.0	$36.5	$110.1
Operating Income	($8.6)	($8.1)	($3.5)	$0.9	($19.3)
Less: Taxes	$0.2	$0.2	$0.1	$0.0	$0.5
NOPAT(1)	($8.8)	($8.3)	($3.6)	$0.9	($19.8)

(1)	NOPAT is net operating profit after taxes and was calculated as operating income less taxes.

The Updated Management Projections reflected Aquantia management’s best estimates as of April 26, 2019, taking into account the actual results for the first quarter ended March 31, 2019. The following is a summary of the Updated Management Projections (in millions):

	Q1’19A	9Month19	CY2020E	CY2021E	CY2022E	CY2023E
Revenue	$17.0	$83.7	$160.0	$200.0	$250.0	$312.5
EBITDAS(1)	($9.8)	($2.4)	$21.3	$34.0	$56.3	$82.6
Operating Income	($10.9)	($8.1)	$12.6	$25.0	$47.0	$73.0
Less: Taxes	$0.3	$0.3	$0.6	$1.3	$2.4	$2.5
NOPAT(2)	($11.2)	($8.3)	$12.0	$23.8	$44.7	$70.5
Add: Depreciation		5.7	8.7	9.0	9.3	9.6
Less: Change in Net Working Capital		(0.8)	(1.6)	(2.0)	(2.5)	(3.1)
Less: Capital Expenditures		(5.7)	(7.6)	(8.4)	(9.3)	(10.3)

Unlevered Free Cash Flow(3)		($9.2)	$11.5	$22.3	$42.1	$66.8

(1)	EBITDAS is earnings before interest, tax, depreciation, amortization and stock-based compensation.
(2)	NOPAT is net operating profit after taxes and was calculated as operating income less taxes.
(3)	Unlevered Free Cash Flow is calculated as net operating income (i) less taxes, capital expenditures and changes in net working capital; and (ii) plus depreciation.

Vote Required and Recommendation of the Board of Directors

At a special meeting of our Board of Directors held on May 5, 2019, our Board of Directors (i) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Aquantia and its stockholders; (ii) unanimously approved the execution, delivery and performance of the Merger Agreement by Aquantia and the consummation of the Contemplated Transactions, including the Merger; and (iii) unanimously recommended the adoption of the Merger Agreement by the holders of Aquantia Common Stock and directed that the Merger Agreement be submitted for adoption by Aquantia’s stockholders at the Special Meeting.

The Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Aquantia Common Stock at the close of business on the Record Date and entitled to vote on the matter. Abstentions and Broker non-votes, if any, will have the same effect as a vote “against” the Merger Agreement Proposal.

Our Board of Directors recommends that the Aquantia stockholders vote “FOR” the Merger Agreement Proposal.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors to vote in favor of the Merger Agreement Proposal, stockholders should be aware that our directors and executive officers have interests in the completion of the Merger that are different from, or in addition to, the interests of our stockholders generally. The members of our Board of Directors were aware of such different or additional interests and considered those interests, among other matters, in negotiating, evaluating, and approving the Merger Agreement, and in recommending to Aquantia’s stockholders that the Merger Agreement Proposal be approved.

In addition, certain members of our Board of Directors have entered into Voting Agreements with Parent pursuant to which the directors agreed, among other things and subject to certain exceptions and limitations, to vote the shares of Aquantia Common Stock beneficially owned by such directors and any additional Aquantia Common Stock and any other equity securities of Aquantia of which such directors acquire record and/or beneficial ownership after the date of the Voting Agreement in favor of the Merger and the adoption of the Merger Agreement. As of the date of the Voting Agreements, the directors beneficially owned approximately 12.3% of Aquantia’s outstanding shares of Aquantia Common Stock.

Severance Benefits and Equity Acceleration

Employment of our named executive officers is “at will.” We have entered into employment agreements with Messrs. Aalaei, Parvarandeh, Voll, and Quarles which provide for compensation and other additional benefits in the event of termination of employment under certain circumstances in connection with a change of control (which would include the Merger).

Mr. Aalaei. On April, 21, 2016, we entered into an amended and restated employment agreement with Mr. Aalaei. This employment agreement provides that, in the event Mr. Aalaei is involuntarily terminated by us without cause or he resigns for good reason, whether in connection with the Merger or otherwise, Mr. Aalaei will be entitled to receive (1) continued payment for 18 months of his base salary at the time of termination, ignoring any decrease in base salary that forms the basis for good reason, and (2) the acceleration of the vesting of each of his then outstanding unvested equity awards as of the date of his termination as to the number of shares that would have vested if Mr. Aalaei had been in service for an additional 18 months. In addition, if Mr. Aalaei timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under our health plans, we will pay or reimburse Mr. Aalaei for the cost of his COBRA premiums for a period of up to 18 months commencing on the first date on which Mr. Aalaei loses health care coverage. Our obligation to pay or reimburse Mr. Aalaei’s COBRA premiums will cease immediately in the event that Mr. Aalaei either becomes eligible for group health insurance or ceases to be eligible for COBRA coverage. In the event that the payment of Mr. Aalaei’s COBRA premiums would violate applicable law, we will instead pay Mr. Aalaei, on the last day of each remaining month of the COBRA payment period, a taxable cash amount that, on an after-tax basis (with a gross up for taxes), is sufficient to obtain the same or equivalent coverage for the remainder of the COBRA payment period, regardless of whether Mr. Aalaei obtains alternative health coverage.

Mr. Aalaei’s severance benefits are conditioned on his execution of a release of claims that becomes effective no later than the 60th day following his separation from service and continuing to comply with his obligations under his proprietary information and inventions assignment agreement, and any similar agreement, and his resignation from our Board of Directors.

The employment agreement with Mr. Aalaei contains a “better after-tax” provision, which provides that, if any of the payments to Mr. Aalaei constitutes a parachute payment under Section 280G of the Code (as defined below), the payments will either be (1) reduced or (2) provided in full to Mr. Aalaei, whichever results in Mr. Aalaei receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

In addition, Mr. Aalaei’s employment agreement provides that, unless otherwise requested by Mr. Aalaei prior to the date of grant of a given equity award, in the event Mr. Aalaei is employed by us through the Effective Time, 100% of the unvested shares subject to his then-outstanding equity awards will become vested and, if applicable, exercisable upon the date of the Merger.

Mr. Parvarandeh. On January 3, 2018, we entered into an offer letter with Mr. Parvarandeh. This offer letter provides that, in addition to severance rights outside of the Merger, in the event Mr. Parvarandeh is involuntarily terminated by us without cause or he resigns for good reason within 18 months after the Merger, he will be entitled to receive (1) a lump sum payment equal to 12 months of his base salary at the time of termination (ignoring any decrease in base salary that forms the basis for good reason), and (2) the acceleration of the vesting of each of his then outstanding unvested equity awards as of the date of his termination as to the number of shares that would have vested if Mr. Parvarandeh had been in service for an additional 18 months. In addition, if Mr. Parvarandeh timely elects COBRA coverage under our health plans, we will reimburse Mr. Parvarandeh for the cost of his COBRA premiums for a period of up to 18 months following the date of termination. Our obligation to reimburse Mr. Parvarandeh’s COBRA premiums will cease immediately in the event that Mr. Parvarandeh either becomes eligible for group health insurance or ceases to be eligible for COBRA coverage. We may instead choose to pay Mr. Parvarandeh a taxable cash amount that is equal to the premiums for the COBRA payment period (prior to applicable withholdings and deductions). Mr. Parvarandeh is also entitled to a payment of $25,000 per year for up to seven years following termination, paid in seven annual installments beginning on his termination date, to assist with further health insurance premium payments. Our obligation to continue these payments will cease immediately in the event that Mr. Parvarandeh becomes eligible for group health insurance.

Mr. Parvarandeh’s severance benefits are conditioned on his execution of a release of claims that becomes effective no later than the 60th day following his separation from service and continuing to comply with his obligations under his proprietary information and inventions assignment agreement.

Mr. Voll. Mr. On December 9, 2016, we entered into an amendment to Mr. Voll’s employment agreement dated December 10, 2015. As amended, Mr. Voll’s employment agreement provides that, in the event Mr. Voll is involuntarily terminated by us without cause or he resigns for good reason within 18 months after the Merger, he will be entitled to receive (1) a lump sum payment equal to 12 months of his base salary at the time of termination (ignoring any decrease in base salary that forms the basis for good reason), (2) full acceleration of the vesting of each of his then-outstanding unvested equity awards as of the date of his termination, and (3) 12 months of COBRA benefits starting from his termination date.

Mr. Voll’s severance benefits are conditioned on his execution of a release of claims that becomes effective no later than the 60th day following his separation from service and continuing to comply with his obligations under his proprietary information and inventions assignment agreement.

Mr. Quarles. On February 25, 2019, effective as of May 1, 2019, we entered into an amendment to Mr. Quarles’ employment agreement dated August 27, 2018. As amended, Mr. Quarles’ employment agreement provides that, in the event Mr. Quarles is involuntarily terminated by us without cause or he resigns for good reason within 18 months after the Merger, he will be entitled to receive (1) a lump sum payment equal to six months of his base salary at the time of termination (ignoring any decrease in base salary that forms the basis for good reason), (2) the acceleration of the vesting of each of his then outstanding unvested equity awards as of the date of his termination as to the number of shares that would have vested if Mr. Quarles had been in service for an additional 12 months, and (3) six months of COBRA benefits starting from his termination date. Mr. Quarles’ severance benefits are conditioned on his execution of a release of claims that becomes effective no later than the 60th day following his separation from service and continuing to comply with his obligations under his proprietary information and inventions assignment agreement.

Outstanding Shares Held by Executive Officers and Directors

Directors and executive officers will receive the same cash consideration for any shares of Aquantia Common Stock on the same terms and conditions as the other stockholders of Aquantia. As of May 16, 2019, the executive officers and directors of Aquantia beneficially owned, in the aggregate, 4,662,439 shares of Aquantia Common Stock (which, for clarity, excludes shares of Aquantia Common Stock issuable upon the exercise of Company Options and the vesting of Company RSUs).

The following table sets forth (i) the number of shares of Aquantia Common Stock beneficially owned as of May 16, 2019, by each of our executive officers and directors and (ii) the aggregate Merger Consideration that would be payable for such shares. This table excludes shares of Aquantia Common Stock issuable upon the exercise of Company Options and the vesting of Company RSUs, which are summarized below.

Name	Number of Shares Beneficially Owned	Merger Consideration for Shares Beneficially Owned
Executive Officers
Faraj Aalaei	1,295,487	$17,165,203
Mark Voll	53,919	$617,384
Pirooz Parvarandeh	19,125	$253,406
David Quarles	—	$—
Kamal Dalmia	168,777	$2,236,295

Directors
Dmitry Akhanov	9,847	$130,473
Bami Bastani	12,242	$162,207
Ken Pelowski	157,772	$2,090,479
Geoffrey G. Ribar	3,347	$44,348
Sam Srinivasan	247,944	$3,285,258
Anders Swahn	—	$—
Lip-Bu Tan	2,693,979	$35,695,222
All of our current directors and executive officers as a group (12 persons)	4,662,439	$61,680,274

Treatment of Company Equity Awards

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, and after giving effect to any applicable terms of vesting acceleration:

•

Each In the Money Option (including those held by our executive officers), whether vested or unvested, that is held by a Continuing Employee will be converted automatically into a corresponding option for Parent common shares and subject to the same terms and conditions in effect at the Effective Time (as adjusted based on a conversion ratio described in the Merger Agreement), including any time-based vesting schedule and applicable vesting acceleration provisions.

•

Each Company RSU (including those held by our executive officers) that is unvested and held by a Continuing Employee will be converted automatically into a corresponding restricted stock unit for Parent common shares and subject to the same terms and conditions in effect at the Effective Time (as adjusted based on a conversion ratio described in the Merger Agreement), including any time-based vesting schedule and applicable vesting acceleration provisions.

•

Each In the Money Option (including those held by our executive officers) that is vested and held by a person who is not a Continuing Employee will be cancelled, and the holder thereof will be entitled to receive for each share of Aquantia Common Stock subject to such Company Option (subject to any applicable withholding taxes and deductions) a cash payment equal to the excess of the Price Per Share over the per share exercise price for each share of Aquantia Common Stock subject to such Company Option.

•	Each In the Money Option (including those held by our executive officers) that is unvested and held by a person who is not a Continuing Employee will be canceled for no consideration.

•

Each Company Option (including those held by our executive officers), whether vested or unvested, and that has a per share exercise price that is greater than or equal to the Price Per Share will be canceled for no consideration.

•

Each Company RSU (including those held by our executive officers) that is vested (and not yet settled) will be canceled, and the holder thereof will be entitled to receive (subject to any applicable withholding taxes and deductions) a cash payment equal to the Price Per Share for each share of Aquantia Common Stock subject to such Company RSU.

•	Each Company RSU (including those held by our executive officers) that is (1) unvested and (2) held by a person who is not a Continuing Employee will be canceled for no consideration.

•

If, because of non-U.S. legal requirements, a Company Option and/or a Company RSU may not be subject to the treatment described above, Parent will provide for a different treatment that is in compliance with the applicable non-U.S. legal requirements and reasonably agreed upon by Aquantia and Parent at least 20 calendar days prior to the Effective Time.

The vesting of all Company Options and Company RSUs held by our non-employee directors will accelerate in full effective immediately prior to the Effective Time.

The table below sets forth, for each of our executive officers and directors holding Company Options and/or Company RSUs as of May 16, 2019, (1) the aggregate number of Company Options and Company RSUs held by such executive officers and directors and (2) the value of such Company Options and Company RSUs on a pre-tax basis, calculated by multiplying (i) in the case of Company Options, (a) the excess of the Price Per Share over the per share exercise price for each share of Aquantia Common Stock subject to such Company Option by (b) the number of shares subject to such Company Option, and (ii) in the case of Company RSUs, the Price Per Share by the number of shares of Aquantia Common Stock subject to such Company RSUs.

Name	Number of Company Options	Number of Company RSUs	Value of Company Options and Company RSUs ($)
Executive Officers
Faraj Aalaei	473,204	342,500	$9,196,749
Pirooz Parvarandeh	85,816	106,546	$2,107,637
Mark Voll	—	155,463	$2,059,885
David Quarles	—	100,000	$1,325,000
Kamal Dalmia	—	—	$—

Directors
Dmitry Akhanov	—	5,181	$68,648
Bami Bastani	—	5,181	$68,648
Ken Pelowski	—	5,181	$68,648
Geoffrey G. Ribar	—	5,181	$68,648
Sam Srinivasan	8,000	5,181	$139,448
Anders Swahn	38,000	5,181	$472,448
Lip-Bu Tan	—	5,181	$68,648
All of our current directors and executive officers as a group (12 persons)	605,020	740,776	$15,644,407

Potential for Future Arrangements

To our knowledge, no employment, equity award or other agreement, arrangement, or understanding between any executive officer or director of Aquantia, on the one hand, and Parent or its affiliates, on the other hand, existed as of the date of this Proxy Statement, and the Merger is not conditioned upon any executive officer or director of Aquantia entering into any such agreement, arrangement, or understanding.

Although such arrangements have not, to our knowledge, been discussed as of the date of this Proxy Statement, it is possible that members of our current management team will enter into new employment or consulting arrangements with Parent or its affiliates. Such arrangements may include the right to purchase or participate in the equity of Parent or its affiliates. If any such arrangements with the existing management team are to be entered into, we would expect that they will not become effective until after the Merger is completed. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this Proxy Statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that: (i) the Effective Time will occur on July 25, 2019, (ii) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits and equity acceleration under their respective employment agreements or offer letters, as applicable, (iii) the named executive officer’s base salary rates remain unchanged from those in effect as of May 16, 2019, (iv) no named executive officer receives any additional equity grants at or prior to the Effective Time, and (v) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the Effective Time, additional compensation or benefits. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, prior to the Effective Time or the value of payments or benefits that are not based on or otherwise related to the Merger.

In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on the occurrence of both the Merger as well as the named executive officer’s termination of employment as being payable on a “double-trigger” basis, and we refer to payments that are conditioned only upon the occurrence of the Merger as being payable on a “single-trigger” basis. The individuals named below represent the named executive officers listed in our annual proxy with respect to the fiscal year ending December 31, 2018.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Faraj Aalaei	$675,000	$3,279,375	$40,428	$3,994,803
Pirooz Parvarandeh	$335,000	$1,151,014	$218,470	$1,704,484
Mark Voll	$300,000	$1,549,817	$28,980	$1,878,797
David Quarles	$137,500	$414,063	$13,200	$564,763

(1)

The conditions under which each of these payments and benefits are to be provided are set forth in more detail above in the section of this Proxy Statement titled, “The Merger—Interests of our Directors and Executive Officers in the Merger—Severance Benefits and Equity Acceleration” (page 44).

(2)

The amounts listed in this column represent severance payments under the applicable named executive officer’s employment agreement or offer letter, as applicable, as described in more detail above in the section of this Proxy Statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Severance Benefits and Equity Acceleration” (page 44).

(3)

The amounts listed in this column represent the value of the equity awards held by the named executive officer that would accelerate upon a qualifying termination (or, in the case of Mr. Aalaei, upon the consummation of the Merger) as set forth in more detail above in the section of this Proxy Statement titled, “The Merger—Interests of our Directors and Executive Officers in the Merger—Severance Benefits and Equity Acceleration” (page 44).

(4)

The amounts listed in this column represent the value of payment of welfare plan premiums pursuant to the terms of the applicable named executive officer’s employment agreement or offer letter, as applicable, as described in more detail above in the section of this Proxy Statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Severance Benefits and Equity Acceleration” (page 44) based on the applicable monthly benefit amounts in effect as of April 30, 2019. The amount in respect of Mr. Aalaei assumes that we will pay or reimburse Mr. Aalaei for these welfare plan premiums rather than provide him with a cash payment that is, on an after-tax basis (with a gross up for taxes), sufficient to obtain the same or equivalent coverage for his COBRA payment period. The amount in respect of Mr. Parvarandeh includes, in addition to the standard welfare plan premiums described above, the payment of $25,000 per year that Mr. Parvarandeh would be entitled to for up to seven years following his termination to assist with further health insurance premium payments, as described in more detail above in the section of this Proxy Statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Severance Benefits and Equity Acceleration” (page 44).

(5)

The “single trigger” benefit (due upon the consummation of the Merger) is the equity award vesting for Faraj Aalaei, as referenced in footnote (3). The “double trigger” benefits (due upon the executive officer’s qualifying termination within a limited time period following the completion of the Merger) include the severance payments referenced in footnote (2), the equity award vesting (other than that of Mr. Aalaei) referenced in footnote (3), and the welfare plan premiums referenced in footnote (4). The totals of these amounts are as follows:

Name	Single Trigger ($)	Double Trigger ($)
Faraj Aalaei	$3,279,375	$715,428
Pirooz Parvarandeh	$—	$1,704,484
Mark Voll	$—	$1,878,797
David Quarles	$—	$564,763

Indemnification of Directors and Executive Officers and Insurance

Pursuant to the terms of the Merger Agreement, members of our Board of Directors and our executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, see the section of this Proxy Statement titled “The Merger Agreement—Indemnification and Insurance” (page  78).

Restrictive Covenant Agreement

On May 6, 2019, Mr. Aalaei, in his capacity as a substantial security holder of Aquantia, entered into noncompetition and non-solicitation agreement in favor of Parent. Such agreement contains noncompetition and non-solicitation restrictive covenants in favor of Aquantia and Parent that become effective upon the date on which the Merger is completed and terminate on the third anniversary of the date on which the Merger is completed.

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, the Supporting Stockholders entered into Voting Agreements with Parent with respect to all Aquantia Common Stock beneficially owned by such Supporting Stockholders, and any additional Aquantia Common Stock and any other equity securities of Aquantia of which such Supporting Stockholders acquire record and/or beneficial ownership after the date of the Voting Agreements (the “Voting Agreement Shares”). On May 10, 2019, Parent and certain Supporting Stockholders entered into a First Amendment to the Voting and Support Agreement (each, a “Voting Agreement Amendment”) solely to correct errors in the number of Voting Agreement Shares reported as being beneficially owned by such Supporting Stockholders on the date of the Voting Agreement. As corrected by the Voting Agreement Amendments, as of the date of the Voting Agreements, the Supporting Stockholders beneficially owned approximately 4.7 million shares of Aquantia Common Stock (excluding shares of Aquantia Common Stock issuable pursuant to the exercise or vesting of equity awards), which represent approximately 13.4% of the total issued and outstanding shares of Aquantia Common Stock.

Pursuant to the Voting Agreements, the Supporting Stockholders have agreed, unless otherwise directed in writing by Parent, to vote all of the Voting Agreement Shares (i) in favor of (A) the Merger, and the adoption of the Merger Agreement; (B) each of the other actions contemplated by the Merger Agreement and (C) any action in furtherance of any of the foregoing, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Aquantia in the Merger Agreement and (iii) against each of the following actions (other than the Merger and the other Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange or other business combination involving any Aquantia or any of its subsidiaries; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of Aquantia or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution or liquidation of Aquantia or any of its subsidiaries; (D) any amendment to Aquantia’s certificate of incorporation or bylaws that may have the effect of (1) frustrating the purpose of, or breaching or nullifying any provision of the Merger Agreement; (2) impeding, interfering with, preventing, delaying or adversely affecting the Merger or (3) changing the voting rights of any shares of capital stock of Aquantia; (E) any material change in the capitalization of Aquantia or Aquantia’s corporate structure; and (F) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions. Under each Voting Agreement, the applicable Supporting Stockholder has granted to Parent (and its designee) an irrevocable proxy to vote the Voting Agreement Shares as provided above.

Other than the Voting Agreement with Joint Stock Company “RUSNANO”, the Voting Agreements, including the irrevocable proxies granted thereunder, will terminate upon the earliest of: (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date upon which the Merger becomes effective; and (iii) the date upon which Parent and the applicable Supporting Stockholders agree to terminate the Voting Agreement in writing. The Voting Agreement with Joint Stock Company “RUSNANO”, including the irrevocable proxy granted thereunder, will terminate upon the earliest of: (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date upon which the Merger becomes effective; (iii) the date upon which Parent and Joint Stock Company “RUSNANO” agree to terminate the Voting Agreement in writing; and (iv) the six month anniversary of the date of the Voting Agreement.

Rights of Appraisal for Aquantia Stockholders

If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of common stock unless otherwise expressly noted herein. Only a holder of record of shares of common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Aquantia Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, holders of shares of Aquantia Common Stock who: (1) submit a written demand for appraisal of their shares, (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Aquantia Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Aquantia Common Stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Merger Consideration in respect of the shares of Aquantia Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) are referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, Aquantia must, not less than 20 days prior to the meeting, notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes Aquantia’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this Proxy Statement as Annex C. In connection with the Merger, any holder of shares of Aquantia Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Aquantia believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Aquantia Common Stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Aquantia a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of Aquantia Common Stock wishing to exercise appraisal rights must deliver to Aquantia, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of Aquantia Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Aquantia stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Aquantia Common Stock must be executed by or on behalf of the holder of record, and must reasonably inform Aquantia of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A

DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Aquantia Corp.

91 East Tasman Drive, Suite 100

San Jose, California 95134

(408) 228-8300

Any holder of shares of Aquantia Common Stock who has delivered a written demand to Aquantia and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Aquantia a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Price Per Share within 60 days after the Effective Time. If an appraisal proceeding is commenced and Aquantia, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Price Per Share payable pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Aquantia Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Aquantia Common Stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including, for this purpose, any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Aquantia Common Stock. Accordingly, any holders of shares of Aquantia Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Aquantia Common Stock within the time and in the manner prescribed in Section 262. The failure of a holder of Aquantia Common Stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of Aquantia Common Stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Aquantia has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Aquantia Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Aquantia Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Aquantia Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Price Per Share. Neither Aquantia nor Parent anticipates offering more than the Price Per Share to any stockholder exercising appraisal rights, and each of Aquantia and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Price Per Share. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Aquantia Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Price Per Share, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Price Per Share in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Aquantia Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Aquantia Common Stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease.

Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, Aquantia Common Stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) whose Aquantia Common Stock is exchanged for cash pursuant to the Merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change and different interpretations, possibly with retroactive effect, and any such change or different interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the Merger. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the Merger, including applicable federal, state, local and non-U.S. tax consequences. For example, this summary does not consider the effect of (i) any U.S. federal non-income tax laws, (ii) any applicable state, local, or non-U.S. tax laws, or (iii) the Medicare contribution tax on net investment income or the alternative minimum tax. The discussion applies only to U.S. Holders who hold Aquantia Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to an Aquantia stockholder in light of his, her or its particular circumstances, or that may apply to an Aquantia stockholder subject to special treatment under the U.S. federal income tax laws, including, without limitation, Aquantia stockholders who:

•	are not U.S. Holders;

•	are regulated investment companies, real estate investment trusts, banks or certain other financial institutions, insurance companies, tax-exempt organizations, or retirement plans;

•	are dealers in securities or foreign currency

•	are traders that mark-to-market their securities;

•	are partnerships or other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations, or other pass-through entities;

•	have a functional currency other than the U.S. dollar;

•	who exercise and properly perfect appraisal or dissenters’ rights under Delaware law (and have not withdrawn such exercise or lost such rights) with respect to the Merger;

•	hold Aquantia Common Stock that is part of a straddle, hedging, constructive sale or conversion transaction,

•	acquired their Aquantia Common Stock pursuant to the exercise of employee stock options, stock purchase rights or restricted stock units, as restricted stock or otherwise as compensation;

•	hold their Aquantia Common Stock as “qualified small business stock” under Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

•	who acquired their Aquantia Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; or

•	who elect to apply Section 1400Z-2 of the Code to gain recognized with respect to their Aquantia Common Stock).

Aquantia stockholders should consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of any state, local, foreign or other tax laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Aquantia Common Stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

In General

The exchange of Aquantia Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Aquantia Common Stock for cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Aquantia Common Stock exchanged. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Aquantia Common Stock is more than one year on the date the Merger is completed. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

If a U.S. Holder acquired different blocks of Aquantia Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period, and thus the amount and character of its gain or loss, separately with respect to each block of Aquantia Common Stock.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently at a rate of 24%) generally will apply to payments of cash pursuant to the Merger. Backup withholding will generally not apply, however, to an Aquantia stockholder who furnishes the Paying Agent with its correct taxpayer identification number on a properly completed Internal Revenue Service (“IRS”) Form W-9 (if such Aquantia stockholder is a U.S. person as defined in the instructions thereto) or a properly completed appropriate IRS Form W-8 (if the Aquantia stockholder is not such a U.S. person) or otherwise establishes a basis for exemption from backup withholding. Each Aquantia stockholder and, if applicable, each other payee, should properly complete and sign the IRS Form W-9 included with the letter of transmittal (or the applicable IRS Form W-8) to provide the information and certification(s) necessary to avoid the imposition of backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability (if any); provided the required information is furnished to the IRS on a timely basis. Aquantia stockholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF AQUANTIA COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES, AND CHANGES IN ANY LAWS. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Regulatory Approvals Required for the Merger

In General

Under the Merger Agreement, each of Parent and Aquantia has agreed to use reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary to complete the Merger and make effective the other Contemplated Transactions, including satisfying the CFIUS Condition. See the sections of this Proxy Statement titled “The Merger Agreement—Efforts to Complete the Merger” (page 79) and “The Merger Agreement—Conditions to Completion of the Merger” (page 82) for more information.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act is thirty (30) calendar days, unless the waiting period is terminated earlier or extended by a second request for additional information. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until Aquantia and Parent file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Aquantia and Parent made the necessary filings with the FTC and the Antitrust Division of the DOJ on May 20, 2019.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

CFIUS

Aquantia and Parent have determined that the proposed transaction is subject to review by CFIUS, an interagency committee that is chaired by the Secretary of the Treasury and comprises representatives from other U.S. government agencies, and that is authorized to review certain foreign investments for potential national security concerns.

Aquantia and Parent have determined that Parent is a “foreign person” for purposes of applicable regulations, and the Merger would result in Parent acquiring control over Aquantia. Accordingly, the Merger Agreement provides for Aquantia and Parent to submit a declaration to CFIUS at least 45 days prior to closing. Once the declaration is submitted to and accepted by CFIUS, CFIUS will have 30 days to review the declaration. At the conclusion of the 30-day period, CFIUS may: (a) request that Aquantia and Parent file a written notice (a “Joint Voluntary Notice”) with respect to the Merger; (b) inform Aquantia and Parent that CFIUS is not able to complete action under applicable regulations with respect to the Merger on the basis of the declaration and that Aquantia and Parent may file a Joint Voluntary Notice to seek written notification from CFIUS that CFIUS has concluded all action under applicable regulations with respect to the Merger; (c) initiate a unilateral review of the Merger; or (d) notify Aquantia and Parent that CFIUS has concluded all action under applicable regulations with respect to the Merger. Under the Merger Agreement, Aquantia and Parent have agreed that the CFIUS Condition (as defined below) will be satisfied if they receive a notice from CFIUS described in (b) or (d) above. Aquantia and Parent submitted a declaration to CFIUS on May 23, 2019.

If Aquantia and Parent are requested by CFIUS to submit a Joint Voluntary Notice (i.e., through the request described in clause (a) of the preceding paragraph), the parties will submit a Joint Voluntary Notice to CFIUS, which will undertake an initial 45-day review that may be extended by CFIUS for an additional 45-day investigation. CFIUS may reject the Joint Voluntary Notice at any time after it has been accepted for certain reasons, including if Aquantia and Parent do not provide information requested by CFIUS within three business days of the request or within a longer time frame if Aquantia and Parent so request in writing and CFIUS grants that request in writing. As a result of CFIUS’s review or investigation of the Merger, CFIUS may: (a) conclude action under applicable regulations by determining that there are no unresolved national security concerns; (b) send a report to the President of the United States (the “President”) recommending that the Merger be suspended or prohibited; or (c) send a report to the President requesting the President’s decision if: (i) CFIUS recommends that the President suspend or prohibit the Merger; (ii) the members of CFIUS are unable to reach a decision on whether to recommend that the President suspend or prohibit the Merger; or (iii) CFIUS requests that the President make a determination with regard to the Merger. Should CFIUS send a report to the President, the President will have up to 15 days to decide whether to suspend or prohibit the Merger.

For purposes of the Merger Agreement, the “CFIUS Condition” will be deemed to have been satisfied if: (a) Aquantia and Parent receive written notice from CFIUS stating that CFIUS has concluded that the Merger is neither a “covered transaction” nor a “pilot program covered transaction” as those terms are defined at 31 C.F.R. § 800.207 and 31 C.F.R. § 801.210, respectively, and, therefore, not subject to review by CFIUS; (b) Aquantia and Parent receive written notice from CFIUS stating that CFIUS has concluded all action under applicable regulations with respect to the Merger and CFIUS has determined that there are no unresolved national security concerns with respect to the Merger; provided, however, that if the written notice described in this clause (b) requires or contemplates that Parent or any of its affiliates take or agree to take, or will take or agree to take, any action or actions that would, individually or in the aggregate, reasonably be expected to constitute a Burdensome Condition, other than a Burdensome Condition to which Parent had previously agreed in writing), then the CFIUS Condition will not be deemed to have been satisfied; (c) Aquantia and Parent receive written notice from CFIUS pursuant to 31 C.F.R. § 801.407(a)(2) that CFIUS is not able to complete action under the DPA with respect to the Merger on the basis of the declaration submitted and that Aquantia and Parent may file a Joint Voluntary Notice; or (d) CFIUS sends a report to the President requesting the President’s decision and the President has announced a decision not to take any action to suspend or prohibit the Merger pursuant to the DPA.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement, a copy of which is included as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. Aquantia urges you to read carefully this entire Proxy Statement, including the annexes and the documents incorporated by reference, before making any decisions regarding the Merger.

The Merger Agreement has been included to provide you with information regarding its terms, and Aquantia recommends that you read the Merger Agreement carefully and in its entirety. The Merger Agreement establishes and governs the legal relations among the parties with respect to the Merger, Aquantia and Parent. The representations and warranties described below and included in the Merger Agreement were made by the parties to each other as of specific dates. The assertions contained in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Aquantia and Parent in connection with negotiating the terms of the Merger Agreement, which you should consider as you read the representations and warranties in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information Aquantia filed with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that Aquantia delivered to Parent in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of Aquantia, and the representations and warranties have been used for the purpose of allocating risk between Parent and Aquantia. Accordingly, the representations and warranties in the Merger Agreement should be read in conjunction with the other information provided elsewhere in this Proxy Statement and in the documents that are incorporated by reference into this Proxy Statement for information regarding Aquantia and its business. See the section of this Proxy Statement titled “Other Matters—Where You Can Find More Information” (page 95).

The Merger

On May 6, 2019, Parent, Merger Sub and Aquantia entered into the Merger Agreement.

Subject to and upon the terms and the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into Aquantia, whereupon the separate corporate existence of Merger Sub will cease and Aquantia will continue its existence under the laws of the State of Delaware as the surviving corporation (the “Surviving Corporation”) and as an indirect wholly owned subsidiary of Parent. The Merger will have the effects set forth in the Merger Agreement and the applicable provisions of the DGCL. At the Effective Time, all of the property, rights, privileges, powers and franchises of Aquantia and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Aquantia and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. The certificate of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to conform to Exhibit C of the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Effective Time and Completion of the Merger

The Merger Agreement provides that the completion of the Merger will take place on a business day to be mutually agreed by Parent and Aquantia, which must be no later than the third business day after the date on which the last to be satisfied or waived of the conditions to the completion of the Merger set forth in the Merger Agreement (other than the conditions relating to Parent’s and Aquantia’s receipt of certain certifications) is satisfied or waived, but subject to the satisfaction or waiver of the closing condition of each of Parent and Aquantia relating to the receipt of such certifications from the other party and the continued satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement (see the section of this Proxy Statement titled “The Merger Agreement—Conditions to Completion of the Merger” (page 82) for more information regarding closing conditions) or at such other place, time or date as Parent and Aquantia may jointly designate. Notwithstanding the foregoing, if the completion of the Merger would otherwise be required to occur during the last 15 days of any fiscal quarter of Parent, then Parent may elect, by delivering a written notice to Aquantia at least one business day prior to the date on which the completion of the Merger would otherwise be required to occur, to delay the completion of the Merger until the second business day of the following fiscal quarter of Parent. If Parent so elects to delay the completion of the Merger, then, effective as of the date the completion of the Merger would otherwise be required to occur, each of Parent, Merger Sub and Aquantia will deliver certain certifications to the other party and irrevocably waive in writing each of the other closing conditions set forth in the Merger Agreement, other than those relating to the absence of certain restraints prohibiting the completion of the Merger.

The Merger will become effective when a certificate of merger satisfying the applicable requirements of the DGCL is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by Parent and Aquantia and specified in such certificate of merger (the “Effective Time”). The date on which the Effective Time occurs is referred to herein as the “closing date of the Merger.”

Merger Consideration

At the Effective Time, each share of Aquantia common stock that is outstanding immediately prior to the Effective Time (other than shares held by Parent, Merger Sub, Aquantia or any of their respective wholly owned subsidiaries and shares as to which appraisal rights have been properly exercised pursuant to Delaware law, as described in the section of this Proxy Statement titled “The Merger—Rights of Appraisal for Aquantia Stockholders” (page 50)) will be converted into the right to receive $13.25 in cash (the “Price Per Share”), without interest.

At the Effective Time, any shares of Aquantia Common Stock that are held by Aquantia (or held in Aquantia’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such shares. At the Effective Time, any shares of Aquantia Common Stock that are held, directly or indirectly, by a wholly owned subsidiary of Aquantia immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding as an equal number of shares of common stock of the Surviving Corporation.

The Merger Agreement provides that, if any shares of Aquantia Common Stock outstanding immediately prior to the Effective Time constitute restricted stock (“Company Restricted Stock”), then: (a) the Price Per Share payable in exchange for each such share of Company Restricted Stock will be unvested and subject to the same repurchase option, risk of forfeiture or other conditions applicable to such Company Restricted Stock; and (b) such consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates.

The Merger Agreement further provides that if, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Aquantia Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Aquantia during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be paid in respect of shares of Aquantia Common Stock will be adjusted to the extent appropriate.

Exchange of Certificates

Parent has selected [            ] to act as paying agent in the Merger (the “Paying Agent”). The Merger Agreement provides that, Parent will use reasonable efforts to deposit with the Paying Agent, promptly after the Effective Time on the closing date of the Merger (and in any event within one business day following the closing date of the Merger), cash sufficient to make payments of the Merger Consideration for shares of Aquantia Common Stock, other than payments of the Merger Consideration that may become payable with respect to shares of Aquantia Common Stock that, immediately prior to the Effective Time, constituted Company Restricted Stock. Following the Effective Time, Parent will retain cash sufficient to make payments of the Merger Consideration payable to the former holders of Company Restricted Stock in accordance with the Merger Agreement.

The Merger Agreement provides that, promptly after the Effective Time, the Paying Agent will mail to the record holders of certificates of shares of Aquantia Common Stock or of uncertificated shares of Aquantia Common Stock immediately prior to the Effective Time a letter of transmittal, in customary form and containing such provisions as Parent may reasonably specify, and instructions on how to surrender such certificates or transfer such shares in exchange for the Merger Consideration. The Merger Agreement further provides that, upon surrender by a record holder of a certificate of shares of Aquantia Common Stock to the Paying Agent or compliance with the reasonable procedures established by the Paying Agent for transfer of uncertificated shares of Aquantia Common Stock, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (a) such record holder will be entitled to receive the cash consideration that such holder has the right to receive pursuant to the Merger Agreement in full satisfaction of all rights pertaining to the shares of Aquantia Common Stock formerly represented by such certificate or uncertificated shares and (b) such certificate or such uncertificated shares will be canceled. The Merger Agreement further provides that, in the event of a transfer of ownership of any shares of Aquantia Common Stock which are not registered in the transfer records of Aquantia, payment of the Merger Consideration may be made to a person or entity other than the holder in whose name the certificate formerly representing such shares or uncertificated shares is registered if: (a) any such certificate is properly endorsed or otherwise in proper form for transfer; and (b) such holder pays any fiduciary or surety bonds and any transfer or other similar taxes required by reason of the payment of such Merger Consideration to a person or entity other than such holder (or such holder establishes to the reasonable satisfaction of Parent that such bonds and taxes have been paid or are not applicable). Until surrendered or transferred as contemplated by the Merger Agreement, each certificate or uncertificated share will be deemed from the Effective Time to represent only the right to receive the Merger Consideration. If any certificate of shares of Aquantia Common Stock has been lost, stolen or destroyed, Parent may, as a condition to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such certificate.

The Merger Agreement provides that any portion of the cash amounts deposited by Parent with the Paying Agent that has not been distributed within 180 days after the closing date of the Merger will be delivered to Parent upon demand, and any former holders of certificates of Aquantia Common Stock or uncertificated Aquantia Common Stock who have not surrendered their certificates or transferred their shares may thereafter look only to Parent for satisfaction of their claims for the Merger Consideration. If any certificate for Aquantia Common Stock has not been surrendered, or any uncertificated share has not been transferred, by the earlier of: (a) the fifth anniversary of the date on which the Merger becomes effective; and (b) the date immediately prior to the date on which the cash amount that such certificate or uncertificated share represents the right to receive would otherwise escheat to or become the property of any governmental body, then such cash amount will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claim or interest of any person previously entitled thereto.

Treatment of Aquantia Equity Awards

Stock Options

The Merger Agreement provides that, at the Effective Time, each stock option under Aquantia’s 2004 Equity Incentive Plan, 2015 Equity Incentive Plan and 2017 Equity Incentive Plan (each such option a “Company Option” and such plans the “Company Equity Plans”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time, has a per share exercise price for the Aquantia Common Stock subject to such Company Option that is less than the Price Per Share (each an “In the Money Option”), is vested (after giving effect to any applicable terms of vesting acceleration) and is held by a person who is not a Continuing Employee (as defined below) (each, a “Cash-Out Option”), will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable tax withholding or other amounts required by applicable legal requirements to be withheld) an amount in cash equal to the product of (a) the total number of shares of Aquantia Common Stock subject to such Cash-Out Option multiplied by (b) the excess of (i) the Price Per Share over (ii) the per share exercise price for the Aquantia Common Stock subject to such Cash-Out Option. The Merger Agreement further provides that, following the Effective Time, any such canceled Cash-Out Option will entitle the former holder thereof only to the payment described above, which will be made by the Surviving Corporation within ten business days after the Effective Time.

The Merger Agreement provides that, at the Effective Time, each In the Money Option that is held by a person who is an employee of Aquantia or any of its subsidiaries as of immediately prior to the Effective Time and is continuing employment with Parent, the Surviving Corporation or any subsidiary or affiliate of the Surviving Corporation after the Effective Time (each a “Continuing Employee”), whether vested or unvested, will be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Option (including any provisions with respect to the acceleration of vesting following the Effective Time), that number of Parent common shares (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Aquantia Common Stock subject to such Company Option, multiplied by (b) the Conversion Ratio (as defined below), at an exercise price per Parent common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for the Aquantia Common Stock subject to such Company Option, by (ii) the Conversion Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”). The assumption and conversion of Converted Options described above will in each case be effected in a manner intended to comply with Section 409A of the Code.

For purposes of the Merger Agreement, the “Conversion Ratio” is defined as the quotient obtained by dividing (a) the Price Per Share by (b) an amount equal to the volume weighted average trading price of a Parent common share on the Nasdaq Global Select Market for the five consecutive trading days ending on the trading day immediately preceding the closing date of the Merger.

The Merger Agreement provides that, at the Effective Time, each Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Aquantia Common Stock subject to such Company Option that is equal to or greater than the Price Per Share, and each In the Money Option that is unvested (after giving effect to any applicable terms of vesting acceleration) and held by a person who is not a Continuing Employee will be canceled and extinguished for no consideration.

Restricted Stock Units

The Merger Agreement provides that, at the Effective Time, each Aquantia restricted stock unit (each a “Company RSU”) that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any applicable terms of vesting acceleration) and held by a Continuing Employee will be converted into that number of Parent restricted stock units, rounded down to the nearest whole share, equal to the product of (a) the total number of shares of Aquantia Common Stock subject to such Company RSU, multiplied by (b) the

Conversion Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Each Converted RSU will be subject to the same terms and conditions as were applicable to the underlying Company RSU prior to the Effective Time (including any provisions with respect to the acceleration of vesting following the Effective Time).

The Merger Agreement provides that, at the Effective Time, each Company RSU that is outstanding and unvested (after giving effect to any applicable terms of vesting acceleration) immediately prior to the Effective Time and held by a person who is not a Continuing Employee will be canceled and extinguished for no consideration.

The Merger Agreement provides that, at the Effective Time, each Company RSU that is outstanding and vested immediately prior to the Effective Time (after giving effect to any applicable terms of vesting acceleration and including those Company RSUs that become vested immediately prior to or as of the Effective Time) will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding taxes, or other amounts required by applicable legal requirements to be withheld) an amount in cash equal to the product of (a) the Price Per Share, multiplied by (b) the total number of shares of Aquantia Common Stock subject to such Company RSU. The Merger Agreement further provides that, following the Effective Time, any such canceled Company RSU will entitle the former holder thereof only to the payment described above, which will be made by the Surviving Corporation within ten business days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding and unvested Company Option and Company RSU held by a non-employee member of Aquantia’s board of directors will be vested in full.

The Merger Agreement further provides that if a Company Option or Company RSU is subject to the legal requirements of a non-U.S. jurisdiction and Parent determines that such Company Option or Company RSU may not be subject to the treatment described above under the applicable legal requirements of such non-U.S. jurisdiction, Parent will provide for such treatment that is in compliance with such legal requirements and reasonably agreed upon by Parent and Aquantia at least twenty calendar days prior to the Effective Time.

Company ESPP

The Merger Agreement provides that, as soon as practicable after May 6, 2019, Aquantia will take all action that may be necessary to provide that: (a) no new offering period (or any similar period during which shares may be purchased) will commence under Aquantia’s 2017 Employee Stock Purchase Plan (the “ESPP”) following the commencement of the offering period scheduled to commence on May 15, 2019 (the “Final Offering Period”) and the Final Offering Period will have a maximum duration of six months; (b) participants in the ESPP as of May 6, 2019 may not increase their payroll deductions under the ESPP from those in effect at the commencement of the Final Offering Period; (c) no new participants may commence participation in the ESPP following the commencement of the Final Offering Period; and (d) the Final Offering Period may not be extended beyond its original six month duration. The Merger Agreement further provides that, as soon as reasonably practicable after May 6, 2019 (but in any event prior to the closing date of the Merger), Aquantia will: (i) cause the Final Offering Period (or any similar period during which shares may be purchased) to be the final offering period under the ESPP and to be terminated no later than three business days prior to the anticipated closing date of the Merger (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period as a fully effective and completed offering period (or similar period) for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the Final Exercise Date (and no further rights will be granted or exercised thereunder after the Final Exercise Date); and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP will be used to purchase shares of Aquantia Common Stock in accordance with the terms of the ESPP (as amended pursuant to the foregoing), and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Price Per Share in accordance with the Merger Agreement, subject to withholding of any applicable income and employment withholding taxes. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time will, to the extent not so used to purchase shares, be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Company Warrants

The Merger Agreement provides that, as promptly as practicable after the date of the Merger Agreement, but no later than three business days prior to the closing date of the Merger, Aquantia will, in consultation with Parent, use its reasonable best efforts to cause the warrants to purchase shares of Aquantia Common Stock that are identified on the confidential disclosure schedules (the “Warrants”) to be amended to provide that the Warrants will be canceled, terminated and extinguished without consideration at the Effective Time and that, from and after the Effective Time, the holders thereof will have no rights with respect thereto.

Representations and Warranties

Parent, Merger Sub and Aquantia made representations and warranties in the Merger Agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to certain exceptions and qualifications contained in the Merger Agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure schedules delivered by Aquantia to Parent. The representations and warranties made by Aquantia also are subject to, and qualified by, certain information disclosed in Aquantia’s filings made with the SEC between October 6, 2017 and the third business day before the date of the Merger Agreement.

The representations and warranties made by each of Parent, Merger Sub and Aquantia relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including corporate standing;

•	legal proceedings and orders;

•	authority to enter into and to perform the obligations under the Merger Agreement and to complete the other transactions contemplated thereby;

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the execution, delivery or performance of the Merger Agreement or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement not contravening applicable organizational documents or laws or orders from governmental bodies;

•	required governmental approvals for completion of the transactions contemplated by the Merger Agreement, including the Merger; and

•	accuracy of information supplied for inclusion in this proxy statement.

The representations and warranties made solely by Aquantia relate to the following subject matters, among other things:

•	subsidiaries;

•	the qualification to do business under applicable law and corporate power;

•	the provision of, and compliance with, organizational, governing and similar corporate documents;

•	capital structure and equity securities;

•	the timely filing of all documents required to be filed with the SEC by Aquantia since October 6, 2017, and the content and preparation of financial statements;

•	the absence of certain changes, events and actions between December 31, 2018 and the date of the Merger Agreement;

•	the absence of “channel stuffing” and related actions;

•	title to tangible assets, valid leasehold interests, absence of interests in real property, use and operation of leased real property and adequacy of equipment and other tangible assets;

•	intellectual property;

•	material contracts, including that each such contract is valid and in full force and effect and the absence of a material breach of or default under any such contract;

•	product support policies, warranties, defects and other matters relating to Aquantia’s products;

•	relations with major customers and suppliers;

•	absence of certain liabilities;

•	compliance with legal requirements, including export controls and corrupt practices legislation;

•	possession of permits, licenses, registrations or other qualifications or authorizations from governmental bodies and the making of all necessary filings required under applicable legal requirements;

•	grants, incentives and subsidies from governmental bodies;

•	tax matters;

•	employment and labor matters;

•	employee benefit plans;

•	environmental matters;

•	insurance;

•	the approval and recommendation by Aquantia’s board of directors to its stockholders regarding the Merger Agreement and the other transactions contemplated thereby;

•	anti-takeover statutes and regulations and the absence of a shareholder rights plan;

•	vote required for adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement;

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the execution, delivery or performance of the Merger Agreement or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement not contravening contracts or permits, licenses, registrations or other qualifications or authorizations of governmental bodies or resulting in the imposition of encumbrances;

•	opinion of Aquantia’s financial advisor; and

•	advisors’ fees.

The representations and warranties made solely by Parent and Merger Sub relate to the following subject matters, among other things:

•	availability of funding; and

•	absence of ownership of Aquantia Common Stock.

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Merger Agreement are qualified by or refer to the concept of a Material Adverse Effect. For purposes of the Merger Agreement, a “Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise), operations or results of operations of Aquantia and its subsidiaries, taken as a whole; or (b) the ability of Aquantia to timely complete the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that, with respect to clause (a) above, a change occurring after the date of the Merger Agreement will not be deemed to constitute a Material Adverse Effect (and will not be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur) if such change results from:

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economic conditions in the United States or in other locations in which Aquantia or any of its subsidiaries has material operations, except to the extent such economic conditions have a disproportionate effect on Aquantia or any of its subsidiaries as compared to any of the other companies in the semiconductor industry;

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economic conditions that generally affect the semiconductor industry, except to the extent such economic conditions have a disproportionate effect on Aquantia or any of its subsidiaries as compared to any of the other companies in the semiconductor industry;

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changes in the stock price or trading volume of Aquantia’s common stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

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the failure, in and of itself, of Aquantia to meet securities analysts’ published projections of earnings, results of operations or revenues or internal projections of earnings, results of operations or revenues made available to Parent prior to the date of the Merger Agreement (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

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changes after the date of the Merger Agreement in legal requirements or other legal or regulatory conditions or changes after the date of the Merger Agreement in U.S. generally accepted accounting principles (“GAAP”) or other accounting standards (or the interpretation thereof), except to the extent such changes have a disproportionate effect on Aquantia or any of its subsidiaries as compared to any of the other companies in the semiconductor industry;

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changes after the date of the Merger Agreement in political conditions, except to the extent such changes or acts have a disproportionate effect on Aquantia or any of its subsidiaries as compared to any of the other companies in the semiconductor industry;

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acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Merger Agreement, except to the extent such events or conditions have a disproportionate effect on Aquantia or any of its subsidiaries as compared to any of the other companies in the semiconductor industry;

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losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to (a) the execution, delivery, announcement or pendency of the Merger Agreement, (b) the identity of Parent or any of its subsidiaries or (c) any written communication by Parent or any of its subsidiaries to any of the customers, suppliers, distributors, business partners or employees of Aquantia or any of its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of Aquantia and its subsidiaries following the Effective Time;

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the costs incurred by Aquantia in pursuing or defending any litigation that it is required to pursue or defend in order to comply with its obligations under the Merger Agreement with respect to (a) the enforcement of “standstill” or other “deal protection” provisions against certain third parties and (b) obtaining certain regulatory approvals;

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any stockholder class action or derivative litigation commenced against Aquantia after the date of the Merger Agreement and arising from allegations of breach of fiduciary duty of Aquantia’s directors relating to their approval of the Merger Agreement or from allegations of false or misleading public disclosure by Aquantia with respect to the Merger Agreement; or

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a failure by Aquantia to take a specifically identified action that is prohibited by the terms of certain specified clauses of Aquantia’s interim operating covenants where (a) Aquantia requested, in writing, permission from Parent to take such specifically identified action and (b) Parent unreasonably withheld its consent to the taking of such action.

No reduction or other adverse change in Aquantia’s or its subsidiaries’ business, condition (financial or otherwise), operation or results of operations that results directly from the historical facts described below will be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur:

•	for the last several quarters leading up to the execution of the Merger Agreement, there was a deterioration in demand in the enterprise, data center and access markets;

•	for the last several quarters leading up to the execution of the Merger Agreement, there was a deterioration in demand for semiconductors in China;

•	for the last several quarters leading up to the execution of the Merger Agreement, certain tariffs affecting U.S.-China trade were implemented or proposed;

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prior to the date of the Merger Agreement, certain of Aquantia’s key customers indicated that their demand for Aquantia’s products and services used in their systems currently in production will be reduced in 2019 as compared with their demand for such products and services in 2018;

•	Aquantia’s results of operations for the fiscal quarter ended March 31, 2019 were below Aquantia’s internal projections as well as analysts’ estimates for that quarter; and

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Aquantia had a customer order backlog for the second quarter of fiscal year 2019 of $6.7 million, representing 33% of Aquantia’s forecasted revenue for that quarter, and Aquantia’s customer order backlog for the first quarter of fiscal year 2019 represented 85% of Aquantia’s actual revenue for that quarter.

Interim Operations of Aquantia

Aquantia has undertaken covenants in the Merger Agreement relating to the conduct of its business during the period from the date of the Merger Agreement through the Effective Time. Under the Merger Agreement, during such period, except (a) as may be required by applicable legal requirements, (b) with the prior written consent of Parent, (c) as expressly required by the Merger Agreement or (d) as set forth in the confidential disclosure schedules: (i) Aquantia has agreed that it will conduct, and will ensure that each of its subsidiaries conducts, its business and operations in the ordinary course and in accordance with past practices; (ii) Aquantia has agreed to use commercially reasonable efforts to ensure that it and each of its subsidiaries (A) preserves intact its current business organization, (B) keeps available the services of its current officers and employees (other than for routine terminations in the ordinary course of business of officers or employees that are not at the level of vice president or above) and (C) maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons or entities having material business relationships with Aquantia or its subsidiaries, as applicable; and (iii) Aquantia has agreed that it will promptly notify Parent of the receipt of any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Merger or any of the other transactions contemplated by the Merger Agreement.

In addition, under the Merger Agreement, during the period from the date of the Merger Agreement through the Effective Time, except (a) as may be required by applicable legal requirements, (b) with the prior written consent of Parent, (c) as expressly required by the Merger Agreement or (d) as set forth in the confidential disclosure schedules, Aquantia has agreed that it will not, and will ensure that its subsidiaries do not:

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declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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sell, issue, grant or authorize the sale, issuance or grant of: (i) any capital stock or other security; (ii) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that (A) Aquantia may issue shares of its common stock upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Options and Company RSUs outstanding as of the date of the Merger Agreement or issued during the period from the date of the Merger Agreement through the Effective Time in compliance with the other applicable provisions of the interim operating covenants, in each case in accordance with their terms and (B) Aquantia may, in the ordinary course of business and consistent with past practices, but subject to the limitations set forth in the confidential disclosure schedules, grant to employees of Aquantia and its subsidiaries hired during the period from the date of the Merger Agreement through the Effective Time in compliance with the other applicable provisions of the interim operating covenants and to non-officer employees of Aquantia or its subsidiaries Company Options (having an exercise price equal to the fair market value of Aquantia Common Stock covered by such Company Option, determined as of the time of the grant of such Company Option) and Company RSUs, in each case containing no vesting acceleration provisions and containing Aquantia’s standard vesting schedule);

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amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any contract evidencing any Company Option or Company RSU, or otherwise modify any of the terms of any outstanding Company Option or Company RSU, warrant or other security or any related contract;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	(i) form any subsidiary; or (ii) acquire any equity interest or other interest in any other entity;

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make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in Aquantia’s capital expenditure budget as set forth in the confidential disclosure schedules (except that Aquantia and its subsidiaries may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of Aquantia and its subsidiaries during a fiscal quarter, do not exceed $50,000 in the aggregate);

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(i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract; or (ii) renew, extend, amend or terminate, or waive or exercise any material right or remedy under, any material contract, other than in the ordinary course of business and consistent with past practices;

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enter into or become bound by any contract imposing any material restriction on the right or ability of Aquantia or any of its subsidiaries (i) to engage in any line of business or compete with, or provide services to, any other person or entity or in any geographic area, (ii) to acquire any material product or other material asset or any service from any other person or entity, sell any product or other material asset to or perform any service for any other person or entity, (iii) transact business or deal in any other manner with any other person or entity or (iv) to develop, sell, supply, license, distribute, offer, support or service any product or any intellectual property or other asset to or for any other person or entity;

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enter into or become bound by any contract that (i) grants material and exclusive rights to license, market, sell or deliver any product of Aquantia or any of its subsidiaries, (ii) contains any “most favored nation” or similar provision in favor of the other party or (iii) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by Aquantia or any of its subsidiaries that is material to Aquantia and its subsidiaries, taken as a whole;

•

(i) acquire, lease or license any right or other asset from any other person or entity or sell or otherwise dispose of, or lease or license, any right or other asset to any other person or entity (except in each case for immaterial assets acquired, leased, licensed or disposed of by Aquantia in the ordinary course of business and consistent with past practices and the renewal of any non-material real property lease upon the expiration thereof for a renewal term no greater than six months); or (ii) waive or relinquish any material right;

•

make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrance, except for encumbrances that do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes;

•

(i) lend or advance money to any person or entity, other than routine advances to employees and independent contractors for travel and other normal business expenses incurred in the ordinary course of business consistent with past practices; or (ii) incur, assume, guarantee or prepay any indebtedness (directly, contingently, or otherwise), except that Aquantia or any of its subsidiaries may lend money to one another, or incur any indebtedness to, or guarantee any indebtedness of, one another, in each case in the ordinary course of business and consistent with past practices;

•

(i) enter into any collective bargaining agreement, works council agreement or other contract with any employee representative body or (ii) establish, adopt, enter into, materially amend or terminate any employee benefit plan or employment agreement or any plan, practice, agreement, arrangement or policy that would be an employee benefit plan or employment agreement if it was in existence on the date of the Merger Agreement (other than extensions, renewals or replacements of any employee benefit plan, in the ordinary course of business consistent with past practice), pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (excluding equity-based compensation, which is addressed in other applicable provisions of the interim operating covenants) or remuneration payable to, any of its directors, officers or other employees (except that Aquantia (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Aquantia’s customary employee review process, (B) may make customary bonus payments consistent with past practices in accordance with existing bonus plans referred to in the confidential disclosure schedules and (C) may, subject to the other applicable provisions of the interim operating covenants, pay, or make any new commitment to pay, in each case in the ordinary course of business consistent with past practice, any compensation (excluding equity-based compensation, which is addressed in other applicable provisions of the interim operating covenants) to any newly hired employee, contract worker, officer, member of the Board of Directors or other individual service provider of or to Aquantia, its subsidiaries or any of their affiliates);

•

(i) hire any employee at the level of senior director or above or with an annual base salary in excess of $240,000; (ii) promote any employee to the level of senior director or above; or (iii) engage any consultant or independent contractor, unless the engagement of such consultant or independent contractor may be terminated by Aquantia or its subsidiaries on less than six months’ notice;

•	(i) change in any material respect (A) any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies or other business policies or (B) any of its methods of accounting or accounting practices, including with respect to taxes; (ii) offer any discount, rebate, strategic buy or contract or purchase order modification to any customer or distributor that has the effect of artificially or temporarily increasing Aquantia’s consolidated revenues; or (iii) write down any of its material assets in excess of $50,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

•

(i) adopt any material method of tax accounting or make any material tax election (or allow any material tax election previously made to expire) that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing tax returns with respect to periods ending prior to the completion of the Merger (including positions, elections or methods that would have the effect of deferring income to periods ending after the closing date of the Merger or accelerating deductions to periods ending on or before the closing date of the Merger); (ii) prepare or file any material tax return or amended tax return inconsistent with past practices; (iii) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to taxes; or (iv) request any ruling, closing agreement or similar guidance with respect to a material amount of taxes;

•

(i) commence any legal proceeding; or (ii) settle any legal proceeding, other than (A) any settlement that provides for the payment of money damages by Aquantia or any of its subsidiaries of less than $200,000 and no other relief of any nature, includes a complete and unconditional release by all plaintiffs and all related parties in favor of Aquantia and its subsidiaries and their respective current and future affiliates, representatives, successors and assigns from all liabilities and obligations with respect to the claims at issue in such lawsuit and does not involve a finding or admission of any wrongdoing on the part of Aquantia or any of its subsidiaries or any of its representatives or current or future affiliates, (B) settlements entered into with respect to a legal proceeding commenced or threatened against Aquantia or any of its officers or directors relating to the Merger or any of the other transactions contemplated by the Merger Agreement or (C) routine collection matters in the ordinary course of business and consistent with past practices;

•

abandon, forfeit, permit to lapse, terminate or cancel any material right (including any intellectual property rights) or take any action or fail to take any action if the taking of or failure to take such action will, or would reasonably be expected to, result in any of the foregoing;

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enter into any contract covering any current or former employee, contract worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to Aquantia or any of its subsidiaries or any of their affiliates or make any payment to any such person or entity that, considered individually or collectively with any other such contracts or payments, will or would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. tax legal requirements);

•	convene any special meeting of Aquantia’s stockholders, except in accordance with the terms of the Merger Agreement;

•

other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income taxes would be incurred in connection with such repatriation; provided, however, that in the event that (i) Aquantia notifies Parent of any such proposed transfer or repatriation and (ii) Parent fails to promptly and in good faith consider such proposed transfer or repatriation and respond to Aquantia with respect thereto, the written consent of Parent for such transfer or repatriation shall be deemed to have been obtained by Aquantia;

•	become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

•

cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

•	authorize, approve, agree, commit or offer to take any of the foregoing actions.

The Merger Agreement provides that Parent will not unreasonably withhold, delay or condition its consent to the taking of certain of the foregoing actions.

No Solicitation or Discussions by Aquantia

Under the Merger Agreement, subject to the exceptions described below, Aquantia has agreed that it will not (and will not resolve or publicly propose to), directly or indirectly, and will ensure that each of its subsidiaries does not (and does not resolve or publicly propose to), and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub and their representatives acting on Parent’s behalf):

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solicit, initiate, knowingly encourage, assist, knowingly induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below), including by approving any transaction, or approving any person or entity (other than Parent and its affiliates) becoming an “interested stockholder” for purposes of Section 203 of the DGCL, or take any action that could reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry;

•

furnish or otherwise provide access to any information regarding Aquantia or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person or entity with respect to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend any Acquisition Proposal; or

•

enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any contract relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction (as defined below).

Under the Merger Agreement, Aquantia has also agreed that it will, and will ensure that each of its subsidiaries will and will use its reasonable best efforts to cause its and their respective representatives to, immediately cease and cause to be terminated any existing solicitation or encouragement of, or discussions or negotiations with any person or entity relating to, any Acquisition Proposal or Acquisition Inquiry.

Under the Merger Agreement, Aquantia has further agreed that it will not, and that it will ensure that none of its subsidiaries will, release or permit the release of any person or entity from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which Aquantia or any of its subsidiaries is or becomes a party or under which Aquantia or any of its subsidiaries has or acquires any rights, and to use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent (and such reasonable efforts will require Aquantia to pursue litigation against any person or entity that breaches any “standstill” provision or other “deal protection” provision in any such agreement); provided, however, that (except as expressly set forth in the immediately preceding parenthetical) such reasonable efforts will not require Aquantia to pursue any litigation; and provided, further, that Aquantia may release a person or entity from, or amend or waive any provision of, any “standstill” agreement or provision if: (a) Aquantia’s board of directors determines in good faith, after having taken into account the advice of Aquantia’s outside legal counsel, that the failure to release such person or entity from such agreement or provision or the failure to amend such agreement or waive such provision would reasonably be expected to be inconsistent with its fiduciary obligations to Aquantia’s stockholders under applicable Delaware law; and (b) Aquantia provides Parent with written notice of Aquantia’s intent to take such action at least 48 hours before taking such action.

For purposes of the Merger Agreement, an “Acquisition Transaction” is defined as any transaction or series of transactions (other than the Contemplated Transactions) involving:

•

a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (a) in which Aquantia or any of its subsidiaries is a constituent or participating corporation; (b) in which a person or entity or group of persons or entities directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Aquantia or any of its subsidiaries; or (c) in which Aquantia or any of its subsidiaries issues securities representing 15% or more of the outstanding securities of any class of such company (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

•

any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Aquantia and its subsidiaries; or

•	any liquidation or dissolution of Aquantia or any of its subsidiaries.

For purposes of the Merger Agreement, an “Acquisition Proposal” is defined as any offer or proposal (other than one made or submitted by Parent or any of its subsidiaries) contemplating or otherwise relating to any Acquisition Transaction; and a “Acquisition Inquiry” is defined as an inquiry, indication of interest or request for information (other than one made or submitted by Parent or any of its subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

Fiduciary Exception

Under the Merger Agreement, prior to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Aquantia Common Stock outstanding on the Record Date for the Special Meeting (the “Required Stockholder Vote”), Aquantia may furnish nonpublic information regarding Aquantia and its subsidiaries to, and may enter into discussions or negotiations with, any person or entity in response to an unsolicited, bona fide, written Acquisition Proposal submitted after the date of the Merger Agreement (and not withdrawn) if:

•

none of Aquantia, any of its subsidiaries or any of their respective representatives have materially breached the provisions of the Merger Agreement prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions;

•

the Aquantia board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Aquantia’s outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer (as defined below);

•

the Aquantia board of directors determines in good faith, after having taken into account the advice of Aquantia’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to Aquantia’s stockholders under applicable Delaware law;

•

at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person or entity, Aquantia (a) gives Parent written notice of the identity of such person or entity and of Aquantia’s intention to furnish non-public information to, or enter into discussions or negotiations with, such person or entity and (b) receives from such person or entity, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public information furnished to such person or entity by or on behalf of Aquantia and its subsidiaries, “standstill” provisions no less favorable to Aquantia than the “standstill” provisions contained in the Confidentiality Agreement (as defined below), and other provisions no less favorable to Aquantia than the provisions of the confidentiality agreement between Aquantia and Marvell Semiconductor, Inc. (the “Confidentiality Agreement”) as in effect immediately prior to the execution of the Merger Agreement; and

•

at least 24 hours prior to furnishing any non-public information to such person or entity, furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by Aquantia to Parent).

Under the Merger Agreement, if Aquantia, its subsidiaries or any of their representatives receives an Acquisition Proposal or an Acquisition Inquiry, or receives any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry, at any time during the period from the date of the Merger Agreement through the Effective Time, Aquantia has agreed to promptly (and in no event later than 24 hours after receipt thereof) (a) advise Parent both orally and in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the person or entity making or submitting such Acquisition Proposal, Acquisition Inquiry or request and the material terms and conditions thereof) and (b) provide Parent with copies of all documents and communications received by Aquantia or such subsidiary or any of their representatives setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal, Acquisition Inquiry or request. Under the Merger Agreement, Aquantia also has agreed to keep Parent fully informed, on a reasonably current basis, with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto , and to (x) promptly (and in no event later than 24 hours) notify Parent if it intends to provide non-public information in connection with, or to engage in discussions or negotiations concerning, such Acquisition Proposal, Acquisition Inquiry or request and (y) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or communication between or otherwise involving (i) Aquantia, any of its subsidiaries or any of their representatives and (ii) the person or entity that made or submitted such Acquisition Proposal, Acquisition Inquiry or request or any representative of such person or entity. Under the Merger Agreement, Aquantia has also agreed to provide Parent with 24 hours’ prior notice (or such lesser prior notice as is provided to the members of Aquantia’s board of directors) of any meeting of Aquantia’s board of directors at which the board is expected to consider providing non-public information to any person or entity in connection with any Acquisition Proposal or Acquisition Inquiry.

For purposes of the Merger Agreement, a “Superior Offer” is defined as an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, at least 80% of the outstanding shares of Aquantia Common Stock that (a) was not obtained or made as a result of a material breach of any of the provisions of the Merger Agreement (i) prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions or (ii) relating to the Special Meeting or changes in the Board Recommendation (as defined below); (b) is not subject to a financing contingency; and (c) is on terms and conditions that Aquantia’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Aquantia’s outside legal counsel and the likelihood and timing of completion of the transaction contemplated by such offer, to be more favorable from a financial point of view to Aquantia’s stockholders than the Merger.

Stockholders’ Meeting; No Change in Board Recommendation

Under the Merger Agreement, Aquantia has agreed to (a) take all actions necessary under all applicable legal requirements to call, give notice of and hold the Special Meeting to vote on a proposal to adopt the Merger

Agreement and (b) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, its stockholders at the Special Meeting. The Merger Agreement provides that Aquantia may not submit any other proposal to its stockholders in connection with the Special Meeting without the prior written consent of Parent. Under the Merger Agreement, Aquantia has also agreed to hold the Special Meeting (on a date selected by Aquantia in consultation with Parent) as promptly as practicable after the commencement of the mailing of this Proxy Statement to Aquantia’s stockholders. The Merger Agreement also provides that Aquantia will ensure that all proxies solicited in connection with the Special Meeting are solicited in compliance with all applicable legal requirements.

Under the Merger Agreement, Aquantia has agreed not to postpone or adjourn the Special Meeting without the consent of Parent, other than (a) to the extent necessary to ensure that any supplement or amendment to this Proxy Statement that is required by applicable legal requirements is disclosed to Aquantia’s stockholders or (b) if, as of the time at which the Special Meeting is scheduled, there are insufficient shares of Aquantia Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, to the extent necessary to obtain such a quorum.

Under the Merger Agreement, Aquantia has agreed to postpone or adjourn the Special Meeting if Parent requests such postponement or adjournment in order to permit the solicitation of additional proxies in favor of the adoption of the Merger Agreement, in which case, Aquantia has agreed to use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of the Merger Agreement as soon as reasonably practicable.

Board Recommendation Change

Aquantia’s board of directors: (a) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of Aquantia and its stockholders; (b) has unanimously approved the Merger Agreement and unanimously approved the transactions contemplated in the Merger Agreement, including the Merger, in accordance with the requirements of the DGCL; and (c) unanimously recommends that Aquantia’s stockholders vote to adopt the Merger Agreement by voting “FOR” the approval of Merger Agreement Proposal at the Special Meeting.

The unanimous determination by Aquantia’s board of directors that the Merger is advisable and fair to and in the best interests of Aquantia and its stockholders and the unanimous recommendation of Aquantia’s board of directors that Aquantia’s stockholders vote to adopt the Merger Agreement are collectively referred to as the “Board Recommendation.”

The Merger Agreement provides that, subject to the exceptions noted below, the Aquantia board of directors (including any committee thereof) may not:

•

withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Board Recommendation (and the Board Recommendation will be deemed to have been modified by Aquantia’s board of directors in a manner adverse to Parent and Merger Sub if the Board Recommendation is no longer unanimous);

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal;

•

approve or recommend, or cause or permit Aquantia or any subsidiary of Aquantia to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating directly or indirectly to, or that contemplates or is intended or would reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement that is otherwise allowed to be entered into pursuant to the terms of the Merger Agreement; or

•

resolve, agree or publicly propose to, or permit Aquantia, any of its subsidiaries or any of their representatives to agree or publicly propose to, take any of the actions contemplated in any of the preceding bullets.

Fiduciary Exception

The Merger Agreement provides that, prior to the adoption of the Merger Agreement by the Required Stockholder Vote, the Aquantia board of directors may withdraw or modify the Board Recommendation and, in the case of the first bullet point below, cause Aquantia to terminate the Merger Agreement and, concurrently with such termination, cause Aquantia to enter into a binding, written, definitive agreement providing for the consummation of a transaction contemplated by a Superior Offer that has been executed on behalf of the person or entity that made such Superior Offer (an “Alternative Acquisition Agreement”) in accordance with the terms of the Merger Agreement:

•

if: (a) an unsolicited, bona fide, written Acquisition Proposal is made to Aquantia after the date of the Merger Agreement and is not withdrawn; (b) such Acquisition Proposal did not result directly or indirectly from a material breach of any of the provisions of the Merger Agreement (i) prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions or (ii) relating to the Special Meeting or changes in the Board Recommendation; (c) Aquantia provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of Aquantia’s board of directors) of any meeting of Aquantia’s board of directors at which the board will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by Aquantia’s board of directors (including a copy of any draft contract relating to such Acquisition Proposal) and the identity of the person or entity making such Acquisition Proposal; (d) Aquantia’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Aquantia’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (e) Aquantia’s board of directors determines in good faith, after having taken into account the advice of Aquantia’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Board Recommendation or the failure to terminate the Merger Agreement in order to accept such Superior Offer would reasonably be expected to be inconsistent with its fiduciary obligations to Aquantia’s stockholders under applicable Delaware law; (f) no less than four business days prior to withdrawing or modifying the Board Recommendation or terminating the Merger Agreement in order to accept such Superior Offer, Aquantia’s board of directors delivers to Parent a written notice (i) stating that Aquantia has received a Superior Offer that did not result directly or indirectly from a material breach of (A) any of the provisions of the Merger Agreement (I) prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions or (II) relating to the Special Meeting or changes in the Board Recommendation or (B) the Confidentiality Agreement, (ii) stating that it intends to withdraw or modify the Board Recommendation (and describing any intended modification of the Board Recommendation) or terminate the Merger Agreement in order to accept such Superior Offer, (iii) specifying the material terms and conditions of such Superior Offer, including the identity of the person or entity making such offer and (iv) attaching copies of the most current and complete draft of any contract relating to such Superior Offer and all other documents and written communications relating to such Superior Offer not previously provided to Parent; (g) for four business days after receipt by Parent of such notice, Aquantia’s board of directors does not withdraw or modify the Board Recommendation and Aquantia does not attempt to terminate the Merger Agreement; (h) throughout such four business day period, Aquantia engages (to the extent requested by Parent) in good faith negotiations with Parent to amend the Merger Agreement in such a manner that the failure to withdraw or modify the Board Recommendation or the failure to terminate the Merger in order to accept such Superior Offer would not reasonably be expected to be inconsistent with the fiduciary obligations of Aquantia’s board of directors to Aquantia’s stockholders under applicable Delaware law; and (i) at the time of withdrawal or modification of the Board Recommendation or the termination of the Merger Agreement in order to accept such Superior Offer, the Aquantia board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Aquantia’s outside legal counsel, that the failure to withdraw or modify the Board Recommendation, or the failure to terminate the Merger Agreement in order to accept such Superior Offer, would still reasonably be expected to be inconsistent with the fiduciary obligations of Aquantia’s board of directors to Aquantia’s stockholders under applicable Delaware law in light of such Superior Offer; provided, however, that when making such determination, Aquantia’s board of directors will be obligated to consider any changes to the terms of the Merger Agreement proposed by Parent as a result of the negotiations required by clause “(h)” above or otherwise; or

•

if: (a) there has occurred or arisen after the date of the Merger Agreement a Change in Circumstances (as defined below), (b) Aquantia provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of Aquantia’s board of directors) of any meeting of Aquantia’s board of directors at which the board will consider and determine whether such Change in Circumstances requires Aquantia’s board of directors to withdraw or modify the Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (c) Aquantia’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Aquantia’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Board Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations to Aquantia’s stockholders under applicable Delaware law; (d) no less than four business days prior to withdrawing or modifying the Board Recommendation, Aquantia’s board of directors delivers to Parent a written notice (i) stating that a Change in Circumstances has arisen, (ii) stating that it intends to withdraw or modify the Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Board Recommendation and (iii) containing a reasonably detailed description of such Change in Circumstances; (e) throughout such four business day period, Aquantia engages (to the extent requested by Parent) in good faith negotiations with Parent to amend the Merger Agreement in such a manner that the failure to withdraw or modify the Board Recommendation would not reasonably be expected to be inconsistent with the fiduciary obligations of Aquantia’s board of directors to Aquantia’s stockholders under applicable Delaware law in light of such Change in Circumstances; and (f) at the time of withdrawing or modifying the Board Recommendation, Aquantia’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Aquantia’s outside legal counsel, that the failure to withdraw or modify the Board Recommendation would still reasonably be expected to be inconsistent with the fiduciary obligations of Aquantia’s board of directors to Aquantia’s stockholders under applicable Delaware law in light of such Change in Circumstances; provided, however, that when making such determination, Aquantia’s board of directors will be obligated to consider any changes to the terms of the Merger Agreement proposed by Parent as a result of the negotiations required by clause “(e)” above or otherwise.

For purposes of the Merger Agreement, a “Change in Circumstances” is defined as a material event, material development or change in circumstances that relates to and is material to Aquantia and its subsidiaries (taken as a whole) (but does not relate to any Acquisition Proposal) that was not known, and would not reasonably be expected to have been known or foreseen, by Aquantia or any of its subsidiaries on the date of the Merger Agreement (or if known, the consequences of which were not known, and would not reasonably be expected to have been known or foreseen, by Aquantia or any of its subsidiaries as of the date of the Merger Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to Aquantia or any of its subsidiaries prior to the adoption of the Merger Agreement by the Required Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, the Merger Agreement.

Employee Matters

Under the Merger Agreement, Parent has agreed:

•

for a period of one year following the Effective Time, and in addition to the applicable legal requirements of each jurisdiction, to maintain, or cause the Surviving Corporation to maintain, for each Continuing Employee, base salary at a level that is no less favorable than the base salary provided to such employee immediately prior to the Effective Time;

•

to, and to cause the Surviving Corporation or the applicable Parent subsidiary to, honor and abide by the terms of any written severance and change in control plan, agreement or arrangement for the benefit of the Continuing Employees that is in effect as of the date of the Merger Agreement;

•

with respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (a “Parent Plan”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with Aquantia and its subsidiaries (or predecessor employers to the extent Aquantia provides past service credit under its benefit plans) will, to the extent permitted by the terms of the applicable Parent Plan, be treated as service with Parent and its subsidiaries;

•

that each applicable Parent Plan will, to the extent permitted by the terms of the applicable Parent Plan, waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Aquantia employee benefit plan;

•

to the extent permitted under the applicable Parent Plan, to give or cause its subsidiaries (including the Surviving Corporation) to give the Continuing Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Aquantia employee benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan; and

•

that all Continuing Employees located in the U.S. will be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans, subject in each case to the terms and conditions of such plans.

Under the Merger Agreement, Aquantia has agreed that, unless otherwise requested by Parent in writing at least five business days prior to the closing date of the Merger, Aquantia will take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Aquantia employee benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (an “Aquantia 401(k) Plan”).

Under the Merger Agreement, Aquantia has agreed that it will, at Parent’s request, reasonably cooperate with Parent in communications with Continuing Employees regarding post-closing employment matters, including post-closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the transactions contemplated by the Merger Agreement (whether alone or in combination with additional events).

Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification by Aquantia existing in favor of those persons or entities who are directors and officers of Aquantia or any of its subsidiaries (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in Aquantia’s or the applicable subsidiary’s certificate of incorporation or bylaws (as in effect as of the date of the Merger Agreement) and as provided in those indemnification agreements between Aquantia or the applicable subsidiary and such Indemnified Persons (as in effect as of the date of the Merger Agreement) that were made available to Parent prior to the date of the Merger Agreement, will survive the Merger and continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware law) for a period of six years from the date on which the Merger becomes effective.

The Merger Agreement provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by Aquantia as of the date of the Merger Agreement in the form made available to Parent prior to the date of the Merger Agreement (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (a) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (b) the Surviving Corporation will not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of the Merger Agreement by Aquantia for the Existing D&O Policy (the “Maximum Premium”). The Merger Agreement provides that if any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation will be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent and the Surviving Corporation or, prior to the Effective Time, Aquantia, have the right to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that neither Parent nor the Surviving Corporation will be obligated to, and Aquantia will not, without the prior written consent of Parent, expend an amount for such “tail” policy in excess of the Maximum Premium. The Merger Agreement provides that, if such “tail” policy is purchased, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this paragraph.

Efforts to Complete the Merger

Under the Merger Agreement, each of Parent and Aquantia has agreed to use its reasonable best efforts, subject to the limitations described below, to take, or cause to be taken, all actions necessary to complete the Merger and make effective the other transactions contemplated by the Merger Agreement on a timely basis, including satisfying the CFIUS Condition. The Merger Agreement provides that, without limiting the generality of the foregoing, but subject to the limitations described below, each of Parent and Aquantia will, among other things:

•

make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger or any of the other transactions contemplated by the Merger Agreement;

•	consult with such party’s employees to the extent required under applicable legal requirements in connection with the Merger or any of the other transactions contemplated by the Merger Agreement; and

•

use its reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by the Merger Agreement.

•

consult with each other with respect to all of the matters contemplated by the above bullets and keep each other apprised of the status of the matters relating to the completion of the Contemplated Transactions

The Merger Agreement provides that, notwithstanding the foregoing, or anything to the contrary contained in the Merger Agreement, neither Parent nor Merger Sub will have any obligation under the Merger Agreement to (and none of Aquantia or any of its subsidiaries will, except with the prior written consent of Parent, agree to):

•

propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, holding separate or license (or similar arrangement) of, or limit Parent’s freedom of action with respect to, any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective subsidiaries or Aquantia or any of its subsidiaries, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective subsidiaries or Aquantia or any of its subsidiaries;

•

commence or contest, or cause any of its subsidiaries or affiliates to commence or contest, any litigation in which a governmental body is a party relating to the Merger or any of the other transactions contemplated by the Merger Agreement, so long as Parent reasonably determines in good faith that commencing or contesting such litigation would not be advisable;

•	amend or modify any of Parent’s or Merger Sub’s rights or obligations under the Merger Agreement; or

•

directly or indirectly (i) change, or commit to change, its place of domicile or organization or (ii) restructure or commit to restructure any of the transactions contemplated by the Merger Agreement, unless, in the case of the actions referred to in the first bullet point above, such actions (a) are reasonably necessary to satisfy the closing conditions relating to regulatory matters and (b) would not, individually or in the aggregate, reasonably be expected to result in a material and negative impact on the benefits of the Merger to Parent. Any condition, remedy or action that Parent is not obligated to accept or take pursuant to the preceding sentence is referred to herein as a “Burdensome Condition.”

The Merger Agreement provides that, if Parent reasonably determines in good faith that doing so would be advisable, at the request of Parent, Aquantia will (x) divest, hold separate or take any other action with respect to any of the businesses, product lines or assets of Aquantia and its subsidiaries, provided that any such action is conditioned upon the completion of the Merger, and (y) use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other transactions contemplated by the Merger Agreement.

Under the Merger Agreement, each of Aquantia and Parent has further agreed to use its reasonable best efforts, and to cause its subsidiaries to use their reasonable best efforts, to file, as soon as practicable after the date of the Merger Agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Merger and the other transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental body. The Merger Agreement provides that, without limiting the generality of the foregoing, each of Parent and Aquantia will:

•

as promptly as practicable, but in no event later than 10 business days after the date of the Merger Agreement, prepare and file the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•

respond as promptly as practicable to (a) any inquiries or requests received from the FTC or the DOJ for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental body in connection with antitrust or related matters;

•	engage in pre-filing discussions with CFIUS, as deemed advisable by Parent;

•

as promptly as practicable after the date of the Merger Agreement prepare and file with CFIUS a declaration pursuant to 31 C.F.R. § 801.402(a), which declaration shall state that if the action taken by

CFIUS at the end of the declaration assessment period satisfies the CFIUS Condition, then the parties intend to consummate the Merger promptly after the satisfaction or waiver of the last to be satisfied or waived of the closing conditions;

•

if, at the conclusion of the applicable 30-day declaration assessment period, the CFIUS Condition has not been satisfied, then Parent and Aquantia will forgo the submission of an initial draft of a joint voluntary notice to CFIUS, unless CFIUS specifically requests such a draft, and shall promptly prepare and submit a formal joint voluntary notice to CFIUS; and

•

use commercially reasonable efforts to respond as promptly as practicable, and no later than the deadline specified by CFIUS for such a response, to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger.

Under the Merger Agreement, Aquantia and Parent have agreed that if CFIUS suggests or requests, or if Parent determines it to be reasonably appropriate in connection with satisfying the CFIUS Condition, that the parties withdraw and resubmit the above-described declaration or joint voluntary notice submitted to CFIUS pursuant to the Merger Agreement, Aquantia and Parent will cooperate in withdrawing and resubmitting such declaration or joint voluntary notice. Each of the parties has agreed to promptly supply the other party with any information that may be required to effectuate any filings or applications pursuant to the foregoing (subject to the confidentiality provisions of the Confidentiality Agreement)

The Merger Agreement provides that Parent: (a) will have the principal responsibility for devising and implementing the strategy of the parties with respect to seeking any actions or consents of any governmental body with respect to the Merger and coordinating any contacts with any governmental body; and (b) will take the lead in all meetings and communications with any governmental body in connection with obtaining any such action or consent. Except as prohibited by applicable legal requirements or any governmental body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and Aquantia have agreed to: (i) consult with the other party in good faith prior to taking a position with respect to any CFIUS or HSR Act filing or submission required by the Merger Agreement, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any appearances to be made before, or any materials to be submitted to, any governmental body by or on behalf of any party to the Merger Agreement in connection with any CFIUS or HSR Act related filing or submission required by the Merger Agreement or any antitrust-related legal proceeding related to the Merger Agreement or the Contemplated Transactions, (iii) coordinate with the other party in preparing and exchanging any information required to effectuate any CFIUS or HSR Act filings or submissions required by the Merger Agreement and (iv) promptly provide the other party (and its counsel) with copies of all materials (and a summary of any oral presentation) made or submitted by such party with or to any governmental body in connection with any CFIUS or HSR Act filing or submission required by the Merger Agreement.

Delisting

Under the Merger Agreement, Aquantia has agreed to, prior to the Effective Time, cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable legal requirements to enable the de-listing by the Surviving Corporation of Aquantia Common Stock from the New York Stock Exchange and the deregistration of Aquantia Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Other Covenants

The Merger Agreement contains certain other covenants, including, among other things, covenants relating to notification of certain matters, the preparation of this Proxy Statement, cooperation between Parent and Aquantia with respect to public announcements, and cooperation between Parent and Aquantia regarding certain litigation relating to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

Conditions to Completion of the Merger

The completion of the Merger and the other transactions contemplated by the Merger Agreement depends upon the satisfaction or waiver of a number of conditions, which may be waived by Parent, Merger Sub or Aquantia, as applicable.

Under the Merger Agreement, the obligations of Parent and Merger Sub to complete the Merger and otherwise complete the other transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by Parent, on behalf of itself and Merger Sub), at or prior to the completion of the Merger, of each of the following conditions:

•

each representation and warranty made by Aquantia in the Merger Agreement relating to the authorization and validity of the Merger Agreement, takeover statutes and stockholder rights plans, the Required Stockholder Vote, the opinion of Aquantia’s financial advisor and advisors’ fees was accurate in all material respects as of the date of the Merger Agreement and will be accurate in all material respects as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific earlier date, which must have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded and any update of or modification to the confidential disclosure schedules made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

•

the representation and warranty made by Aquantia in the Merger Agreement regarding the absence of any Material Adverse Effect, and the absence of any event that has occurred or circumstance that has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect, between December 31, 2018 and the date of the Merger Agreement was accurate in all respects as of the date of the Merger Agreement;

•

each representation and warranty made by Aquantia in the Merger Agreement relating to certain capitalization and related matters was accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date of the Merger (in each case, other than any representation and warranty made as of a specific earlier date, which must have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount (i.e., less than $1,000,000 in aggregate value) will be disregarded; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the confidential disclosure schedules made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

•

each other representation and warranty made by Aquantia in the Merger Agreement was accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded and any update of or modification to the confidential disclosure schedules made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

•

the covenants and obligations in the Merger Agreement that Aquantia is required to comply with or to perform at or prior to the completion of the Merger have been complied with and performed in all material respects;

•	the Merger Agreement has been duly adopted by the Required Stockholder Vote;

•

Parent’s receipt of a certificate executed by Aquantia’s Chief Executive Officer and Chief Financial Officer confirming that the closing conditions relating to Aquantia’s representations and warranties and compliance with covenants, adoption of the Merger Agreement by the Required Stockholder Vote, absence of a Material Adverse Effect that is continuing and absence of certain legal proceedings brought by a governmental body relating to the Merger, each as described in this section, have been duly satisfied;

•	since the date of the Merger Agreement, there has not occurred any Material Adverse Effect that is continuing;

•

the waiting period (and any extension thereof) applicable to the completion of the Merger under the HSR Act has expired or been terminated without the imposition of a Burdensome Condition, and there is not in effect any voluntary agreement between Parent or Aquantia and the FTC or the DOJ pursuant to which Parent or Aquantia has agreed not to consummate the Merger for any period of time (the “HSR Condition”);

•	the CFIUS Condition has been satisfied;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger has been issued by any Specified Governmental Body (as defined below) and remains in effect, and there is no legal requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes completion of the Merger illegal and remains in effect (the “Restraints Condition”); and

•

there is no pending or overtly threatened legal proceeding brought by a governmental body: (a) challenging or seeking to restrain or prohibit the completion of the Merger or any of the other transactions contemplated by the Merger Agreement; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would materially and adversely affect the right of Parent or Aquantia or any of its subsidiaries to own the assets or operate the business of Aquantia and its subsidiaries; (d) seeking to compel Aquantia or Parent or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; or (e) relating to the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of its affiliates or Aquantia or any of Aquantia’s subsidiaries (the “Governmental Litigation Condition”).

For purposes of the Merger Agreement, a “Specified Governmental Body” is defined as any governmental body that has jurisdiction over (a) Aquantia, Parent, Merger Sub or any of their respective Significant Subsidiaries (as defined below), (b) any business or asset of Aquantia or its subsidiaries that is material to Aquantia and its subsidiaries, taken as a whole or (c) any business or asset of Parent or any of its subsidiaries that is material to Parent and its subsidiaries, taken as a whole.

For purposes of the Merger Agreement, a “Significant Subsidiary” is defined as, with respect to an entity, a subsidiary of such entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such entity and all of its subsidiaries taken as a whole.

Under the Merger Agreement, the obligation of Aquantia to complete the Merger and otherwise complete the other transactions contemplated by the Merger Agreement is subject to the satisfaction (or waiver by Aquantia), at or prior to the completion of the Merger, of the following conditions:

•

each representation and warranty made by Parent and Merger Sub in the Merger Agreement was accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to complete the Merger;

•

the covenants and obligations in the Merger Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the completion of the Merger have been complied with and performed in all material respects;

•	the Merger Agreement has been duly adopted by the Required Stockholder Vote;

•

Aquantia’s receipt of a certificate executed by an officer of Parent confirming that the closing conditions relating to Parent’s representations and warranties and compliance with covenants, described above, have been duly satisfied;

•	the waiting period applicable to the completion of the Merger under the HSR Act has expired or been terminated, and the CFIUS Condition has been satisfied;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger by Aquantia has been issued by any court of competent jurisdiction or other governmental body in the United States and remains in effect, and there is no legal requirement enacted or deemed applicable to the Merger in the United States that makes completion of the Merger by Aquantia illegal; and

•

no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the Merger by Aquantia has been issued by any Specified Governmental Body (other than a governmental body in the United States) and remains in effect, and there is no legal requirement enacted or deemed applicable to the Merger by any Specified Governmental Body (other than a governmental body in the United States) that makes completion of the Merger by Aquantia illegal and remains in effect, except for any such order, decree, ruling or legal requirement that would not reasonably be expected to give rise to the imposition of criminal sanctions on, or criminal or personal liability to, the officers and directors of Aquantia if the Merger were completed.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time (whether before or after the adoption of the Merger Agreement by the Required Stockholder Vote) in accordance with its terms as follows:

•	by the mutual written consent of Parent and Aquantia;

•

by either Parent or Aquantia if the Merger has not been completed by 11:59 p.m. (California time) on November 6, 2019 (or, if so extended by ether party in accordance with the terms of the Merger Agreement February 6, 2020 or May 6, 2020) (the “End Date”); provided, however, that a party may not terminate the Merger Agreement on such basis if the failure to complete the Merger by the End Date was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by either Parent or Aquantia if a Specified Governmental Body has issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

•

by either Parent or Aquantia if: (a) the Special Meeting (including any adjournments and postponements thereof) has been held and completed and Aquantia’s stockholders have taken a final vote on a proposal to adopt the Merger Agreement; and (b) the Merger Agreement has not been adopted at the Special Meeting (and has not been adopted at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that a party may not terminate the Merger Agreement on such basis if the failure to have the Merger Agreement adopted by the Required Stockholder Vote was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•

by either Parent or Aquantia following a Final CFIUS Turndown (as defined below); provided, however, that a party may not terminate the Merger Agreement on such basis if such Final CFIUS Turndown was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by Parent (at any time prior to the adoption of the Merger Agreement by the Required Stockholder Vote) if a Triggering Event (as defined below) has occurred;

•

by Parent if: (a) any of Aquantia’s representations or warranties contained in the Merger Agreement was inaccurate as of the date of the Merger Agreement, or became inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that any of the closing conditions relating to the accuracy of Aquantia’s representations and warranties would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of the Merger Agreement or as of any subsequent date: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations or warranties will be disregarded; and (ii) any update of or modification to the confidential disclosure schedules made or purported to have been made on or after the date of the Merger Agreement will be disregarded); or (b) any of Aquantia’s covenants or obligations contained in the Merger Agreement was breached such that the closing condition relating to the performance by Aquantia of its covenants would not be satisfied; provided, however, that if an inaccuracy in any of Aquantia’s representations or warranties as of a date subsequent to the date of the Merger Agreement or a breach of a covenant or obligation by Aquantia is curable by Aquantia prior to the End Date and Aquantia is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that Parent gives Aquantia written notice of such inaccuracy or breach;

•

by Aquantia if: (a) any of Parent’s representations or warranties contained in the Merger Agreement was inaccurate as of the date of the Merger Agreement, or became inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that the closing condition relating to the accuracy of Parent’s representations and warranties would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of the Merger Agreement or as of any subsequent date, all materiality and similar qualifications limiting the scope of such representations or warranties will be disregarded); or (b) if any of Parent’s covenants or obligations contained in the Merger Agreement was breached such that the closing condition relating to the performance by Parent of its covenants would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of the Merger Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Aquantia may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that Aquantia gives Parent written notice of such inaccuracy or breach; or

•

by Aquantia (at any time prior to the adoption of the Merger Agreement by the Required Stockholder Vote) in order to accept a Superior Offer and enter into an Alternative Acquisition Agreement, if: (a) Aquantia’s board of directors, after satisfying certain specified requirements as set forth in the

Merger Agreement and otherwise causing Aquantia to comply with certain specified requirements as set forth in the Merger Agreement, has authorized Aquantia to enter into such Alternative Acquisition Agreement; (b) Aquantia has delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing Aquantia’s representation and warranty that Aquantia’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of Aquantia and that Aquantia will enter into the Alternative Acquisition Agreement immediately prior to or concurrently with the termination of the Merger Agreement; (c) immediately prior to or concurrently with the termination of the Merger Agreement, Aquantia enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (d) immediately prior to or concurrently with such termination, Aquantia has paid to Parent or its designee the required termination fee.

For purposes of the Merger Agreement, a “Final CFIUS Turndown” is deemed to have occurred if: (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA (as defined below); or (b) at any time after CFIUS notifies Parent or Aquantia that it intends to send a report to the President of the United States recommending that the President act to suspend or prohibit the Merger pursuant to the DPA, Parent makes a determination in good faith that the CFIUS Condition is unlikely to be satisfied on terms acceptable to Parent (as provided in the Merger Agreement) and provides Aquantia with written notice of such determination.

For purposes of the Merger Agreement, a “Triggering Event” is deemed to have occurred if: (a) Aquantia’s board of directors or any committee thereof: (i) withdraws the Board Recommendation; (ii) modifies the Board Recommendation in a manner adverse to Parent; or (iii) takes, authorizes or publicly proposes certain specified actions referred to in the provisions of the Merger Agreement relating to changes in the Board Recommendation; (b) Aquantia’s board of directors (or any committee thereof) or any director of Aquantia makes any public statement or takes any other action that is publicly disclosed by or on behalf of Aquantia, Aquantia’s board of directors (or such committee) or such director and that clearly indicates that Aquantia’s board of directors (or such committee) or such director no longer supports the Merger or the adoption of the Merger Agreement by Aquantia’s stockholders or does not believe that the Merger is fair to and in the best interests of Aquantia’s stockholders; (c) Aquantia fails to include the Board Recommendation in this Proxy Statement; (d) Aquantia’s board of directors fails to reaffirm, unanimously and publicly, the Board Recommendation, or fails to unanimously and publicly reaffirm its determination that the Merger is in the best interests of Aquantia’s stockholders, within ten business days (or, if earlier, prior to the date of the Special Meeting) after Parent requests in writing that the Board Recommendation or such determination be reaffirmed publicly; (e) a tender or exchange offer relating to shares of Aquantia Common Stock has been commenced and Aquantia does not send to its securityholders, within ten business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Special Meeting), a statement disclosing that Aquantia recommends rejection of such tender or exchange offer and unanimously reaffirming the Board Recommendation; (f) an Acquisition Proposal has been publicly announced, and Aquantia fails to issue a press release that (i) unanimously reaffirms the Board Recommendation within ten business days (or, if earlier, prior to the date of the Special Meeting) after such Acquisition Proposal is publicly announced and (ii) clearly states the opposition of Aquantia and Aquantia’s board of directors to such Acquisition Proposal; or (g) Aquantia or any of its subsidiaries or any of their respective representatives materially breaches any of the provisions of the Merger Agreement (i) prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions or (ii) relating to the Special Meeting or changes in the Board Recommendation.

Effect of Termination

The Merger Agreement provides that, in the event the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force and effect except for certain specified sections of the Merger Agreement, including the provisions relating to termination fees, and the Confidentiality Agreement will survive such termination and will remain in full force and effect. The Merger Agreement further provides that such termination will not relieve any party to the Merger Agreement from any liability for fraud or any knowing and intentional breach of any covenant or obligation contained in the Merger Agreement.

Transaction Expenses and Termination Fees

Transaction Expenses

The Merger Agreement provides that, except with respect to termination fees, all fees and expenses incurred in connection with the Merger Agreement or any of the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the Merger is completed; provided, however, that Parent and Aquantia will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties to the Merger Agreement of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under the Defense Protection Act of 1950, as amended (the “DPA”) or any applicable foreign antitrust or competition-related law or regulation or other legal requirement.

Termination Fees

The Merger Agreement provides that Aquantia will be required to pay to Parent a termination fee of $16.45 million if, among other things, the Merger Agreement is terminated: (a) by Parent or Aquantia (i) because the Merger has not been completed on or prior to the End Date and (ii)(A) during the period commencing after the date of the Merger Agreement and ending at or prior to such termination, an Acquisition Proposal has first been made known to Aquantia or publicly disclosed, announced, commenced, submitted or made and (B) within 12 months after the date of such termination, Aquantia has consummated an Acquisition Transaction or has entered into a definitive agreement with a third party providing for an Acquisition Transaction (in each case, whether or not relating to such Acquisition Proposal); (b) by Parent or Aquantia (i) because Aquantia failed to obtain the Required Stockholder Vote and (ii)(A) at or prior to such termination, an Acquisition Proposal has been publicly disclosed, announced, commenced, submitted or made and such Acquisition Proposal has not been publicly withdrawn at least 10 business days prior to the Special Meeting and (B) within 12 months after the date of such termination, Aquantia has consummated an Acquisition Transaction or has entered into a definitive agreement with a third party providing for an Acquisition Transaction (in each case, whether or not relating to such Acquisition Proposal); (c) by Parent or Aquantia (other than termination (x) by mutual agreement of Parent and Aquantia, (y) for an inaccuracy of Parent’s representations and warranties or a breach of Parent’s covenants or (z) a termination under circumstances where Parent is required to a pay a termination fee to Aquantia) at any time during the period commencing on the occurrence of a Triggering Event and ending twenty business days after the date of the final vote by Aquantia’s stockholders on a proposal to adopt the Merger Agreement at the Special Meeting; (d) by Parent if a Triggering Event has occurred; or (e) by Aquantia in order to accept a Superior Offer and enter into Alternative Acquisition Agreement.

The Merger Agreement also provides that Parent will be required to pay to Aquantia a termination fee of $25.7 million (the “Reverse Termination Fee”) if: (a) the Merger Agreement is terminated by Parent or Aquantia (i) because the Merger has not been completed on or prior to the End Date, (ii) as a result of a challenge, suit, action or legal proceeding brought by a governmental body under a U.S. federal antitrust law or the DPA, a court of competent jurisdiction has issued a final and nonappealable order prohibiting the Merger or (iii) following a Final CFIUS Turndown; and (b) as of the time of such termination, (i) a Designated Circumstance (as defined below) exists, (ii) the Restraints Condition and the Governmental Litigation Condition are satisfied, other than with respect to the Designated Circumstance, and (iii) all of Parent’s other closing conditions (other than the closing condition regarding receipt of certain certifications from Aquantia, the HSR Condition and the CFIUS Condition) have been satisfied. The Merger Agreement further clarifies that, for the avoidance of doubt, Aquantia will be entitled to receive the Reverse Termination Fee if: (w) the HSR Condition or the CFIUS Condition are not satisfied as a result of a governmental body conditioning its approval on, seeking to impose, or imposing a Burdensome Condition; (x) Parent declines to accept or agree to the imposition of such Burdensome

Condition and declines to waive such unsatisfied condition; (y) the Merger Agreement is terminated by Parent or Aquantia (i) because the Merger has not been completed on or prior to the End Date, (ii) as a result of a challenge, suit, action or legal proceeding brought by a governmental body under a U.S. federal antitrust law or the DPA, a court of competent jurisdiction has issued a final and nonappealable order prohibiting the Merger or (iii) following a Final CFIUS Turndown; and (z) as of the time of such termination, (i) a Designated Circumstance exists, (ii) the Restraints Condition and the Governmental Litigation Condition are satisfied, other than with respect to the Designated Circumstance, and (iii) all of Parent’s other closing conditions (other than the closing condition regarding receipt of certain certifications from Aquantia, the HSR Condition and the CFIUS Condition) have been satisfied.

For purposes of the Merger Agreement, a “Designated Circumstance” is deemed to exist if (a) the HSR Condition or the CFIUS Condition is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by a governmental body under a U.S. federal antitrust law or the DPA, the Restraints Condition or the Governmental Litigation Condition is not satisfied and has not been waived.

Enforcement; Remedies

Under the terms of the Merger Agreement, any and all remedies expressly conferred upon a party to the Merger Agreement will be deemed cumulative with and not exclusive of any other remedy so conferred, or conferred by law or equity, and the exercise by a party to the Merger Agreement of any one remedy will not preclude the exercise of any other remedy. Further, nothing in the Merger Agreement will be deemed a waiver by any party thereto of any right to specific performance or injunctive relief.

Under the Merger Agreement, each of Parent and Aquantia has acknowledged and agreed that irreparable damage would occur in the event any of the provisions of the Merger Agreement required to be performed by any of the parties to the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Accordingly, the Merger Agreement provides that, in the event of any breach or threatened breach by any party to the Merger Agreement of any covenant or obligation contained in the Merger Agreement, any non-breaching party will be entitled to obtain, without proof of actual damages and in addition to any other remedy to which such non-breaching party is entitled at law or in equity: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Amendment

The Merger Agreement provides that, subject to certain exceptions, the Merger Agreement may be amended, modified or supplemented by a written agreement signed by the parties thereto at any time; provided, however, that after adoption of the Merger Agreement by Aquantia’s stockholders, no amendment which by law requires further approval of the stockholders of Aquantia may be made without such further approval.

Waiver

The Merger Agreement provides that, subject to certain exceptions, at any time prior to the Effective Time, the parties to the Merger Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; (c) waive compliance with any covenants and agreements contained in the Merger Agreement; or (d) subject to the terms of the Merger Agreement and to the extent permitted by applicable legal requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained in the Merger Agreement. The Merger Agreement also provides that any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

The Merger Agreement further provides that no failure or delay on the part of any party to exercise any power, right, privilege or remedy under the Merger Agreement will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

In addition, the Merger Agreement provides that no party will be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege or remedy under the Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Third-Party Beneficiaries

The Merger Agreement provides that it is not intended, and will not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person or entity other than the parties to the Merger Agreement and their respective successors and permitted assigns or to otherwise create any third-party beneficiary thereto, except (a) the Indemnified Persons are third-party beneficiaries of the specified section of the Merger Agreement relating to their right to indemnification and (b) Aquantia has the right to pursue claims for damages (including claims for damages based on loss of the economic benefit of the Merger to Aquantia’s stockholders) on behalf of its stockholders in the event either Parent or Merger Sub commits fraud or any knowing and intentional breach with respect to its representations, warranties or covenants set forth in the Merger Agreement, which rights are enforceable on behalf of Aquantia’s stockholders only by Aquantia, in its sole and absolute discretion, through actions approved by Aquantia’s board of directors.

Governing Law

The Merger Agreement provides that it, and any action, suit or other legal proceeding arising out of or relating to the Merger Agreement, any of the transactions contemplated by the Merger Agreement or the legal relationship of the parties to the Merger Agreement, is governed by, and is to be construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

PROPOSAL 2—ADVISORY VOTE ON COMPENSATION

The Advisory Vote on Compensation Proposal

Section 14A of the Exchange Act requires that Aquantia provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the Merger-related compensation arrangements for Aquantia’s named executive officers, as disclosed in the section of this Proxy Statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” (page 48).

Our Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this Proxy Statement, and to cast a vote either to approve or disapprove the Compensation Proposal, through the following resolution:

“RESOLVED, that the stockholders of Aquantia approve, on an advisory (non-binding) basis, the compensation to be paid by Aquantia to its named executive officers, that is based on, or otherwise relates to, the Merger in the table set forth in the section of this Proxy Statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” (page 48), and in the related notes and narrative disclosure.”

The advisory vote to approve the Compensation Proposal is a vote separate and apart from the vote to approve the Merger Agreement Proposal. Accordingly, you may vote to approve the Compensation Proposal and vote not to approve the Merger Agreement Proposal or vice versa. Approval of the Compensation Proposal is not a condition to completion of the Merger, and the vote with respect to the Compensation Proposal is advisory only. Because the vote on the Compensation Proposal is advisory only, it will not be binding on either Aquantia or Parent. The underlying compensation plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, Aquantia will pay the applicable compensation in connection with the Merger to its named executive officers in accordance with the terms and conditions applicable to those payments.

Vote Required and Recommendation of the Board of Directors

The advisory vote to approve the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Aquantia Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on the matter.

Abstentions and Broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the Compensation Proposal. Broker non-votes will have no effect in determining whether or not the Compensation Proposal is approved. If a stockholder returns a properly executed proxy card without voting instructions on such proxy card, the shares of Aquantia Common Stock represented by such proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares of Aquantia Common Stock will be voted “FOR” approval of the Compensation Proposal.

Our Board of Directors unanimously recommends that you vote

“FOR” the Compensation Proposal.

PROPOSAL 3—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the Special Meeting, the number of shares of Aquantia Common Stock represented and voting in favor of Merger Agreement Proposal is insufficient to approve the Merger Agreement Proposal, we may move to adjourn the Special Meeting to permit the solicitation of additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the Adjournment Proposal, and not the Merger Agreement Proposal or the Compensation Proposal.

In the Adjournment Proposal, we are asking you to vote to adjourn the Special Meeting, if necessary or appropriate, to another time and place to permit the solicitation of additional proxies. If the stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal.

Failure for this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the Special Meeting in the event insufficient shares of Aquantia Common Stock are represented to establish a quorum, or for any other lawful purpose.

Vote Required and Recommendation of the Board of Directors

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Aquantia Common Stock present, in person or by proxy, at the Special Meeting and entitled to vote on the matter.

Abstentions and Broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the Adjournment Proposal. Broker non-votes will have no effect in determining whether or not the Adjournment Proposal is approved. If a stockholder returns a properly executed proxy card without voting instructions on such proxy card, the shares of Aquantia Common Stock represented by such proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares of Aquantia Common Stock will be voted “FOR” approval of the Adjournment Proposal.

Our Board of Directors unanimously recommends that the Aquantia stockholders vote

“FOR” the Adjournment Proposal.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 16, 2019 regarding the number of shares of Aquantia Common Stock and the percentage of the outstanding shares of Aquantia Common Stock beneficially owned by (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of Aquantia Common Stock; (ii) each of our directors and director nominees; (iii) each of our named executive officers; and (iv) and all of our current executive officers and directors as a group.

The percentage ownership is based on 35,873,575 shares of Aquantia Common Stock outstanding on May 16, 2019. Information with respect to beneficial ownership has been furnished by each director or officer. We have determined beneficial ownership in accordance with the rules of the SEC. The information in the table below regarding the beneficial owners of 5% or more of the outstanding shares of Aquantia Common Stock is based on our review of Schedule 13D and Schedule 13G filings with the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned, unless otherwise stated. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Aquantia Common Stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of May 16, 2019. As noted in the applicable footnotes to the table, some of the options are not vested but are exercisable at any time and, if exercised, subject to a lapsing right of repurchase until the options are fully vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Aquantia Corp., 91 E. Tasman Drive, Suite 100, San Jose, California 95134.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Stockholders:
Ion Asset Management Ltd.(1)	3,462,508	9.7%
Entities Affiliated with Walden International(2)	2,507,657	7.0%
Aquan LLC(3)	2,363,967	6.6%
Magnetar Financial LLC(4)	2,141,402	6.0%

Named Executive Officers, Directors and Director Nominees:
Faraj Aalaei(5)	1,742,232	4.8%
Mark Voll(6)	139,735	*
Pirooz Parvarandeh(7)	19,125	*
David Quarles	—	*
Kamal Dalmia(8)	168,777	*
Dmitry Akhanov(9)	15,028	*
Bami Bastani(10)	17,423	*
Ken Pelowski(11)	162,953	*
Geoffrey G. Ribar(12)	8,528	*
Sam Srinivasan(13)	261,125	*
Maximiliane C. Straub	—	*
Anders Swahn(14)	43,181	*
Lip-Bu Tan(15)	2,699,160	7.5%
All current executive officers, directors and nominees to become a director as a group (13 persons)(16)	5,277,267	14.5%

*	Represents beneficial ownership of less than 1%.
(1)

Ion Asset Management Ltd. serves as an investment to hedge funds and managed accounts and Jonathan Half and Stephen Levey, both serve as portfolio manager for Ion Asset Management Ltd., each shares the voting power of 2,472,742 shares and dispositive power over 3,462,508 shares held by Ion Asset Management Ltd. The address for Ion Asset Management Ltd. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The address for Messrs. Half and Levey is 13th Floor, Building E, 89 Medinat Hayehudim Street, Herzliya, Israel.

(2)

Includes (a) 1,868,084 shares held by WRV II, L.P. (“WRV II”) and (b) 639,573 shares held by Walden Riverwood Venture, L.P. (“WRV”). WRV GP II, LLC (“WRV GP II”) is the general partner of WRV II and Walden Riverwood GP LLC (“Walden GP”) is the general partner of WRV. Lip-Bu Tan, our lead independent director, Michael Marks and Nicholas Brathwaite are members of the investment committee of WRV GP II and share voting and dispositive power over the shares held by WRV II. Lip-Bu Tan and Michael Marks are members of the investment committee of Walden GP and share voting and dispositive power over the shares held by WRV. Each of WRV GP II, Tan, Marks and Brathwaite disclaims beneficial ownership of the shares except to the extent of his or its respective pecuniary interest therein. The address for Walden International is One California Street, Suite 1750, San Francisco, CA 94111.

(3)

Hing Wong is the sole manager of Nauqa LLC, which is the sole manager of Aquan LLC. As such, Hing Wong share the voting and dispositive power over the shares held by Aquan LLC. Aquan LLC, Naqua LLC and Hing Wong each disclaims beneficial ownership of the shares except to the extent of his or its respective pecuniary interest therein. The address for Aquan LLC is One California Street, Suite 1750, San Francisco, CA 94111.

(4)

Shares held for the accounts of each of (i) Magnetar Capital Master Fund, Ltd, a Cayman Islands exempted company (“Magnetar Capital Master Fund”), (ii) Magnetar PRA Master Fund Ltd, a Cayman Islands exempted company (“PRA Master Fund”), (iii) Magnetar Constellation Fund II-PRA LP, a Delaware limited partnership (“Constellation Fund”), (iv) Magnetar Systematic Multi-Strategy Master Fund Ltd, a Cayman Islands exempted company, (“Systematic Master Fund”) and (v) an Irish Collective Asset-management Vehicle (the “ICAV”), collectively (the “Funds”). Magnetar Financial LLC serves as investment adviser to each of the Funds except for the ICAV for which it serves as the sub-adviser. In such capacity, Magnetar Financial LLC exercises voting and investment power over the shares held for the accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial LLC. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz.. The address for each of Magnetar Financial LLC, Magnetar Capital Partners, Supernova Management and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(5)

Includes (a) 1,197,860 shares held by Lindenwood Trust dated 8/13/2014, (b) 55,000 shares held by Dena Aalaei 2007 Irrevocable Trust, (c) 31,019 share shares held by Mr. Aalaei, (d) 11,608 shares held by Monjeri Investment, and (e) 446,745 shares underlying options that are exercisable within 60 days of May 16, 2019.

(6)

Includes (a) 53,919 shares held by Mark Voll and (b) 85,816 shares underlying options that are options that are exercisable within 60 days of May 16, 2019, 21,876 of which are subject to a repurchase right in our favor as of May 16, 2019.

(7)	Represents shares held by Pirooz Parvarandeh.
(8)	Represents shares held by Kamal Dalmia.
(9)	Includes (a) 9,847 shares held by Dmitry Akhanov and (b) 5,181 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019.
(10)	Includes (a) 12,242 shares held by Bami Bastani and (b) 5,181 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019.
(11)

Includes (a) 154,425 shares held by the Pelowski/Mirek Living Trust (the “Pelowski Trust”), (b) 3,347 shares held by Mr. Pelowski, and (c) 5,181 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019. Mr. Pelowski is a co-trustee of the Pelowski Trust and may be deemed to share voting and dispositive power over the shares held by the Pelowski Trust. The address for Mr. Pelowski is 1600 El Camino Real, Suite 250, Menlo Park, CA 94025.
(12)	Includes (a) 3,347 shares held by Geoffrey G. Ribar and (b) 5,181 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019.
(13)

Includes (a) 189,121 shares held by Sam Srinivasan, (b) 58,823 shares held by the Srinivasan Family Trust dated 7/1/1992, (c) 5,181 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019, and (d) 8,000 shares underlying options that are exercisable within 60 days of May 16, 2019, 2,000 of which are subject to a repurchase right in our favor as of May 16, 2019.

(14)

Includes (a) 38,000 shares subject to options that are exercisable with 60 days from May 16, 2019, 2,000 of which are subject to a repurchase right in our favor as of May 16, 2019 and (b) 5,181 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019.

(15)

Includes (a) 1,868,084 shares held by WRV II, (b) 639,573 shares held by WRV, (c) 172,975 shares held by A&E Investment, LLC (“A&E”), (d) 10,000 shares held by Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992 (“Tan and Loo Trust”), (e) 3,347 shares held by Lip-Bu Tan and (f) 5,181 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019. WRV GP II is the general partner of WRV II and Walden GP is the general partner of WRV. Lip-Bu Tan, our lead independent director, Michael Marks and Nicholas Brathwaite are members of the investment committee of WRV GP II and share voting and dispositive power over the shares held by WRV II. Lip-Bu Tan and Michael Marks are members of the investment committee of Walden GP and share voting and dispositive power over the shares held by WRV. Each of WRV GP II, Tan, Marks and Brathwaite disclaims beneficial ownership of the shares except to the extent of his or its respective pecuniary interest therein. The Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992 is the sole member of A&E. Mr. Tan and Ms. Loo are co-trustees of this trust and may be deemed to share voting and dispositive power over the shares held by A&E and the Tan and Loo Trust. Each of the Tan and Loo Trust and Tan disclaims beneficial ownership of the shares held by A&E, except to the extent of his or its respective pecuniary interest therein and Tan disclaims beneficial ownership of the shares held by the Tan and Loo Trust, except to the extent of his or its respective pecuniary interest therein. The address for Lip-Bu Tan is One California Street, Suite 1750, San Francisco, CA 94111.

(16)

Includes (a) 4,662,439 shares held by our directors and executive officers, (b) 578,561 shares underlying options that are exercisable within 60 days of May 16, 2019, 25,876 of the shares underlying options are subject to a repurchase right in our favor as of May 16, 2019 and (c) 36,267 shares of restricted stock units that are expected to vest within 60 days of May 16, 2019. The address for each of our directors and officers is c/o Aquantia Corp., 91 E. Tasman Drive, Suite 100, San Jose, CA 95134.

OTHER MATTERS

Other than the matters set forth in this Proxy Statement, no matter will be presented for action at the Special Meeting. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment as to matters that they believe to be in the best interests of the Aquantia stockholders.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of Aquantia Common Stock present, in person or by proxy, and entitled to vote on the matter. We are soliciting proxies to approve adjournment of the Special Meeting, if necessary or appropriate to provide additional time to solicit votes in favor of the Merger Agreement Proposal. Our Board of Directors recommends that you vote in favor of the Adjournment Proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to provide additional time to solicit votes in favor of the Merger Agreement Proposal. In addition, if a quorum is not present at the Special Meeting, the Special Meeting may be adjourned by the chairman of the Special Meeting or by the vote of a majority of the shares of Aquantia Common Stock represented at the Special Meeting, in person or represented by proxy, regardless of whether the Adjournment Proposal is approved, but no other business will be transacted at the Special Meeting until a quorum is present.

Stockholder Proposals

Aquantia intends to hold an Annual Meeting of Stockholders on June 19, 2019 (the “2019 Annual Meeting”) only if the Merger is not completed by then, and assuming the Merger is completed in 2019, there will be no public participation in any future meetings of stockholders. Stockholder proposals that are intended to be considered for inclusion in the proxy materials for the 2019 Annual Meeting must have been received by us at our principal executive officers at 91 E. Tasman Drive, Suite 100, San Jose, California 95134, Attention: Secretary by December 28, 2018, and must have satisfied the conditions established by the SEC, including, but not limited to, Rule 14a-8 under the Exchange Act, and by our amended and restated bylaws. If the date of the 2019 Annual Meeting is changed by more than 30 days from the first anniversary of the 2018 annual meeting, then the deadline for receipt of any Stockholder proposals that are intended to be considered for inclusion in the proxy materials for the 2019 Annual Meeting will be a reasonable time before we begin to print and send our proxy materials.

In addition, our amended and restated bylaws contain an advance notice provision with respect to matters to be brought before an annual meeting, including director nominations, whether or not included in our Proxy Statement. If you would like to nominate a director or bring any other business before the stockholders at the 2019 Annual Meeting, you must comply with the procedures contained in our amended and restated bylaws, including notifying us in writing in a timely manner, and such business must otherwise be a proper matter for action by our stockholders. The notice must have been received by us at our principal executive officers at 91 E. Tasman Drive, Suite 100, San Jose, California 95134, Attention: Secretary, in accordance with our amended and restated bylaws. You are also advised to review our amended and restated bylaws, which contain additional requirements for advance notice of stockholder proposals.

Where You Can Find More Information

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this Proxy Statement.

The following Aquantia filings with the SEC are incorporated by reference:

•

Aquantia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 6, 2019, including the information specifically incorporated by reference into the Annual Report on Form 10-K from Aquantia’s definitive proxy statement on Schedule 14A filed on April 29, 2019;

•	Aquantia’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 9, 2019; and

•	Aquantia’s Current Reports on Form 8-K filed on January 24, 2019, March 7, 2019, May 6, 2019 (with respect to Items 5.02 and 8.01 only), May 7, 2019, May 8, 2019 and May 10, 2019.

We also incorporate by reference into this Proxy Statement additional documents that we may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting and the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC website at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

AQUANTIA CORP.

91 East Tasman Drive, Suite 100

San Jose, California 95134

(408) 228-8300

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, promptly after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at www.aquantia.com. The information included on our website is not incorporated by reference into this Proxy Statement.

If you have any questions about this Proxy Statement, the Special Meeting or the proposed Merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement, please contact us at:

AQUANTIA CORP.

91 East Tasman Drive, Suite 100

San Jose, California 95134

(408) 228-8300

You may also contact our proxy solicitor:

Georgeson, LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

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This Proxy Statement contains references to the availability of certain information from our website, www.aquantia.com. By making such references, we do not incorporate into this document the information included on our website.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [●], 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. Neither the mailing of this Proxy Statement to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

Directions to the Special Meeting Location

The Special Meeting will be held at the [●], at [●], local time, on [●], 2019.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among:

MARVELL TECHNOLOGY GROUP LTD.,

a Bermuda exempted company;

ANTIGUA ACQUISITION CORP.,

a Delaware corporation;

and

AQUANTIA CORP.

a Delaware corporation

Dated as of May 6, 2019

A-i

(CONTINUED)

A-ii

EXHIBITS

Exhibit A - Certain Definitions

Exhibit B - Persons Entering into Support Agreements and Noncompetition Agreements

Exhibit C - Form of Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 6, 2019, by and among: MARVELL TECHNOLOGY GROUP LTD., a Bermuda exempted company (“Parent”); ANTIGUA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and AQUANTIA CORP., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement: (i) each stockholder of the Company listed in Part 1 of Exhibit B is executing a voting and support agreement in favor of Parent (each such agreement, a “Support Agreement”); and (ii) each individual listed in Part 2 of Exhibit B is executing a noncompetition and non-solicitation agreement in favor of the Company and Parent, which shall become effective at the Effective Time.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California, 94025 (or, at Parent’s election, by means of a virtual closing through electronic exchange of signatures) at 8:00 a.m. (California Time) on a Business Day to be mutually agreed by Parent and the Company, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions set forth in Sections 6.4 and 7.4, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate. Notwithstanding anything to the contrary contained in this Section 1.3, if the Closing would otherwise be required to occur under this Section 1.3 during the last 15 days of any fiscal quarter of Parent, then Parent may elect, by delivering a written notice to the Company at least one Business Day prior to the date on which the Closing would otherwise be required to occur, to delay the Closing until the second Business Day of the following fiscal quarter of Parent. If Parent so elects to delay the Closing, then each of Parent, Merger Sub and the Company shall, effective as of the date the Closing would otherwise be required to occur, (a) deliver the certificates required to be delivered pursuant to Sections 6.4 and 7.4, as applicable, and (b) irrevocably waive in writing each of the conditions set forth in Section 6 (other than Section 6.7) and Section 7 (other than Section 7.6), as applicable. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing on the Closing Date, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company and specified in such certificate of merger (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(ii) any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $13.25 in cash (such cash amount, as it may be adjusted pursuant to Section 1.5(c), the “Price Per Share”), without interest; and

(iv) each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time constitute Company Restricted Stock, then: (i) the Price Per Share payable in exchange for each such share of Company Restricted Stock will be unvested and subject to the same repurchase option, risk of forfeiture or other conditions applicable to such Company Restricted Stock; and (ii) such consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. Prior to the Closing, the Acquired Companies shall use commercially reasonable efforts to take all action that may be reasonably necessary, including obtaining all reasonably necessary Consents, to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such Company Restricted Stock purchase agreement or other Contract with respect to such unvested consideration.

(c) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be paid in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Company in accordance with Section 1.5(a)(i), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry (each such share, an “Uncertificated Share”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Subject to Section 1.8, Parent shall use reasonable efforts to cause to be deposited with the Paying Agent promptly after the Effective Time on the Closing Date, but in no event later than one Business Day following the Closing Date, cash sufficient to make payments of the Merger Consideration payable pursuant to Section 1.5, other than payments of the Merger Consideration that may become payable pursuant to Section 1.5(b) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States. No investment of the Payment Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Section 1, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent in the amount of such losses to the extent the funds in the Payment Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Payment Fund. Following the Effective Time, Parent shall retain cash sufficient to make, or cause to be made, payments of the Merger Consideration payable to the former holders of Company Restricted Stock pursuant to Section 1.5(b) in accordance with Section 1.5(b).

(b) Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates or Uncertificated Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Uncertificated Shares shall be effected, and risk of loss and title to Company Stock Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Uncertificated Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Uncertificated Shares in exchange for Merger Consideration. The form and substance of such letter of transmittal and instructions shall be as reasonably agreed to by Parent and the Company prior to the Effective Time. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange (or compliance with the reasonable procedures established by the Paying Agent for transfer of Uncertificated Shares), together with the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Uncertificated Shares; and (B) the Company Stock Certificate or Uncertificated Shares so surrendered or transferred shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered or transferred as contemplated by this Section 1.7(b), each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Shares.

(c) Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Paying Agent for transfer of Uncertificated Shares, in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) If any Company Stock Certificate has not been surrendered, or any Uncertificated Share has not been transferred, by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; and (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Uncertificated Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f) None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger

Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Shares, upon compliance with the procedures established by the Paying Agent for the transfer of such Uncertificated Shares.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Further Action. If, at any time after the Effective Time, any further action consistent with the terms of this Agreement is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the Disclosure Schedule (subject to Section 9.6); and (b) disclosure in any Company SEC Report filed with the SEC at least three Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Company SEC Reports that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is three Business Days before the date of this Agreement)):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the

Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) equity interests of another Acquired Company and (ii) equity interests held as passive investments as part of the Company’s cash management programs purchased in accordance with the Company’s cash management policy. None of the Acquired Companies has at any time been a general partner of or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to be so duly organized, validly existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Each of the Acquired Companies is qualified to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; (b) each code of conduct or similar policy adopted by any of the Acquired Companies or by the board of directors (or similar governing body), or any committee of the board of directors (or similar governing body), of any of the Acquired Companies; and (c) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors or similar governing body (and to the extent applicable, each committee thereof) of each of the Acquired Companies for the period from October 23, 2017 through the date of this Agreement. The minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors or similar governing body (and to the extent applicable, each committee thereof) of each of the Acquired Companies Made Available to Parent are complete and redacted only with respect to (x) discussions of the Contemplated Transactions or other similar strategic transactions and (y) identities of employees, and not with respect to any other matter. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents), including all amendments thereto, of such Entity in any material respect.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 95,000,000 shares of Company Common Stock, of which 35,532,571 shares have been issued and are outstanding as of the close of business on May 3, 2019 (the “Specified Equity Date”); and (ii) 5,000,000 shares of preferred stock, $0.00001 par value per share, of which no shares have been issued or are outstanding. From the close of business on the Specified Equity Date until the date of this Agreement, no shares of Company Common Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Options or the vesting of Company RSUs, in each case, outstanding on the Specified Equity Date and in accordance with their terms. The Company does not hold any shares of its capital stock in its treasury. There are no shares of Company Common Stock beneficially owned by any Subsidiary of the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Acquired Companies. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(b) As of the close of business on the Specified Equity Date: (i) 2,132,487 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 1,652,606 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (the “ESPP”); (iii) 3,181,015 shares of Company Common Stock are subject to issuance and/or delivery pursuant to Company RSUs that vest solely based on time-based vesting requirements; (iv) no shares of restricted Company Common Stock are outstanding; (v) no shares of Company Common Stock are subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards are outstanding other than those granted under the Company Equity Plans; and (vii) 2,149,327 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans. Part 2.3(b) of the Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the close of business on the Specified Equity Date: (A) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the employee identification number of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, both the target and the maximum number of shares of Company Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and/or exercisable; (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company RSU, whether such Company RSU is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”); (J) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (K) whether the vesting of such Company Equity Award would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c) The Company has Made Available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are currently outstanding, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise).

(d) Except (y) as set forth in Part 2.3(b) of the Disclosure Schedule and (z) for changes since the Specified Equity Date resulting from the exercise or settlement, as applicable, of Company Equity Awards outstanding on such date in accordance with their terms, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements in all material respects; and (ii) all requirements set forth in applicable Contracts in all material respects.

(f) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since October 6, 2017, and all amendments thereto (the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or any of its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof shall be broadly construed to include any manner in which any document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(d) The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in all material respects to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. To the knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance with the applicable listing and other rules and regulations of the New York Stock Exchange and, since November 3, 2017, has not received any notice from the New York Stock Exchange asserting any non-compliance with such rules and regulations.

(e) The Company has Made Available to Parent accurate and complete copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Companies since January 1, 2017.

(f) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since December 31, 2017, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

2.5 Absence of Changes. Between December 31, 2018 and the date of this Agreement: (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect; and (b) except as set forth in Part 2.5(b)-1 of the Disclosure Schedule, none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b). Since December 31, 2017, except as set forth in Part 2.5(b)-2 of the Disclosure Schedule, there has not been any change in any Acquired Company’s sales practices, pricing policies, accounts receivable or accounts payable or any “channel stuffing” or other sale method that would have, or would reasonably be expected to have, the effect of artificially or temporarily increasing the Acquired Companies’ consolidated revenues. Since December 31, 2018, none of the Acquired Companies has requested or knowingly encouraged that the Acquired Companies’ “sell-in” distributors order any inventory in excess of anticipated demand or provided any special payment incentive to such distributors to encourage purchases in excess of anticipated demand inconsistent with historic inventory levels.

The Company has Made Available to Parent copies of any change to the rights of return, concessions or payment terms of any Material Contract.

2.6 Title to Assets. The Acquired Companies own, and have good and valid title to, all assets purported to be owned by them that are material to the Acquired Companies, taken as a whole, including: (a) all assets reflected on the Company Balance Sheet that are material to the Acquired Companies, taken as a whole (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such assets that are material to the Acquired Companies are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7 Real Property; Equipment; Leasehold.

(a) None of the Acquired Companies owns any real property or any interest in real property. Part 2.7(a) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person (the “Leases”). (All real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements leased, subleased or licensed to the Acquired Companies, are referred to as the “Leased Real Property”.) The Acquired Companies have valid and subsisting leasehold interests in and to all of the Leased Real Property, except where the failure to have such interests would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as would not reasonably be expected to interfere in any material respect with the current use and operation of any Leased Real Property by any Acquired Company, all of the Leases are valid and in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all rents, additional rents and other amounts due to date pursuant to each Lease have been paid, and to the knowledge of the Company, there is no default or event which, with the passage of time, the giving of notice or both, would become a default by any party under any Lease. The Company has Made Available to Parent accurate and complete copies of all Leases.

(b) The present use and operation of the Leased Real Property is authorized by, and is in compliance, in all material respects, with, all applicable zoning, land use, building, fire, health, labor, safety and health laws and other Legal Requirements. There is no Legal Proceeding pending, or to the knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Leased Real Property. The Company has not received any written notice of any condemnation proceedings relating to any Leased Real Property and, to the knowledge of the Company, no condemnation proceedings relating to any Leased Real Property are pending or threatened.

(c) There are no subleases, licenses, occupancy agreements or other contractual obligations granted by any Acquired Company or, to the knowledge of the Company, by any other Person that authorize the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any of the Leased Real Property other than the Acquired Companies.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Disclosure Schedule accurately identifies: (i) each Patent, registered trademark and each other material item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the nature of such ownership interest).

(b) Part 2.8(b)(i) of the Disclosure Schedule accurately identifies each material Company Inbound License. Part 2.8(b)(ii) of the Disclosure Schedule accurately identifies each material Company Outbound License. Part 2.8(b)(iii) of the Disclosure Schedule separately and accurately identifies each Company Patent License.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies exclusively own all right, title and interest in and to the Company IP (other than Intellectual Property and Intellectual Property Rights licensed to the Acquired Companies under Company Inbound Licenses), free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole: (i) all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company IP that is a Patent, registered trademark or other material item of Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; (ii) each Person who is or was involved in the creation, contribution or development of any Intellectual Property or Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) no Governmental Body, university, college, or other educational institution or research center has, or to the knowledge of the Company purports to have, any ownership in, or rights to, any Company IP; (iv) each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and to otherwise protect, create, enforce, maintain and preserve its Intellectual Property Rights, and, to the knowledge of the Company, there has been no violation, infringement or unauthorized access or disclosure of the foregoing; (v) (A) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any Company-Owned IP; or (2) has received a request in writing from any Person for any license or other right to any Company-Owned IP in connection with the activities of or any participation in any Standards Organization; and (B) no Company-Owned IP is subject to any commitment that would require the grant of any license or right to any Person or otherwise limit any Acquired Company’s control of any Company-Owned IP or has been, is or was required to be, identified by an Acquired Company or, to the knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization; and (vi) the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted. To the Company’s knowledge, each of the Acquired Companies has and enforces a policy requiring each employee and consultant to execute a proprietary rights and confidentiality agreement substantially in the form Made Available to Parent, and all current and former employees and consultants of the Acquired Companies who have created or modified any of the Company IP have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Company IP to one of the Acquired Companies.

(d) All Patents and registered trademarks that constitute Company-Owned IP and all other material Company-Owned IP that is Registered IP are subsisting, and to the knowledge of the Company, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing: (i) with respect to each Patent and registered trademark that constitutes Company-Owned IP and all other material Company-Owned IP that is Registered IP, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Body or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B),” to maintain each such item of Company IP that is Registered IP in full force and effect; and (ii) no Legal Proceeding is or has been pending or, to the knowledge of the Company, threatened in writing, in which the ownership, scope, validity or enforceability of any Patent or registered trademark that constitutes Company-Owned IP or any other material Company–Owned IP is being, has been, or would reasonably be expected to be contested or challenged.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Patents or registered trademarks that constitute Company-Owned IP and all other material Company–Owned IP; (ii) a breach of or default under any Company Inbound License, Company Outbound License or Company Patent License; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any Company-Owned IP or Intellectual Property Rights owned by Parent, the Surviving Corporation or any of their Affiliates or the satisfaction of any condition as a result of which any Person would be permitted to exercise any license or other right or interest under, in or to any Company IP or Intellectual Property Right owned by Parent, the Surviving Corporation or any of their Affiliates; (iv) Parent, the Surviving Corporation or any of their Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; or (vi) Parent, the Surviving Corporation or any of their Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing, in the case of each of clauses “(i)” through “(vi)” above, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(f) No Acquired Company has ever infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, and none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, in each case in any material way or in a manner that would create a material liability for any of the Acquired Companies. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding; and (ii) since January 1, 2017, no Acquired Company has received any written notice or, to the knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any Company Product or other material Company IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any Company Product or other material Company-Owned IP to any escrow agent or other Person.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge, in each case other than circumstances in which any Acquired Company intentionally released Software constituting Company-Owned IP as Open Source Software. Each Acquired Company has at all times complied with, and is currently in material compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software.

(i) The Acquired Companies’ receipt, collection, monitoring, maintenance, creation, transmission, transfer, use, processing, analysis, disclosure, storage, disposal and security of Protected Information has complied, and complies in all material respects with: (i) each Company Contract; (ii) applicable Information Privacy and Security Laws; and (iii) applicable policies and procedures adopted by the Acquired Companies relating to Protected Information. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company has all lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under any Information Privacy and Security Law to receive, access, use and disclose Protected Information in such Acquired Company’s possession or under its control in connection with the operation of the business of such Acquired Company.

(j) The Acquired Companies have adopted, and are and have been in compliance in all material respects with, commercially reasonable policies and procedures that apply to the Acquired Companies with respect to privacy, data protection, processing, security and the collection and use of Protected Information gathered or accessed in the course of the operations of the Acquired Companies.

(k) Each Acquired Company takes reasonable and appropriate steps to protect the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption. Each Acquired Company has implemented and maintains a comprehensive information security program that is designed to: (i) comply with all Information Privacy and Security Laws and industry standards; (ii) identify internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information and the rights and freedoms of the subjects of that Protected Information; (iii) monitor and protect Protected Information and all IT Systems against any unauthorized use, access, interruption, modification or corruption, in each case in conformance with Information Privacy and Security Laws; (iv) implement, monitor and maintain appropriate, adequate and effective administrative, organizational, technical and physical safeguards to control the risks described in clauses “(ii)” and “(iii)” above; (v) is described in written data security policies and procedures; (vi) assesses each of the Acquired Companies’ data security practices, programs and risks; and (vii) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information. Each Acquired Company is taking, and has at all times taken, reasonable steps designed to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of such Acquired Company provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Laws and consistent with general industry standards.

(l) Each Acquired Company has taken all reasonable measures to secure all Company Technology prior to selling, distributing, deploying or making it available and has made patches and updates to such Company Technology in accordance with industry standards. Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of all Company Technology and those tests and scans were conducted in accordance with industry standards. Each material vulnerability identified by any such tests or scans has been fully remediated. To the knowledge of the Company, no Company Technology contains any listening or recording device of which the user or customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m) To the knowledge of the Company, there has been no material data security breach of any IT System, or unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received or controlled by or on behalf of any of the Acquired Companies. In each of the past five calendar years, each Acquired Company has performed a security risk assessment in accordance with industry standards and addressed and fully remediated all threats and deficiencies identified in those security risk assessments.

(n) The collection, storage, processing, transfer, sharing and destruction of Protected Information in connection with the Contemplated Transactions, and the execution, delivery and performance of this Agreement and the Contemplated Transactions, complies with each of the Acquired Companies’ applicable privacy notices and policies and with all applicable Information Privacy and Security Laws, in each case in all material respects. Each Acquired Company will continue to have at least the same rights to use, process and disclose Protected Information after the Closing as such Acquired Company had before the Closing in all material respects.

2.9 Material Contracts.

(a) Part 2.9(a) of the Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts:

(i) each offer letter, employment agreement, or independent contractor agreement with any Company Associate and, if applicable, each stock option plan, stock appreciation right plan or stock purchase plan: (A) that is not immediately terminable at-will by the Company without notice, severance or other cost or liability (other than amounts earned and payable as of the date of such termination) or, in any jurisdiction that does not recognize at-will employment, that materially deviates from the form of agreement used by the Company in the ordinary course of business, which form has been Made Available to Parent (the “Form Employment Agreement”); (B) that provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger or any of the other Contemplated Transactions; (C) that contains an obligation for any Acquired Company to provide any severance that is not reflected in the Form Employment Agreement; or (D) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or incentive compensation payment (other than payments constituting base salary) in excess of $25,000 to any Company Associate (other than bonus or similar payments consistent with past practices and paid in accordance with existing bonus plans that have been Made Available to Parent);

(ii) any collective bargaining, union or works council agreement;

(iii) any Contract relating to the acquisition, development, sale or disposition of any business unit, product line or Company IP;

(iv) any Contract that provides for indemnification of any Company Associate;

(v) any Contract: (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $100,000;

(vi) any Contract relating to the acquisition, transfer, development (including joint development) or joint ownership of any material Intellectual Property or Intellectual Property Rights;

(vii) any Contract entered into since October 23, 2017: (A) relating to the disposition or acquisition by any Acquired Company of any assets or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $100,000 individually or $500,000 in the aggregate for all such Contracts or that contains any ongoing obligations that are material to the Acquired Companies, taken as a whole; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment for consideration in excess of $100,000, in any other Person, other than another Acquired Company;

(viii) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other material asset or any service from any other Person, sell any material product or other material asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any material product or any Intellectual Property or other asset to or for any other Person.

(ix) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or any portion of an Acquired Company’s requirements from any third party;

(x) any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $100,000, other than: (A) accounts receivable and accounts payable; and (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice;

(xi) any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance on any of its material properties or other material assets;

(xii) any Contract with a Major Customer or Major Supplier that has obligations that are or will be required to be performed and that have not been fully performed, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $250,000 in aggregate;

(xiii) any Contract providing for outsourcing, contract manufacturing, testing, assembly or fabrication, as applicable, of any product, technology or service of an Acquired Company under which any of the Acquired Companies has made or received (or must make or will receive) payments in excess of $100,000 in aggregate in either 2019 or 2018;

(xiv) any Contract that contemplates or will involve the payment or delivery of cash or other consideration by any Acquired Company in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or will involve the performance of services for any Acquired Company having a value in excess of $250,000 in the aggregate, other than (A) a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies will make payments of less than $500,000 in aggregate, (B) Company Employment Agreements, (C) Contracts evidencing any Company Equity Award, (D) Contracts between any of the Acquired Companies and any Company Associate that is terminable “at will” without any obligations on the part of any Acquired Company to make any severance, change in control or similar payment or benefit and (E) any Contract disclosed on Part 2.9(a)(i) of the Disclosure Schedule;

(xv) any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $100,000 in the aggregate after the date of this Agreement;

(xvi) any Contract that contains an epidemic failure, epidemic defect, recall or other similar or extraordinary remedy in favor of the counterparty for any defect, error or failure of any product, part or component thereof;

(xvii) any material Government Contract;

(xviii) any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security or (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security;

(xix) any Contract entered into in connection with any of the Contemplated Transactions that would obligate an Acquired Company to make any payment in excess of $50,000 in connection with any of the Contemplated Transactions; and

(xx) any Contract involving any vendor managed inventory arrangement in which an Acquired Company has responsibility for maintaining inventory levels or retaining title or risk of non-sale on products, parts or components delivered to the counterparty.

For purposes of this Agreement, (x) Company Contracts of the type required to be set forth in Part 2.9(a) of the Disclosure Schedule, (y) the Leases relating to the Leased Real Property located in San Jose, California, India and Russia and (z) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) shall be deemed to constitute a “Material Contract.” The Company has Made Available to Parent an accurate and complete copy of each Material Contract.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) none of the Acquired Companies, and, to the knowledge of the Company, no other Person, has violated or breached, or committed any default under, any Company Contract that constitutes a Material Contract and (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract that constitutes a

Material Contract; or (C) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Material Contract.

2.10 Company Products.

(a) No Acquired Company is obligated to, and no Acquired Company has indicated that it would (i) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person, in each case, other than in accordance with the Company’s standard product support policies.

(b) Each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company or accepted by any customer of any of the Acquired Companies (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements and (ii) was free of any design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, licensed, delivered, provided or otherwise made available, other than any defect that has not had and could not reasonably be expected to have an adverse effect, in any material respect, on such Company Product or the operation or performance thereof. To the knowledge of the Company, no Company Product has ever been the subject of any recall or other similar action of any Governmental Body.

2.11 Major Customers and Suppliers.

(a) Part 2.11(a)-1 of the Disclosure Schedule sets forth an accurate and complete list of each customer (including distributors and resellers) who was one of the 10 largest sources of revenues for the Acquired Companies during 2017 or 2018, based on amounts paid or payable (such customers, together with the customers identified in Part 2.11(a)-2 of the Disclosure Schedule, being referred to as “Major Customers”). No Acquired Company has any pending material dispute with any Major Customer. To the knowledge of the Company, no Acquired Company has received any written notice from any Major Customer to the effect that such Major Customer will not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies. The Acquired Companies have satisfied all material commitments under each Contract with a Major Customer with respect to Company Products that are currently under development, including commitments relating to delivery schedules and product performance.

(b) Part 2.11(b) of the Disclosure Schedule sets forth an accurate and complete list of each supplier who was one of the 10 largest suppliers of the Acquired Companies during 2017 or 2018, based on amounts paid or payable to such suppliers (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. To the knowledge of the Company, no Acquired Company has received any written notice or other communication from any Major Supplier to the effect that such Major Supplier will not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

2.12 Liabilities.

(a) None of the Acquired Companies has, and none of the Acquired Companies is or may become responsible for performing or discharging, any accrued, contingent or other liability of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Company Balance

Sheet (including any notes to the Company Balance Sheet related thereto); (b) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business in amounts consistent with past practices; (c) liabilities for performance of executory obligations of the Acquired Companies under Company Contracts, to the extent such liabilities did not arise as a result of a breach of such Company Contracts; (d) liabilities and obligations that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole; (e) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Merger; and (f) liabilities described in Part 2.12(a) of the Disclosure Schedule.

(b) Part 2.12(b) of the Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $250,000 in the aggregate (other than any indebtedness owed to another Acquired Company).

(c) Part 2.12(c) of the Disclosure Schedule sets forth all obligations of the Acquired Companies outstanding as of the date of this Agreement in respect of interest rate or currency obligations, swaps, hedges or similar arrangements that are material to the Acquired Companies, taken as a whole.

2.13 Compliance with Legal Requirements.

(a) Each of the Acquired Companies is, and has at all times since May 1, 2014 been, in compliance in all material respects with all applicable Legal Requirements. Since May 1, 2014, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) None of the Acquired Companies, and no director, officer, other employee or, to the knowledge of the Company, any agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Legal Requirement, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010 (collectively, “Anti-Corruption Laws”); or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 2.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is in violation of any applicable Anti-Corruption Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since May 1, 2014, none of the Acquired Companies or any other Entity under their control has been investigated, charged or prosecuted for any violation of any applicable Anti-Corruption Law. None of the Acquired Companies or any Entity under their control has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Anti-Corruption Law applicable to the Acquired Companies, or are aware of any circumstances that would reasonably be expected to give rise to an investigation in the future.

(c) Since May 1, 2014, each of the Acquired Companies and each Entity under their control: (i) has been and is in compliance, in all material respects, with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business.

(d) Since May 1, 2014, none of the Acquired Companies or any of their respective directors, officers, employees or, to the knowledge of the Company, any agents acting on behalf of any of the Acquired Companies: (i) is or has been a Person with whom transactions are prohibited or limited under any applicable

U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar Governmental Body; (ii) has violated or made a disclosure (voluntary or otherwise) to any Governmental Body regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law; (iii) has engaged in any transaction or otherwise dealt directly or indirectly, without the required Governmental Authorization, with the Crimea Region of Ukraine/Russia since December 19, 2014, or with Cuba, Iran, North Korea, Sudan or Syria with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the transaction involved goods, software, services or technology controlled by ITAR; or (iv) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea, Sudan or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia.

(e) None of the Acquired Companies has been cited or fined for failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

2.14 Governmental Authorizations.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole: (i) the Acquired Companies hold, and since May 1, 2014 have held, all material Governmental Authorizations, and have made all filings required under applicable Legal Requirements, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; (iii) each Acquired Company is, and since May 1, 2014 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations; and (iv) since May 1, 2014, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Companies by any Governmental Body or otherwise. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each of the Acquired Companies is in full compliance with all of the terms and requirements of each grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule.

2.15 Tax Matters. Except as could not reasonably be expected to have or result in a Material Adverse Effect:

(a) (i) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”): (A) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (B) has been, or will be when filed, accurate and complete and in compliance with all applicable Legal Requirements; and (ii) all Taxes of the Acquired Companies for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with GAAP) on or before the Closing Date, other than any Taxes that are being contested in good faith by the Acquired Companies;

(b) the Company Balance Sheet fully reserves for or accrues all actual and contingent liabilities of the Acquired Companies for Taxes with respect to all periods through the date of the Company Balance Sheet;

(c) no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) and remains in effect (other than any such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business of not more than six months);

(d) (i) no Acquired Company has received written notice of any Tax audit, claim or Legal Proceeding that is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax; (ii) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and delinquent; and (iii) no Acquired Company has ever received a written claim by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(e) since April 30, 2016, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(f) no Acquired Company has any Liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, or otherwise by operation of Legal Requirements;

(g) none of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between the Acquired Companies, (ii) that will terminate as of Closing or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(h) the prices and terms for the provision of any material property or material services by or to the Acquired Companies are arm’s length for purposes of relevant transfer pricing Legal Requirements and the Acquired Companies have maintained contemporaneous documentation and prepared all required transfer pricing reports as, and to the extent, reflected in the applicable Tax Return;

(i) no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement;

(j) none of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax Legal Requirements) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing; and

(k) each of the Acquired Companies has withheld from each payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all Taxes required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes.

2.16 Employee and Labor Matters; Benefit Plans.

(a) The Company has Made Available to Parent a list (redacted to the extent required by applicable Legal Requirements) of all current employees (identified by employee identification number) of each of the Acquired Companies as of the date of this Agreement, and correctly reflects in all material respects: (i) their dates of hire; (ii) their job titles or positions; (iii) their current annual base salaries or hourly wages; (iv) their current year annual target bonus or commission amounts and actual bonus paid in connection with the last employee review program, if any; (v) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (vi) any Governmental Authorizations that are held by them and that relate to the business of any Acquired Company; (vii) any promises made to them in writing with respect to changes or additions to their compensation or benefits; (viii) their city and state or country of employment or service; (ix) their employer or employing entity; (x) the annual vacation or paid time off entitlement in days and any accrued and unpaid vacation pay or paid time off entitlements as of April 30, 2019; (xi) leave of absence status and expected date of return to active employment, if any; (xii) if such employee is located in the United States, whether such employees are classified as exempt or non-exempt under the Fair Labor Standards Act; and (xiii) their status as full-time, part-time, temporary or seasonal employees. The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” (and without penalty or Liability, other than accrued wages and vested rights, whether in respect of severance payments and benefits or otherwise) and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States and receives a salary or annual base compensation in excess of $200,000 per year is terminable either “at will” or at the expiration of a standard notice period as set forth in applicable local regulations or contained in a written Contract identified in Part 2.16(a)-3 of the Disclosure Schedule. The Company has Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, form employee acknowledgments, and other materials relating to employment with the Acquired Companies in effect as of the date of this Agreement.

(b) None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employee or Contract Worker of any of the Acquired Companies. To the knowledge of the Company, there are no organizing, election or similar activities pending or threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any Company Associate in his or her capacity as a service provider to an Acquired Company. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or threatened to apply to be certified as the bargaining agent of any Company Associate in his or her capacity as a service provider to an Acquired Company. No Acquired Company has ever agreed to recognize any labor union, works council or other collective bargaining representative, nor has any labor union, works council or other collective bargaining representative been certified as the exclusive bargaining representative of any Company Associate. There is no challenge regarding representation as to any labor union, works council, employee association or other collective bargaining representative with respect to any Company Associate, and no labor union, works council or other collective bargaining representative claims to or is seeking to represent any Company Associate. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Legal Requirement, must be notified, consulted or with which negotiations need to be conducted in connection with any of the Contemplated Transactions. To the knowledge of the Company, none of the Acquired Companies is engaging, and since April 1, 2016 none of the Acquired Companies has engaged, in any unfair labor practice of any nature. Since April 1, 2016, there has not been any unfair labor practice complaint or charge pending or, to the knowledge of the Company, threatened, against any Acquired Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which any Acquired Company has employees or performs services. No petition has been filed with the National Labor Relations Board or any similar agency requesting certification of a collective bargaining representative and no other union organizing efforts are pending or, to the knowledge of the Company, threatened. No Acquired Company has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees, and no labor dispute is pending, or to the knowledge of the Company, threatened, against any Acquired Company.

(c) Part 2.16(c) of the Disclosure Schedule accurately sets forth in all material respects, with respect to each individual who is or was a consultant, intern or other independent contractor of any Acquired Company since January 1, 2019 and will be paid more than $25,000:

(i) the name of such independent contractor, the Acquired Company that has engaged such independent contractor, location of service and country of engagement and the date on which such independent contractor was originally engaged by such Acquired Company;

(ii) whether such independent contractor is subject to a written Contract or is engaged through an agency or on a contingency basis;

(iii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iv) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from any Acquired Company with respect to services performed in the year ended December 31, 2018;

(v) the terms of current compensation of such independent contractor; and

(vi) any Governmental Authorization that is held by such independent contractor and that relates to the business of any Acquired Company.

Accurate and complete copies of all Contracts identified in Part 2.16(c)(ii) of the Disclosure Schedule have been Made Available to Parent.

(d) Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, each Company Associate that renders or has rendered services to any of the Acquired Companies that is classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes, including: (i) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Legal Requirements governing the payment of wages (including overtime and premium wages); (ii) applicable Tax Legal Requirements; (iii) unemployment insurance and worker’s compensation obligations; (iv) all other applicable Legal Requirements; and (v) for purposes of all applicable Company Employee Plans and perquisites. No Contract Worker is eligible to participate in any Company Employee Plan. To the knowledge of the Company, none of the Acquired Companies has any material Liability for any misclassification of any Company Associate as an independent contractor or any non-exempt employee as an exempt employee. None of the Acquired Companies has ever had any temporary, seasonal or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(e) No Person has claimed or, to the knowledge of the Company, has reason to claim that any Company Associate: (i) is in violation, in any material respect, of any term of any employment Contract,

noncompetition agreement, nonsolicitation agreement, any restrictive covenant with such Person, or has interfered, in any material respect, in the employment relationship between such Person and any of its present or former employees; or (ii) is in violation of any patent disclosure agreement or has disclosed or utilized any trade secret or proprietary information or documentation of such Person. To the knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.

(f) Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, each Acquired Company is, and since January 1, 2014 has been, in compliance with all applicable Legal Requirements respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). None of the Acquired Companies has effectuated a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable Legal Requirement or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the Contemplated Transactions. None of the Acquired Companies is a party to any Contract or subject to any Legal Requirement that restricts any Acquired Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of such Acquired Company. Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, each of the Acquired Companies has properly accrued in the ordinary course of business, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. Except as would not reasonably be expected to result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, none of the Acquired Companies has any liability for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, including pursuant to any Contract, policy, practice or applicable Legal Requirement, or any Taxes or any penalty for failure to comply with any of the foregoing. Except as would not result in a material Liability to the Acquired Companies, taken as a whole, none of the Acquired Companies has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Each of the Acquired Companies maintains records of all hours worked by each employee eligible for overtime compensation that are accurate and complete in all material respects and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions where such Acquired Company maintains employees. Each of the Acquired Companies has always been in compliance with the requirements of the Immigration Reform Control Act of 1986 in all material respects, and each employee who requires permission and/or authorization to work in the jurisdiction in which they carry out their employment had at the time of hire current and appropriate permission and/or authorization to work in that jurisdiction. To the knowledge of the Company, none of the Acquired Companies’ employment policies or practices has ever been or is currently being audited or investigated by any Governmental Body.

(g) To the knowledge of the Company, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct or similar behavior (a “Sexual Misconduct

Allegation”) has been made against any person who is or was an officer, director, manager or supervisory-level employee of any Acquired Company. No Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against any Acquired Company or any person who is or was an officer, director, manager, employee or Contract Worker of any Acquired Company.

(h) Part 2.16(h) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement and separately identifies each material Foreign Plan. None of the Acquired Companies has committed in writing to establish or enter into any new arrangement that would constitute a material Company Employee Plan or Company Employee Agreement, or to materially modify any material Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements). The Company has Made Available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements; (iv) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(i) Each Company Employee Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the knowledge of the Company, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and, to the knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. There is no audit, inquiry or Legal Proceeding pending or, to the knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability, each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved, except as would not, individually or in the aggregate, result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole.

(j) None of the Acquired Companies, and no ERISA Affiliate, maintains, sponsors or contributes to, or has within the past six years ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) Company Pension Plan subject to

Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not, individually or in the aggregate, result in a Liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations (determined on an ongoing basis accrued to the date of this Agreement), with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transactions will cause any such assets or insurance obligations to be less than such benefit obligations.

(k) No Company Employee Plan or Company Employee Agreement provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(l) Except as set forth in Part 2.16(l) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(m) Except as listed on Part 2.16(m) of the Disclosure Schedule, each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A, except as would not result in a material Liability. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

2.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) each of the Acquired Companies is, and since October 23, 2017 has been, in compliance with, and is not subject to any Liability under, any applicable Environmental Law, including timely applying for, possessing, maintaining, and complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws and (ii) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies contains any Hazardous Materials.

(b) Since January 1, 2018, or earlier for matters that remain unresolved, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is in violation of, or has any material Liability under, any Environmental Law. Except as could not reasonably be expected to result in any material Liability to any Acquired Company, there has been no Release at, on, under or from any Leased Real Property or any other property that is or was owned, operated or leased by any of the Acquired Companies or at any property or facility at which any Acquired Company has arranged for the transportation, disposal or treatment of Hazardous Materials.

(c) The Acquired Companies have Made Available to Parent copies of all material environmental assessments, Governmental Authorizations, reports, audits and other material documents in their possession or under their control that relate to the Acquired Companies’ compliance with or any Liability under any Environmental Law.

2.18 Insurance. The Company has Made Available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect: (a) each of such insurance policies is in full force and effect, except for policies that have expired under their terms in the ordinary course and that have been replaced with policies of comparable coverage; (b) no written notice of default or termination has been received by any Acquired Company in respect thereof; and (c) all premiums due thereon have been paid in full. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the knowledge of the Company, other communication regarding any: (i) cancellation or invalidation of any insurance policy; (ii) actual or possible refusal of any coverage or rejection of any material claim under any insurance policy; or (iii) actual or possible material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, except as would not reasonably be expected to, individually or in the aggregate, materially impact the business and operations of the Acquired Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions.

(b) Except as would reasonably be expected to, individually or in the aggregate, materially impact the business and operations of the Acquired Companies, (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject and (ii) to the knowledge of the Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or such employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company’s board of directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions, including the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21 Takeover Statutes; No Rights Plan. The Company’s board of directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Support Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

2.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions.

2.23 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies or (ii) any resolution adopted by the stockholders or equityholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of any of the Acquired Companies; (b) other than as set forth in Part 2.23(b) of the Disclosure Schedule, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify in any material respect any right, benefit, obligation or other term of any Material Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except, in the case of clauses “(b)” through “(e)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole). Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, the DPA and the rules and regulations thereunder or any other Legal Requirement applicable to the CFIUS Condition, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement referred to herein or (y) the consummation of the Merger or any of the other Contemplated Transactions, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

2.24 Fairness Opinion. The Company’s board of directors has received the written opinion of Barclays Capital Inc., financial advisor to the Company, dated May 6, 2019, to the effect that, as of the date thereof and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the Price Per Share to be received by the stockholders of the Company (other than holders of Dissenting Shares and shares that will remain outstanding or will be canceled without consideration pursuant to Sections 1.5(a)(i) and 1.5(a)(ii)) is fair to such stockholders of the Company. The Company will furnish, for informational purposes only, a complete copy of such written opinion to Parent as soon as practicable following the execution of this Agreement, and the Company has received the authorization of Barclays Capital Inc. to include such opinion in the Proxy Statement.

2.25 Advisors’ Fees. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has provided to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Barclays Capital Inc.

2.26 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Parent is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Legal Proceedings; Orders. Except as would not, individually or in the aggregate, have or result in a Parent Material Adverse Effect, as of the date of this Agreement: (a) there is no Legal Proceeding pending against or that, to the knowledge of Parent, has been threatened against Parent or any of its Subsidiaries and (b) there is, to the knowledge of Parent, no investigation by any Governmental Body pending or threatened against Parent or any of its Subsidiaries. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any order, decree or ruling that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to perform their obligations under this Agreement and to consummate the Contemplated Transactions, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or the Contemplated

Transactions will: (a) conflict with or result in a violation of any of the provisions of the certificate of incorporation, memorandum of association, bye-laws or other charter or organizational documents of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any Legal Requirement or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, state takeover laws, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, the DPA and the rules and regulations thereunder or any other Legal Requirement applicable to the CFIUS Condition, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance by Parent or Merger Sub of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub.

3.5 Funding. Parent has, and will have as of the Effective Time, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

3.6 Stock Ownership. As of the date of this Agreement, neither Parent nor Merger Sub beneficially own any shares of capital stock of the Company. During the three-year period ending on the date of this Agreement, neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company, as those quoted terms are defined in Section  203 of the DGCL.

3.7 Disclosure. None of the information supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation; Confidentiality.

(a) During the period from the date of this agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall ensure that the other Acquired Companies and its and their respective Representatives: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies upon reasonable advance notice during normal business hours of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent, upon request, with copies of any material notice, report or other document received by any of the Acquired Companies from any Governmental Body. Any investigation by Parent of premises occupied by the Acquired Companies shall be subject to the Acquired Companies’ reasonable security measures and shall not include invasive soil testing. Nothing in this Section 4.1(a) shall require the Acquired Companies to disclose any information to Parent if such disclosure would (x) jeopardize any attorney-client or similar legal privilege applicable to such information or (y) contravene any applicable Legal Requirement or confidentiality agreement to which any Acquired Company is a party (other than a confidentiality agreement referred to in Section 4.3(b)). If any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on the immediately preceding sentence, then the Company shall (1) promptly (and in any event within 48 hours) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor and (2) use commercially reasonable efforts to provide such access or such information in a way that would not violate such Legal Requirement or agreement or jeopardize such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Parent, to the extent the Company’s and Parent’s outside antitrust counsel mutually agree that doing so may be reasonably required in order to comply with applicable Antitrust Laws. The Company shall take the actions referred to in Part 4.1(a) of the Disclosure Schedule as specified in Part 4.1(a) of the Disclosure Schedule.

(b) The Confidentiality Agreement (other than Sections 6 and 14 thereof) shall remain in full force and effect in accordance with its terms until the Effective Time, at which time the Confidentiality Agreement shall automatically terminate without further action. Sections 6 and 14 of the Confidentiality Agreement shall terminate upon the execution and delivery of this Agreement.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent, (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(a) of the Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, its business and operations in the ordinary course and in accordance with past practices; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees (other than for routine terminations in the ordinary course of business of officers or employees that are not at the level of vice president or above) and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Company; and (iii) the Company shall promptly notify Parent of the receipt of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions.

(b) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent; (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not, and the Company shall ensure that the other Acquired Companies do not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Equity Awards outstanding as of the date of this Agreement or issued during the Pre-Closing Period in compliance with this Section 4.2(b)(ii), in each case in accordance with their terms and (2) the Company may, in the ordinary course of business and consistent with past practices, but subject to the limitations set forth in Part 4.2(b)(ii) of the Disclosure Schedule, grant to employees of the Acquired Companies hired during the Pre-Closing Period in compliance with Section 4.2(b)(xiv) and to non-officer employees of the Acquired Companies Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such Company Option, determined as of the time of the grant of such Company Option) and Company RSUs, in each case containing no vesting acceleration provisions and containing the Company’s standard vesting schedule);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) (A) form any Subsidiary; or (B) acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vi) of the Disclosure Schedule (except that the Acquired Companies may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during a fiscal quarter, do not exceed $50,000 in the aggregate);

(vii) (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract; or (B) renew, extend, amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business and consistent with past practices;

(viii) enter into or become bound by any Contract imposing any material restriction on the right or ability of any Acquired Company (A) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (B) to acquire any material product or other material asset or any service from any other Person, sell any product or other material asset to or perform any service for any other Person, (C) transact business or deal in any other manner with any other Person or (D) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(ix) enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(x) (A) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices and the renewal of any non-material Lease upon the expiration thereof for a renewal term no greater than six months); or (B) waive or relinquish any material right;

(xi) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrance, except for Encumbrances that do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes;

(xii) (A) lend or advance money to any Person, other than routine advances to employees and independent contractors for travel and other normal business expenses incurred in the ordinary course of business consistent with past practices; or (B) incur, assume, guarantee or prepay any indebtedness (directly, contingently, or otherwise), except that any Acquired Company may lend money to any other

Acquired Company, or incur any indebtedness to, or guarantee any indebtedness of, any other Acquired Company, in each case in the ordinary course of business and consistent with past practices;

(xiii) (A) enter into any collective bargaining agreement, works council agreement or other Contract with any employee representative body or (B) establish, adopt, enter into, materially amend or terminate any Company Employee Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan or Company Employee Agreement if it was in existence on the date of this Agreement (other than extensions, renewals or replacements of any Company Employee Plan, in the ordinary course of business consistent with past practice), pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or other employees (except that the Company (1) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process, (2) may make customary bonus payments consistent with past practices in accordance with existing bonus plans referred to in Part 2.16(h) of the Disclosure Schedule and (3) may, subject to Section 4.2(b)(xiv), pay, or make any new commitment to pay, in each case in the ordinary course of business consistent with past practice, any compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) to any newly hired Company Associate);

(xiv) (A) hire any employee at the level of senior director or above or with an annual base salary in excess of $240,000; (B) promote any employee to the level of senior director or above; or (C) engage any consultant or independent contractor, unless the engagement of such consultant or independent contractor may be terminated by such Acquired Company on less than six months’ notice;

(xv) (A) change in any material respect (1) any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies or other business policies or (2) any of its methods of accounting or accounting practices, including with respect to Taxes; (B) offer any discount, rebate, strategic buy or Contract or purchase order modification to any customer or distributor that has the effect of artificially or temporarily increasing the Acquired Companies’ consolidated revenues; or (C) write down any of its material assets in excess of $50,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

(xvi) (A) adopt any material method of Tax accounting or make any material Tax election (or allow any material Tax election previously made to expire) that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to the Closing (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); (B) prepare or file any material Tax Return or amended Tax Return inconsistent with past practices; (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to Taxes; or (D) request any ruling, closing agreement or similar guidance with respect to a material amount of Taxes;

(xvii) (A) commence any Legal Proceeding; or (B) settle any Legal Proceeding, other than (i) Permitted Settlements, (ii) settlements entered into in accordance with Section 5.13 or (iii) routine collection matters in the ordinary course of business and consistent with past practices;

(xviii) abandon, forfeit, permit to lapse, terminate or cancel any material right (including any Intellectual Property Rights) or take any action or fail to take any action if the taking of or failure to take such action will, or would reasonably be expected to, result in any of the foregoing;

(xix) enter into any Contract covering any Company Associate or make any payment to any Company Associate that, considered individually or collectively with any other such Contracts or payments, will or would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);

(xx) convene any special meeting of the Company’s stockholders, except in accordance with Section 5.2;

(xxi) other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation; provided, however, that in the event that (A) the Company notifies Parent of any such proposed transfer or repatriation and (B) Parent fails to promptly and in good faith consider such proposed transfer or repatriation and respond to the Company with respect thereto, the written consent of Parent for such transfer or repatriation shall be deemed to have been obtained by the Company;

(xxii) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xxiii) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

(xxiv) authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xxiii)” of this Section 4.2(b).

Notwithstanding the foregoing, Parent will not unreasonably withhold, delay or condition its consent to the taking of: (1) any action prohibited by clause “(v)(A)”, “(vi),” “(vii),” “(x),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)(B)” or “(xxiii)” above; or (2) any action prohibited by clause “(xxiv)” above (to the extent relating to clause “(v)(A)”, “(vi),” “(vii),” “(x)(A),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)(B)” or “(xxiii)” above). Parent acknowledges and agrees that nothing contained in this Agreement shall give Parent the right to control or direct the operations of the Company prior to the Effective Time within the meaning of applicable Antitrust Laws. If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then at least three Business Days before such action is taken, the Company shall deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any written communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the Merger or any of the other Contemplated Transactions; (ii) the obtaining of actual knowledge by any officer or director of the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (iii) the obtaining of actual knowledge by any officer or director of the Company of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iv) any breach of any covenant or obligation of the Company that, either individually or in the aggregate with any other breaches, would reasonably be expected to cause the condition to closing set forth in Section 6.2 not to be satisfied; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 No Solicitation.

(a) The Company shall not (and shall not resolve or publicly propose to) directly or indirectly, and shall ensure that the other Acquired Companies do not (and do not resolve or publicly propose to), and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub and their Representatives acting on Parent’s behalf): (i) solicit, initiate, knowingly encourage, assist, knowingly induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) none of the Acquired Companies or any of their respective Representatives shall have materially breached any of the provisions set forth in this Section 4.3; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) at least two Business Days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Companies, “standstill” provisions no less favorable to the Company than the “standstill” provisions contained in the Confidentiality Agreement and other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood that, for purposes of this clause “(B)” only, the amendment to the Confidentiality Agreement referred to Section 4.1(b) shall be disregarded); and (v) at least 24 hours prior to furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c) If the Company, any other Acquired Company or any Representative of any Acquired Company receives an Acquisition Proposal or an Acquisition Inquiry, or receives any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry, at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry or any such request): (i) advise Parent both orally and in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request and the material terms and conditions thereof); and (ii) provide Parent with copies of all documents and communications received by any Acquired Company or any Representative of any Acquired Company setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal, Acquisition Inquiry or request. The Company shall keep Parent fully informed, on a reasonably current basis, with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto, and shall (A) promptly (and in no event later than 24 hours) notify Parent if it intends to provide non-public information in connection with, or to engage in discussions or negotiations concerning, such Acquisition Proposal, Acquisition Inquiry or request and (B) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or communication between or otherwise involving (1) any Acquired Company or any Representative of any Acquired Company and (2) the Person that made or submitted such Acquisition Proposal, Acquisition Inquiry or request or any Representative of such Person. As and to the extent required by Section 4.3(b)(v), the Company shall provide Parent with 24 hours’ prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board is expected to consider providing non-public information to any Person in connection with any Acquisition Proposal or Acquisition Inquiry.

(d) The Company shall, and shall ensure that each of the other Acquired Companies shall, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation or encouragement of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent (it being understood that such reasonable efforts will require the Company to pursue litigation against any Person that breaches any “standstill” provision or other “deal protection” provision in any such agreement); provided, however, that (except as expressly set forth in the immediately preceding parenthetical) such reasonable efforts will not require the Company to pursue any litigation; and provided, further, that the Company may release a Person from, or amend or waive any provision of, any “standstill” agreement or provision if: (A) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least 48 hours before taking such action.

(f) Promptly after the date of this Agreement, the Company shall: (i) request each Person that has received confidential information from any of the Acquired Companies or any of their respective Representatives at any time since January 1, 2018 pursuant to a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Company to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies; and (ii) except as otherwise permitted by Section 4.3(b), prohibit any third party from having access to any physical or electronic data room relating to any possible Acquisition Proposal or Acquisition Inquiry.

(g) The Company acknowledges and agrees that any action taken by any Representative of any Acquired Company (whether or not such Representative is purporting to act on behalf of any of the Acquired

Companies) which, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3 shall be deemed to constitute a breach of such provision by the Company.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement. As promptly as practicable (and in any event within 12 Business Days) after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendment or supplement thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (a) receiving notification that the SEC or its staff is not reviewing the Proxy Statement and (b) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

5.2 Company Stockholders’ Meeting.

(a) The Company shall: (i) take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement; and (ii) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders’ Meeting, and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent, which consent shall not be unreasonably withheld if such change is required by any Legal Requirement. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent, other than (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Legal Requirements is disclosed to the Company’s stockholders or (2) if, as of the time at which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting, to the extent necessary to obtain such a quorum; and (B) the Company shall postpone or adjourn the Company Stockholders’ Meeting if Parent requests such postponement or adjournment in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement, in which case, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.

(b) Subject to Section 5.2(d): (i) the Proxy Statement shall include a statement to the effect that the Company’s board of directors has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has unanimously approved this Agreement and unanimously approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The unanimous determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.24.

(c) Except as provided in Section 5.2(d), neither the Company’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company’s board of directors in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or would reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b); or (iv) resolve, agree or publicly propose to, or permit any Acquired Company or any Representative of any Acquired Company to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

(d) Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company’s board of directors may withdraw or modify the Company Board Recommendation and, in the case of clause “(i)” below, may also cause the Company to terminate this Agreement in accordance with Section 8.1(i) and, concurrently with such termination, cause the Company to enter into an Alternative Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(i):

(i) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a material breach of any of the provisions of Section 4.3 or Section 5.2 or the Confidentiality Agreement; (C) the Company provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company’s board of directors (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal; (D) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (F) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation or terminating this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, the Company’s board of directors delivers to Parent a written notice (a

“Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a material breach of any of the provisions of Section 4.3 or Section 5.2 or the Confidentiality Agreement, (2) stating that the Company’s board of directors intends to withdraw or modify the Company Board Recommendation (and describing any intended modification of the Company Board Recommendation) or terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer and all other documents and written communications relating to such Superior Offer not previously provided to Parent; (G) for four Business Days after receipt by Parent of such Recommendation Change Notice, the Company’s board of directors has not withdrawn or modified the Company Board Recommendation and the Company has not attempted to terminate this Agreement pursuant to Section 8.1(i); (H) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law; and (I) at the time of withdrawal or modification of the Company Board Recommendation or the termination of this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(H)” above or otherwise; or

(ii) if: (A) there shall occur or arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) (but does not relate to any Acquisition Proposal) that was not known, and would not reasonably be expected to have been known or foreseen, by any of the Acquired Companies on the date of this Agreement (or if known, the consequences of which were not known, and would not reasonably be expected to have been known or foreseen, by any of the Acquired Companies as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to any of the Acquired Companies prior to the adoption of this Agreement by the Required Company Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Change in Circumstances”); (B) the Company provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations to the

Company’s stockholders under applicable Delaware law; (D) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” above or otherwise.

For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to clause “(i)(F)” of the first sentence of this Section 5.2(d) shall be two Business Days rather than four Business Days. The Company agrees to keep confidential, and not to disclose to the public or to any Person, other than the Company’s Representatives, any and all information regarding any negotiations that take place pursuant to clause “(i)(H)” or clause “(ii)(E)” of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), unless (aa) the disclosure of such information is required by applicable Legal Requirements or (bb) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to disclose such information would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law. The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (x) does not change or otherwise affect the approval of this Agreement or any of the Support Agreements by the Company’s board of directors for purposes of Section 203 of the DGCL; and (y) does not have the effect of causing any corporate Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement or any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; provided, however, that this Section 5.2(e) shall not be deemed to permit the Company’s board of directors to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub or take any of the actions referred to in Section 5.2(c) except, in the case of a withdrawal or modification of the Company Board Recommendation, to the extent permitted by Section 5.2(d); provided, further, that in the case of each of clauses “(i)” and “(ii)” above, any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent and Merger Sub unless the Company’s board of directors publicly and unanimously reaffirms the Company Board Recommendation in such disclosure.

(f) Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(i), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any withdrawal or modification of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

5.3 Treatment of Company Options and Company Restricted Stock Units.

(a) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each In the Money Option that is vested (after giving effect to any applicable terms of vesting acceleration) and held by a Person who is not a Continuing Employee (each, a “Cash-Out Option”) shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Cash-Out Option multiplied by (ii) the excess of (A) the Price Per Share over (B) the per share exercise price for the Company Common Stock subject to such Cash-Out Option. Following the Effective Time, any such canceled Cash-Out Option shall entitle the former holder of such Cash-Out Option only to the payment described in this Section 5.3(a), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other Person, each In the Money Option that is held by a Continuing Employee, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Option (including any provisions with respect to the acceleration of vesting following the Effective Time), that number of Parent Common Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Conversion Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that, following the Effective Time, all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. The assumption and conversion of Converted Options contemplated by this Section 5.3(b) shall in each case be effected in a manner intended to comply with Section 409A of the Code.

(c) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Out of the Money Option and each In the Money Option that is unvested (after giving effect to any applicable terms of vesting acceleration) and held by a Person who is not a Continuing Employee shall be canceled and extinguished for no consideration.

(d) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any applicable terms of vesting acceleration) and held by a Continuing Employee shall be converted into that number of Parent restricted stock units, rounded down to the nearest whole share, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Conversion Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any

Converted RSU issued pursuant to this Section 5.3(d) shall be subject to the same terms and conditions as were applicable to such Company RSU prior to the Effective Time (including any provisions with respect to the acceleration of vesting following the Effective Time); provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent.

(e) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and unvested (after giving effect to any applicable terms of vesting acceleration) immediately prior to the Effective Time and held by a Person who is not a Continuing Employee shall be canceled and extinguished for no consideration.

(f) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and vested (and with respect to which shares of Company Common Stock have not yet been issued) immediately prior to the Effective Time (after giving effect to any applicable terms of vesting acceleration and including those Company RSUs that become vested immediately prior to or as of the Effective Time) shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the Price Per Share, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU. Following the Effective Time, any such canceled Company RSU shall entitle the former holder of such Company RSU only to the payment described in this Section 5.3(f), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.

(g) Notwithstanding anything to the contrary contained in this Agreement, if a Company Equity Award is subject to the Legal Requirements of a non-U.S. jurisdiction and Parent determines that such Company Equity Award may not be subject to the treatment set forth in Section 5.3(a), Section 5.3(b), Section 5.3(c), Section 5.3(d), Section 5.3(e) or Section 5.3(f), as applicable, under the applicable Legal Requirements of such non-U.S. jurisdiction, Parent shall provide for such treatment that is in compliance with such Legal Requirements and reasonably agreed upon by Parent and the Company at least 20 calendar days prior to the Effective Time.

(h) Effective immediately prior to the Effective Time, each Director Option and each Director RSU that is then outstanding and unvested shall be vested in full.

(i) The amount of cash, if any, that a holder of a Company Equity Award is entitled to receive with respect to such Company Equity Award pursuant to Section 5.3(a) or Section 5.3(f) shall be rounded down to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all Company Equity Awards held by such holder pursuant to Sections 5.3(a) and 5.3(f).

(j) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 5.3; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time. Parent agrees to file, as soon as reasonably practicable but in no event later than ten Business Days after the Effective Time, a registration statement on Form S-8 (if available for use by Parent) with respect to the Parent Common Shares issuable with respect to Converted Options and Converted RSUs, in each case that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options and Converted RSUs assumed in accordance with this Agreement remain outstanding.

5.4 Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (w) no new offering period (or similar period during which shares may be purchased) shall commence under the ESPP following the commencement of the offering period scheduled to commence on May 15, 2019 (the “Final Offering Period”) (it being understood and agreed that the offering period scheduled to commence on May 15, 2019 shall have a maximum duration of six months); (x) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect at the commencement of the Final Offering Period; (y) no new participants may commence participation in the ESPP following the commencement of the Final Offering Period; and (z) the Final Offering Period may not be extended beyond its original six month duration. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (i) cause the Final Offering Period (or similar period during which shares may be purchased) to be the final offering period under the ESPP and to be terminated no later than three Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP (as amended pursuant to this Section 5.4), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Price Per Share in accordance with Section 1.5, subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 5.4), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

5.5 Treatment of Company Warrants.

(a) Prior to the Closing, the Company shall properly provide timely prior written notice of this Agreement, the Merger and the other Contemplated Transactions to the holders of the Warrants in accordance with the terms of the Warrants.

(b) As promptly as practicable after the date of this Agreement, but no later than three Business Days prior to the Closing Date, the Company shall, in consultation with Parent, use its reasonable best efforts to cause the Warrants to be amended to provide that the Warrants shall be canceled, terminated and extinguished without consideration at the Effective Time and that, from and after the Effective Time, the holders of the Warrants shall have no rights with respect thereto. Each such amendment shall be in form and substance reasonably satisfactory to Parent, and shall be subject to advance review and reasonable approval by Parent.

5.6 Employee Benefits.

(a) For a period of one year following the Effective Time, and in addition to the applicable Legal Requirements of each jurisdiction, Parent shall, or shall cause the Surviving Corporation to, maintain, for each employee of the Acquired Companies who continues in employment with Parent, the Surviving Corporation or any Subsidiary thereof, base salary at a level that is no less favorable than the base salary provided to such employee immediately prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation or the applicable Parent Subsidiary, to honor and abide by the terms of any written severance and change in control plan, agreement or arrangement for the benefit of the Continuing Employees that is in effect as of the date of this Agreement and is set forth in Part 5.6(a) of the Disclosure Schedule.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit under its benefit plans) shall, to the extent permitted by the terms of the applicable Parent Plan, be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall, to the extent permitted by the terms of the applicable Parent Plan, waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Company Employee Plan. To the extent permitted under the applicable Parent Plan, Parent agrees to give or cause its Subsidiaries (including the Surviving Corporation) to give the Continuing Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(c) Parent agrees that all Continuing Employees located in the U.S. shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans, subject in each case to the terms and conditions of such plans; provided, however, that nothing in this Section 5.6(a) or elsewhere in this Agreement shall: (i) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent; (ii) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time. Except for Indemnified Persons to the extent of their rights pursuant to Section 5.7, no Company Associate shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.6(a) shall limit the effect of Section 9.8.

(d) Unless otherwise requested by Parent in writing at least five Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and reasonable approval of Parent), effective no later than the day prior to the date on which the Merger becomes effective. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions (as reasonably determined by the Company, based on its outside counsel’s advice), the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Acquired Companies shall, at Parent’s request, reasonably cooperate with Parent in communications with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Contemplated Transactions (whether alone or in combination with additional events), including the matters described in this Section  5.6.

5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of any Acquired Company (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, shall survive the Merger and shall continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware law) for a period of six years from the date on which the Merger becomes effective.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent and the Surviving Corporation or, prior to the Effective Time, the Company shall have the right to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that neither Parent nor the Surviving Corporation shall be obligated to, and the Company shall not (without the prior written consent of Parent), expend an amount for such “tail” policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.7(b).

(c) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.7 from and after the Effective Time.

5.8 Regulatory Approvals and Related Matters.

(a) Each party shall use its reasonable best efforts, and will cause its Subsidiaries to use their reasonable best efforts, to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (i) as promptly as practicable, but in no event later than 10 Business Days after the date of this Agreement, prepare and file the notifications required under the HSR Act; (ii) respond as promptly as practicable to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters; (iii) engage in pre-filing discussions with CFIUS, as deemed advisable by Parent; (iv) as promptly as practicable after the date of this Agreement prepare and file with CFIUS a declaration pursuant to 31 C.F.R. § 801.402(a), which declaration shall state that if the action taken by CFIUS at the end of the declaration assessment period satisfies the CFIUS Condition, then the parties intend to consummate the Merger promptly after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7, (v) if, at the conclusion of the 30-day declaration assessment period described in 31 C.F.R. § 801.404, the CFIUS Condition has not been satisfied, then Parent and the Company shall forgo the submission of an initial draft of the Joint Voluntary Notice to CFIUS pursuant to 31 C.F.R. § 800.401(f), unless CFIUS specifically requests such a draft, and shall promptly prepare and submit a formal Joint Voluntary Notice to CFIUS pursuant to 31 C.F.R. § 800.401(a); and (vi) use commercially reasonable efforts to respond as promptly as practicable, and no later than the deadline specified by CFIUS for such a response, to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger. The Company and Parent agree that if CFIUS suggests or requests, or if Parent determines it to be reasonably appropriate in connection with satisfying the CFIUS Condition, that the parties withdraw and resubmit the declaration described in clause “(iv)” above or the Joint Voluntary Notice submitted to CFIUS pursuant to this Section 5.8(a), the Company and Parent shall cooperate in withdrawing and resubmitting such declaration or Joint Voluntary Notice.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.8(a). Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement, Parent: (i) shall have the principal responsibility for devising and implementing the strategy of the parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and coordinating any contacts with any Governmental Body; and (ii) shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent. Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the immediately preceding sentence and the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (A) consult with the other in good faith prior to taking a position with respect to any filing or submission required by Section 5.8(a); (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any filing or submission required by Section 5.8(a) or any antitrust-related Legal Proceeding related to this Agreement or the Contemplated Transactions; (C) coordinate with the other in preparing and exchanging such information; and (D) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body in connection with any filing or submission required by Section 5.8(a).

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Subject to Section 5.8(e), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis, including satisfying the CFIUS Condition. Without limiting the generality of the foregoing, but subject to Section 5.8(e), each party to this Agreement: (i) shall make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger or any of the other Contemplated Transactions; (ii) shall consult with such party’s employees to the extent required under any applicable Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Parent and the Company shall consult with each other with respect to all of the matters contemplated by clauses “(i),” “(ii)” and “(iii)” of this Section 5.8(d), and will keep the other apprised of the status of matters relating to the consummation of the Contemplated Transactions. If Parent reasonably determines in good faith that doing so would be advisable, at the request of Parent, the Company shall (A) divest, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies, provided that any such action is conditioned upon the consummation of the Merger, and (B) use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Contemplated Transactions.

(e) Notwithstanding anything to the contrary contained in Section 5.8(d) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to (and none of the Acquired Companies shall, except with the prior written consent of Parent, agree to): (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, holding separate or license (or similar arrangement) of, or limit Parent’s freedom of action with respect to, any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies; (ii) commence or contest, or cause any of its Subsidiaries or Affiliates to commence or contest, any litigation in which a Governmental Body is a party relating to the Merger or any of the other Contemplated Transactions, so long as Parent reasonably determines in good faith that commencing or contesting such litigation would not be advisable; (iii) amend or modify any of Parent’s or Merger Sub’s rights or obligations under this Agreement; or (iv) directly or indirectly (A) change, or commit to change, its place of domicile or organization or (B) restructure or commit to restructure any of the Contemplated Transactions, unless, in the case of the actions referred to in the foregoing clause “(i)”, such actions (A) are reasonably necessary to satisfy the conditions set forth in Sections 6.6 and 7.5 and (B) would not, individually or in the aggregate, reasonably be expected to result in a material and negative impact on the benefits of the Merger to Parent.

5.9 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, neither the Company nor Parent shall make any disclosure to the public regarding the Merger or any of the other Contemplated Transactions unless: (a) the other party shall have approved such disclosure; or (b) such party shall have been advised by its legal counsel that such disclosure is required by a Legal Requirement or the rules of the New York Stock Exchange or the Parent Stock Exchange and shall have provided the other party with reasonable advance notice of its intention to make such disclosure and the content of such disclosure. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party); (ii) Parent or the Company may, without the prior consent of the other party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the rules of the New York Stock Exchange or the Parent Stock Exchange if it first notifies and consults with the other party prior to issuing any such press release or making any such public announcement or statement and (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or any withdrawal or modification of the Company Board Recommendation in accordance with Section 5.2(d).

5.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Company).

5.11 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements to enable the de-listing by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Equity Awards in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.13 Stockholder Litigation. The Company shall promptly (and in any event within 24 hours) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in (but not control) the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.14 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent, on behalf of itself and Merger Sub), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of the Company contained in Sections 2.20, 2.21, 2.22, 2.24 and 2.25 shall have been accurate in all material respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c) The representation and warranty contained in Section 2.5(a) shall have been accurate in all respects as of the date of this Agreement.

(d) Each of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b) (other than clauses “(F)” through “(K)”) and 2.3(d) shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount (i.e., less than $1,000,000 in aggregate value) will be disregarded; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.8 have been duly satisfied.

6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

6.6 Regulatory Matters.

(a) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) The CFIUS Condition shall have been satisfied.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger illegal and remains in effect.

6.8 No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding brought by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would materially and adversely affect the right of Parent or any of the Acquired Companies to own the assets or operate the business of the Acquired Companies; (d) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or any of the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of its Affiliates or any Acquired Company.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 Regulatory Matters. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the CFIUS Condition shall have been satisfied.

7.6 No Restraints.

(a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body in the United States and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger in the United States that makes consummation of the Merger by the Company illegal.

(b) No temporary restraining order, preliminary or permanent injunction or other binding order preventing the consummation of the Merger by the Company shall have been issued by any Specified Governmental Body (other than a Governmental Body in the United States) and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body (other than a Governmental Body in the United States) that makes consummation of the Merger by the Company illegal and remains in effect, except for any such order, decree, ruling or Legal Requirement that would not reasonably be expected to give rise to the imposition of criminal sanctions on, or criminal or personal liability to, the officers and directors of the Company if the Merger were consummated.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (California time) on November 6, 2019 (the “End Date”); provided, however, that: (i) if, as of 11:59 p.m. (California time) on November 6, 2019, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.7 (other than with respect to the Specified Circumstance) and 6.8 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent at or prior to 11:59 p.m. (California time) on November 6, 2019, extend the End Date to 11:59 p.m. (California time) on February 6, 2020 (it being understood that, for purposes of this clause “(i),” in order to determine whether the conditions set forth in Section 6.1 have been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to November 6, 2019); (ii) if, as of 11:59 p.m. (California time) on November 6, 2019, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company at or prior to 11:59 p.m. (California time) on November 6, 2019, extend the End Date to 11:59 p.m. (California time) on February 6, 2020 (it being understood that, for purposes of this clause “(ii),” in order to determine whether the conditions set forth in Section 7.1 have been satisfied, all references in Section 7.1 to the “Closing Date” shall be deemed to refer instead to November 6, 2019); (iii) if, as of 11:59 p.m. (California time) on February 6, 2020, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.7 (other than with respect to the Specified Circumstance) and 6.8 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent at or prior to 11:59 p.m. (California time) on February 6, 2020, extend the End Date to 11:59 p.m. (California time) on May 6, 2020 (it being understood that, for purposes of this clause “(iii),” in order to determine whether the conditions set forth in Section 6.1 have been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to February 6, 2020); (iv) if, as of 11:59 p.m. (California time) on February 6, 2020, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company at or prior to 11:59 p.m. (California time) on February 6, 2020, extend the End Date to 11:59 p.m. (California time) on May 6, 2020 (it being understood that, for purposes of this clause “(iv),” in order to determine whether the conditions set forth in Section 7.1 have been satisfied, all references in Section 7.1 to the “Closing Date” shall be deemed to refer instead to February 6, 2020); and (v) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date (including any extensions to the End Date validly made in accordance with this Section 8.1(b)) was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(c) by either Parent or the Company if a Specified Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(e) by either Parent or the Company following a Final CFIUS Turndown; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if such Final CFIUS Turndown was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(g) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (A) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date (as it may be extended in accordance with Section 8.1(b)) and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach;

(h) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date (as it may be extended in accordance with Section 8.1(b)) and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach; or

(i) by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer that has been executed on behalf of the Person that made such Superior Offer (an “Alternative Acquisition Agreement”), if: (i) the Company’s board of directors, after satisfying all of the requirements set forth in Section 5.2(d) and otherwise causing the Company to comply with the provisions of Section 4.3 and Section 5.2, shall have authorized the Company to enter into such Alternative Acquisition Agreement; (ii) the Company shall have delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the Company’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of the Company and that the Company will enter into the Alternative Acquisition Agreement immediately prior to or concurrently with the termination of this Agreement pursuant to this Section 8.1(i); (iii) immediately prior to or concurrently with the termination of this Agreement pursuant to this Section 8.1(i), the Company enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (iv) immediately prior to or concurrently with such termination, the Company shall have paid to Parent or its designee the Termination Fee.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any fee required to be paid by the Company at or prior to the time of such termination pursuant to Section 8.3 shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without any liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective directors, officers, employees, stockholders, Representatives, agents or advisors; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any party from any liability for fraud or any Knowing and Intentional Breach of any covenant or obligation contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under the DPA or any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) during the period commencing after the date of this Agreement and ending at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have first been made known to the Company or publicly disclosed, announced, commenced, submitted or made; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $16,450,000 (such non-refundable fee being referred to as the “Termination Fee”) in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(b), all references to “15% or more” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than 50%”.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Acquisition Proposal shall not have been publicly withdrawn at least 10 Business Days prior to the Company Stockholders’ Meeting; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent the Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(c), all references to “15% or more” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than 50%”.

(d) If this Agreement is terminated: (i) by Parent or the Company pursuant to any provision of Section 8.1 (other than Sections 8.1(a) and 8.1(h)) at any time during the period commencing on the occurrence of a Triggering Event and ending 20 Business Days after the date of the final vote by the Company’s stockholders on a proposal to adopt this Agreement at the Company Stockholders’ Meeting (with such date to be determined after taking into account any adjournments or postponements of such meeting) (other than a termination of this Agreement pursuant to Section 8.1(b), Section 8.1(c) (in the case of Section 8.1(c) only, as a result of a challenge, suit or legal proceeding brought by the FTC or the DOJ under any Federal Antitrust Law or brought by a Governmental Body under the DPA) or Section 8.1(e) where, as of the time of such termination, a Designated Circumstance exists and each of the conditions referred to in clause “(ii)” of Section 8.3(e) shall have been satisfied); (ii) by Parent pursuant to Section 8.1(f); or (iii) by the Company pursuant to Section 8.1(i), then the Company shall pay to Parent the Termination Fee in cash.

(e) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), Section 8.1(c) (in the case of Section 8.1(c) only, as a result of a challenge, suit or legal proceeding brought by the FTC or the DOJ under any Federal Antitrust Law or brought by a Governmental Body under the DPA) or Section 8.1(e); and (ii) as of the time of termination of this Agreement, a Designated Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.7 (other than with respect to the Designated Circumstance) and 6.8 (other than with respect to the Designated Circumstance) shall have been satisfied (it being understood that, for purposes of this Section 8.3(e), in order to determine whether the conditions set forth in Section 6.1 shall have been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to the date of termination of this Agreement), then Parent shall, within two Business Days after the date of termination of this Agreement, pay to the Company a nonrefundable fee in the amount of $25,700,000 (such non-refundable fee being referred to as the “Reverse Termination Fee”) in cash. For the avoidance of doubt, the Company shall be entitled to receive the Reverse Termination Fee pursuant to the immediately preceding sentence if: (A) any condition set forth in Section 6.6 is not satisfied as a result of a Governmental Body conditioning its approval on, seeking to impose, or imposing a Burdensome Condition; (B) Parent declines to accept or agree to the imposition of such Burdensome Condition and declines to waive such unsatisfied condition; (C) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(c) (in the case of Section 8.1(c) only, as a result of a challenge, suit or legal proceeding brought by the FTC or the DOJ under any Federal Antitrust Law or brought by a Governmental Body under the DPA) or Section 8.1(e); and (D) as of the time of such termination, a Designated Circumstance exists and each of the conditions referred to in clause “(ii)” of the immediately preceding sentence shall have been satisfied.

(f) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by the Company contemporaneously with the earlier to occur of the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b) or Section 8.3(c). Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid by the Company (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination or (B) in the case of a termination of this Agreement by Parent, within two Business Days after such termination.

(g) Each of the parties acknowledges and agrees that in no event shall Parent or the Company be required to pay the Termination Fee or Reverse Termination Fee under this Section 8.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the parties acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the parties would not have entered into this Agreement and (ii) neither the Termination Fee nor the Reverse Termination Fee is a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which the Termination Fee or the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary contained in this Agreement: (A) except in the case of fraud or a Knowing and Intentional Breach of any of the Company’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 8.1, Parent’s right to receive payment of the Termination Fee from the Company in the circumstances under which such fee is payable pursuant to this Section 8.3 (plus, if the Termination Fee is not timely paid, the interest, fees and expenses described in Section 8.3(h)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Acquired Companies and any of their respective former, current or future officers, directors, partners, stockholders, option holders, managers, members or Affiliates (each such Person, a “Company Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of the Acquired Companies or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement; and (B) except in the case of fraud or a Knowing and Intentional Breach of any of Parent’s or Merger Sub’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 8.1, the Company’s right to receive payment of the Reverse Termination Fee from Parent in the circumstances under which such fee is payable pursuant to Section 8.3(e) (plus, if the Reverse Termination Fee is not timely paid, the interest, fees and expenses described in Section 8.3(h)) shall be the sole and exclusive remedy of the Company against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, option holders, managers, members, Subsidiaries or Affiliates (each such Person, a “Parent Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of Parent, Merger Sub or any of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement. Nothing in this Section 8.3(g) shall limit the rights of Parent, Merger Sub or the Company under Section 9.12 (or otherwise with respect to injunctive or similar relief).

(h) If any party fails to pay when due any amount payable under this Section 8.3, then (i) such party shall reimburse the other party for all reasonable and documented out-of-pocket fees and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus 500 basis points.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended, modified or supplemented by a written agreement signed by the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) subject to the proviso to the first sentence of Section 9.1 and to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) and the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that nothing in the Confidentiality Agreement shall limit Parent’s remedies in the event of fraud by any Acquired Company or by any Representative of any Acquired Company). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 2 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered section in Section 2 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. For purposes of this Agreement, each statement or other item of information set forth or incorporated in a particular part or subpart of the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in the corresponding section or subsection of Section 2.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Parent and Merger Sub may assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any Affiliate of Parent without obtaining the consent or approval of any other party hereto; provided, however, that such assignment will not relieve Parent or Merger Sub of any of their respective obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) the Indemnified Persons shall be third-party beneficiaries of Section 5.7 and (b) in addition to any of the other rights or remedies contained herein, the Company shall have the right (which right is hereby acknowledged by Parent and Merger Sub) to pursue claims for damages (including claims for damages based on loss of the economic benefit of the Merger to the Company’s stockholders) on behalf of its stockholders in the event either Parent or Merger Sub commits fraud or any Knowing and Intentional Breach with respect to its representations, warranties or covenants set forth in this Agreement, which rights shall be enforceable on behalf of the Company’s stockholders only by the Company, in its sole and absolute discretion through actions approved by the board of directors of the Company.

9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand or sent by registered or certified mail in the United States, return receipt requested, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent via an international courier service, three Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Marvell Technology Group Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda

Attention: General Manager

Email: mgaynor@marvell.com

with a copy (which shall not constitute notice) to:

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

Attention: Chief Administration and Legal Officer

Email: mgaynor@marvell.com

and

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:        Richard E. Climan

                         Christopher R. Moore

Email:             richard.climan@hoganlovells.com

                         christopher.moore@hoganlovells.com

if to the Company:

Aquantia Corp.

91 E. Tasman Drive

Suite 100

San Jose, California 95134

Attention:         Legal Department

Email:               legal@aquantia.com

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention:        Babak Yaghmaie

                         Alfred Browne

Email:             byaghmaie@cooley.com

                         abrowne@cooley.com

9.10 Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by a party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

9.12 Remedies. Any and all remedies in this Agreement expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity, upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Mitchell Gaynor

Name:	Mitchell Gaynor
Title:	Chief Administration and Legal Officer

ANTIGUA ACQUISITION CORP.

By:	/s/ Mitchell Gaynor

Name:	Mitchell Gaynor
Title:	Chief Administration and Legal Officer

AQUANTIA CORP.

By:	/s/ Faraj Aalaei

Name:	Faraj Aalaei
Title:	Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries, and their respective predecessors (including any Entity that has been merged into the Company or any of its Subsidiaries).

“Acquired Company Returns” has the meaning assigned to such term in Section 2.15(a) of the Agreement.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any Acquired Company is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any Acquired Company; or (iii) in which any Acquired Company issues securities representing 15% or more of the outstanding securities of any class of such Acquired Company (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Companies; or

(c) any liquidation or dissolution of any Acquired Company.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 8.1(i) of the Agreement.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 2.13(b).

“Antitrust Laws” means all antitrust, competition or trade regulation Legal Requirements or Legal Requirements that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including but not

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limited to the HSR Act, the Sherman Act (as amended), the Clayton Act (as amended) and the Federal Trade Commission Act (as amended).

“Burdensome Condition” means any condition, remedy or action that Parent is not obligated to accept or take pursuant to Section 5.8(e) of the Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or San Francisco, California are authorized or obligated by law or executive order to close.

“Cash-Out Option” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Certifications” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Body acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the Contemplated Transactions.

The “CFIUS Condition” shall be deemed to have been satisfied if: (a) the parties receive written notice from CFIUS stating that CFIUS has concluded that the Contemplated Transactions are neither “covered transactions” nor “pilot program covered transactions” as those terms are defined at 31 C.F.R. § 800.207 and 31 C.F.R. § 801.210, respectively, and, therefore, not subject to review by CFIUS; (b) the parties receive written notice from CFIUS stating that CFIUS has concluded all action under Section 721 of the DPA with respect to the Contemplated Transactions and CFIUS has determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; provided, however, that if the written notice described in this clause “(b)” requires or contemplates that Parent or any of its Affiliates take or agree to take, or will take or agree to take, any action or actions that would, individually or in the aggregate, reasonably be expected to constitute a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing), then the CFIUS Condition shall not be deemed to have been satisfied; (c) the parties receive written notice from CFIUS, pursuant to 31 C.F.R. § 801.407(a)(2), that CFIUS is not able to complete action under the DPA with respect to the Contemplated Transactions on the basis of the declaration submitted and that the parties may file a written notice to CFIUS pursuant to 31 C.F.R. § 800.401(a); or (d) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President has announced a decision not to take any action to suspend or prohibit the Merger pursuant to the DPA.

“CFIUS Notification Event” shall be deemed to have occurred if CFIUS notifies Parent or the Company that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA.

“Change in Circumstances” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company-Owned IP” means all Intellectual Property and Intellectual Property Rights in which any Acquired Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

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“Company Associate” means any current or former employee, Contract Worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2018 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 6, 2019.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current or is reasonably likely to have any future Liability, except that such definition shall not include any Company Employee Agreement.

“Company Equity Award” means any Company Option or any Company RSU.

“Company Equity Plans” means the Company’s 2004 Equity Incentive Plan, the Company’s 2015 Equity Incentive Plan, the Company’s 2017 Equity Incentive Plan and the ESPP.

“Company ESPP Rights” has the meaning assigned to such term in Section 5.4 of the Agreement.

“Company Inbound License” means any Contract pursuant to which any Person has licensed any Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any Intellectual Property or Intellectual Property Right (other than commercially available “shrink wrap” or similar licenses for “off-the-shelf” software).

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“Company IP” means: (a) all Intellectual Property and Intellectual Property Rights in or to any Company Product; and (b) all Company-Owned IP.

“Company Option” means an option to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Outbound License” means any Contract pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any Company IP, other than a Contract entered into by an Acquired Company in the ordinary course of business on a standard form used by such Acquired Company, pursuant to which the Acquired Company grants to its customer a nonexclusive license to use a Company Product or to incorporate the Company Product into the customer’s own product as a component thereof.

“Company Patent License” means any Contract pursuant to which: (a) any Acquired Company has granted to any Person a license, covenant not to sue, or other right or immunity under, in or to any one or more Patents; or (b) any Person has granted to any Acquired Company any license, covenant not to sue, or other right or immunity under, in or to any one or more Patents (including any Contract that includes licenses described in both clause “(a)” and clause “(b)”), in each case where the grant of a license, covenant not to sue, or other right or immunity under, in or to one or more Patents is a primary purpose of the Contract and is not merely incidental to the sale of a product.

“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Product” means any version, release or model of any product or service (including Software) that has been, or is currently being, designed, developed, distributed, provided, licensed or sold by or on behalf of any Acquired Company.

“Company Related Party” has the meaning assigned to such term in Section 8.3(g) of the Agreement.

“Company Restricted Stock” means each share of Company Common Stock that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company SEC Reports” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Company Software” means Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any of the Acquired Companies at any time (other than commercially available “shrink wrap” or similar “off-the-shelf” software that is not incorporated in or embodied in any Company Product or otherwise material to an Acquired Company’s business).

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

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“Company Technology” means all IT Systems and Company Software or electronic hardware products or services made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies, including any microchips, firmware, on-premise software, mobile applications or browser extensions made available or provided by any of the Acquired Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of April 11, 2019, by and between Marvell Semiconductor, Inc. and the Company, as amended by that certain First Amendment to Confidentiality Agreement, dated as of April 19, 2019.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or any other legally binding commitment or undertaking of any nature.

“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.

“Conversion Ratio” means the quotient obtained by dividing (a) the Price Per Share by (b) an amount equal to the volume weighted average trading price of a Parent Common Share on the Parent Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Converted Option” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.3(d) of the Agreement.

A “Designated Circumstance” shall be deemed to exist if: (a) any condition set forth in Section 6.6 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by a Governmental Body under the DPA or by the FTC or the DOJ under any Federal Antitrust Law, any of the conditions set forth in Section 6.7 or Section 6.8 of the Agreement is not satisfied and has not been waived.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Option” means a Company Option held by a non-employee member of the Company’s board of directors.

“Director RSU” means a Company RSU held by a non-employee member of the Company’s board of directors.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of the Agreement.

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“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“DOL” means the United States Department of Labor.

“Domain Name” means the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, adverse claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“ESPP” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

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“Federal Antitrust Laws” means the merger regulation provisions of the HSR Act, the Sherman Act (as amended), the Clayton Act (as amended) and the Federal Trade Commission Act (as amended).

“Final CFIUS Turndown” shall be deemed to have occurred if: (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA; or (b) at any time after a CFIUS Notification Event, Parent makes a determination in good faith that the CFIIUS Condition is unlikely to be satisfied on terms acceptable to Parent (as provided in the Agreement) and provides the Company with written notice of such determination.

“Final Exercise Date” has the meaning assigned to such term in Section 5.4 of the Agreement.

“Foreign Export and Import Law” means any Legal Requirement of a Governmental Body (other than a U.S. Governmental Body) regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“Form Employment Agreement” has the meaning assigned to such term in Section 2.9(a)(i).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five year period prior to the date of the Agreement with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.

“Governmental Body” means: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

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“Hazardous Materials” means any substance, material, element, compound, mixture, solution and/or waste to which exposure is regulated by any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Company Common Stock subject to such Company Option that is less than the Price Per Share.

“Indemnified Persons” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the processing, use, disclosure, collection, privacy, processing, transfer or security of Protected Information, surveillance, espionage or national security and all regulations promulgated and guidance issued by Governmental Bodies thereunder.

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) URLs and websites; (e) logos and marks (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any software, hardware, network or systems owned or controlled by or on behalf of any of the Acquired Companies, including any server, workstation, router, hub, switch, data line, desktop application,

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server-based application, mobile application, cloud service hosted or provided by any of the Acquired Companies, mail server, firewall, database, source code or object code.

“ITAR” means the International Traffic in Arms Regulations.

“Joint Voluntary Notice” means a joint voluntary notice filed with CFIUS in accordance with the DPA.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would reasonably be expected to, result in a breach of the Agreement.

“knowledge” means, with respect to the Company, the knowledge of the individuals identified on Part 1.1(a) of the Disclosure Schedule, after reasonable inquiry.

“Leased Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least three Business Days before the date of the Agreement; or (b) made available for review by Parent or Parent’s Representatives, and properly labeled and indexed, at least 48 hours prior to the execution of the Agreement in the “Project Strategic” virtual data room maintained by the Company with Donnelley Financial Solutions, Inc. in connection with the Merger.

“Major Customers” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise), operations or results of operations of the Acquired Companies taken as a whole; or (b) the ability of the Company to timely consummate the Merger or any of the other Contemplated Transactions; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect (and shall not be taken into account in

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determining whether a Material Adverse Effect has occurred or is reasonably expected to occur) if such change results from: (i) economic conditions in the United States or in other locations in which the Acquired Companies have material operations, except to the extent such economic conditions have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (ii) economic conditions that generally affect the semiconductor industry, except to the extent such economic conditions have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (iv) the failure, in and of itself, of the Company to meet securities analysts’ published projections of earnings, results of operations or revenues or internal projections of earnings, results of operations or revenues Made Available to Parent (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (v) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in GAAP or other accounting standards (or the interpretation thereof), except in each case to the extent such changes have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (vi) changes after the date of the Agreement in political conditions, except in each case to the extent such changes or acts have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Agreement, except in each case to the extent such events or conditions have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (viii) losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to (A) the execution, delivery, announcement or pendency of the Agreement, (B) the identity of Parent or any of its Subsidiaries or (C) any written communication by Parent or any of its Subsidiaries to any of the customers, suppliers, distributors, business partners or employees of the Acquired Companies regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies following the Effective Time; (ix) the costs incurred by the Company in pursuing or defending any litigation that the Company is required to pursue or defend in order to comply with its obligations under Section 4.3(e) or Section 5.8 of the Agreement; (x) any stockholder class action or derivative litigation commenced against the Company after the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; or (xi) a failure by the Company to take a specifically identified action that is prohibited by the terms of clause “(v)(A),” “(vi),” “(vii),” “(x),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)(B)” or “(xxiii)” of Section 4.2(b) of the Agreement where (A) the Company requested, in writing, permission from Parent to take such specifically identified action and (B) Parent unreasonably withheld its consent to the taking of such action. No reduction or other adverse change in the Acquired Companies’ business, condition (financial or otherwise), operation or results of operations that results directly from the historical facts listed in Part 1.02 of the Disclosure Schedule shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur.

“Maximum Premium” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals of the Agreement.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5 of the Agreement.

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

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“Open Source Software” means software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or nominal charge.

“Order” means any order, writ, injunction, judgment or decree.

“Out of the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price for the Company Common Stock subject to such Company Option that is equal to or greater than the Price Per Share.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent Common Share” means a common share, $0.002 par value per share, of Parent

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

“Parent Plans” has the meaning assigned to such term in Section 5.6(b).

“Parent Related Party” has the meaning assigned to such term in Section 8.3(g) of the Agreement.

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Shares, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Shares are then traded.

“Paying Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Payment Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence: (a) liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith, and for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Permitted Settlement” means a settlement by an Acquired Company of any pending lawsuit prior to the Closing that: (a) provides for the payment by such Acquired Company of money damages of less than $200,000 and no other relief of any nature; (b) includes a complete and unconditional release by all plaintiffs and all

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related parties in favor of the Acquired Companies and their respective current and future Affiliates, Representatives, successors and assigns from all liabilities and obligations with respect to the claims at issue in such lawsuit; and (c) does not involve a finding or admission of any wrongdoing on the part of any Acquired Company or any of its Representatives or current or future Affiliates.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning assigned to such term in Section 4.1(a) of the Agreement.

“Price Per Share” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Protected Information” means any information that: (a) relates to an identified or identifiable individual or device used by an individual; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) any Acquired Company receives from or on behalf of any individual customer of such Acquired Company; (d) is covered by the PCI DSS; (e) is subject to a confidentiality obligation or in which any Acquired Company has Intellectual Property Rights; or (f) is derived from Protected Information.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Recommendation Change Notice” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.22 of the Agreement.

“Reverse Termination Fee” has the meaning assigned to such term in Section 8.3(e) of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sexual Misconduct Allegation” has the meaning assigned to such term in Section 2.16(g) of the Agreement.

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“Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Source Material” means, collectively, any Software or integrated-circuit, hardware, or component design or programming materials, or related documentation, expressed in source code or other human-readable form, and any elements of design or programming in netlist, hardware description language, or photomask form, including any design databases, GDSII files and circuit schematics and simulations.

A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Section 6.6 or Section 7.5 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by a Specified Governmental Body under the DPA, the HSR Act or any other applicable Antitrust Law, any of the conditions set forth in Section 6.7, Section 6.8 or Section 7.6 of the Agreement is not satisfied and has not been waived.

“Specified Equity Date” has the meaning assigned to such term in Section 2.3(a).

“Specified Governmental Body” means any Governmental Body that has jurisdiction over (a) the Company, Parent, Merger Sub or any of their respective Significant Subsidiaries, (b) any business or asset of any Acquired Company that is material to the Acquired Companies, taken as a whole or (c) any business or asset of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole. For the avoidance of doubt, any Person exercising authority under the DPA, including the President of the United States, shall be deemed a “Specified Governmental Body.”

“Specified Representations” means the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b) (other than clauses “(F)” through “(K)”), 2.3(d), 2.5(a), 2.20, 2.21, 2.22, 2.24 and 2.25 of the Agreement.

“Standards Organization” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, at least 80% of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a result of a material breach of Section 4.3 or Section 5.2 of the Agreement; (b) is not subject to a financing contingency; and (c) is on terms and conditions that the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel and the likelihood and timing of consummation of the transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

“Support Agreement” has the meaning assigned to such term in the recitals of the Agreement.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

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“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local, foreign or other tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, customs duty, or other levy, assessment, tariff, or charge, in each case in the nature of a tax), including any interest, penalty or addition thereto, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” has the meaning assigned to such term in Section 8.3(b) of the Agreement.

A “Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have: (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company’s board of directors (or any committee thereof) or any director of the Company makes any public statement or takes any other action that is publicly disclosed by or on behalf of the Company, the Company’s board of directors (or such committee) or such director and that clearly indicates that the Company’s board of directors (or such committee) or such director no longer supports the Merger or the adoption of this Agreement by the Company’s stockholders or does not believe that the Merger is fair to and in the best interests of the Company’s stockholders; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) the Company’s board of directors shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation, or shall have failed to unanimously and publicly reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within 10 Business Days (or, if earlier, prior to the date of the Company Stockholders’ Meeting) after Parent requests in writing that the Company Board Recommendation or such determination be reaffirmed publicly; (e) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and unanimously reaffirming the Company Board Recommendation; (f) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that (i) unanimously reaffirms the Company Board Recommendation within 10 Business Days (or, if earlier, prior to the date of the Company Stockholders’ Meeting) after such Acquisition Proposal is publicly announced and (ii) clearly states the opposition of the Company and the Company’s board of directors to such Acquisition Proposal; or (g) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have materially breached any of the provisions set forth in Section 4.3 or Section 5.2.

“U.S. Export and Import Law” means any U.S. Legal Requirement regulating exports, re-export, deemed (re)export, transfer or imports to or from the United States of goods, services, software or technical data from the United States, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC, the Tariff Act of 1930 and the Trade Act of 1974.

The Company’s board of directors shall be deemed to have made a “unanimous” determination or to have acted “unanimously” in adopting resolutions with respect to any matter if: (a) each of the members of the

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Company’s board of directors who votes on such matter has voted in favor of such matter; and (b) none of the members of the Company’s board of directors has abstained from voting on such matter.

“Uncertificated Shares” has the meaning assigned to such term in Section 1.6 of the Agreement.

“WARN Act” has the meaning assigned to such term in Section 2.16(e) of the Agreement.

“Warrants” means the warrants to purchase shares of Company Common Stock that are identified in Part 1.01 of the Disclosure Schedule.

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EXHIBIT B

PERSONS ENTERING INTO SUPPORT AGREEMENTS AND NONCOMPETITION AGREEMENTS

PART 1 - PERSONS ENTERING INTO SUPPORT AGREEMENTS:

Faraj Aalaei

Lip-Bu Tan

WRV II, L.P.

Walden Riverwood Ventures, L.P.

Lindenwood Trust dated 8/13/2014

Dena Aalaei 2007 Irrevocable Trust

Monjeri Investment

A&E Investments, LLC

Joint Stock Company “RUSNANO”

PART 2 - PERSONS ENTERING INTO NONCOMPETITION AGREEMENTS:

Faraj Aalaei

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EXHIBIT C

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUANTIA CORP.

ARTICLE I

The name of the Corporation is: Aquantia Corp. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is: Corporation Service Company.

ARTICLE III

The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

1. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.0001 par value per share (the “Common Stock”).

2. Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

ARTICLE V

Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

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ARTICLE VI

In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board.

ARTICLE VII

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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Annex B

745 Seventh Avenue
New York, NY 10019
United States

May 6, 2019

Board of Directors

Aquantia Corp.

105 E. Tasman Drive

San Jose, CA 95134

Members of the Board of Directors:

We understand that Aquantia Corp., a Delaware corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”) and Antigua Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Marvell (the “Merger Sub”), pursuant to which (i) Merger Sub would merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Marvell and (ii) at the Effective Time (as defined in the Agreement (as defined below)), each share of common stock of the Company, $0.00001 par value per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in the Agreement) or the shares of Company Common Stock (X) owned by Marvell or any wholly owned subsidiary of Marvell or the Company or (Y) held in the treasury of the Company) shall be converted into the right to receive an amount equal to $13.25 in cash, without interest thereon (the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated on or about May 6, 2019 by and among Marvell, Merger Sub and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of May 6, 2019, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and December 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Management Projections”); (4) published estimates of independent research analysts with respect to the future financial performance of the Company (“Company Research Estimates”); (5) a trading history of the Company’s common stock from

November 3, 2017 to May 3, 2019; (6) a comparison of the historical financial results and present financial condition of the Company and certain multiples of financial metrics based on the financial metrics of the Company with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (8) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company; and (9) a draft of the Company’s press release, to be issued May 6, 2019, regarding financial results for the fiscal quarter ended March 31, 2019. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition, upon the advice of the Company, we have assumed that the Company Research Estimates are a reasonable basis upon which to further evaluate the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Marvell in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) we acted as an underwriter in the Company’s initial public offering in November 2017; and (ii) we are a lender in Marvell’s existing revolving credit facility, for which, in each case, we received customary fees.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Marvell for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1)

Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the Record Date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to §251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the Record Date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a Record Date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the Record Date shall be such effective date. If no Record Date is fixed and the notice is given prior to the effective date, the Record Date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0000424751_1 R1.0.1.18 AQUANTIA CORP 91 EAST TASMAN DRIVE, SUITE 100 SAN JOSE, CALIFORNIA 95134 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [-] 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [-] 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1 To adopt the Agreement and Plan of Merger, dated as of May 6, 2019 (the “Merger Agreement”), by and among Marvell Technology Group Ltd., a Bermuda exempted company (“Parent”), Antigua Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent, and Aquantia Corp. (“Aquantia”)(the “Merger Agreement Proposal”). 2 To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Aquantia’s named executive officers in connection with the completion of the merger contemplated by the Merger Agreement (the “Compensation Proposal”). 3 To adjourn the Special Meeting of Aquantia Stockholders (the “Special Meeting”), if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000424751_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com AQUANTIA CORP. Special Meeting of Stockholders [-], 2019 [-] AM This proxy is solicited on behalf of the Board of Directors of Aquantia Corp. The stockholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AQUANTIA CORP. that the stockholder(s) are entitled to vote at the Special Meeting of stockholder(s) on [-], 2019, at [-], and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will have the same effect as voting “against” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side